As filed with the Securities and Exchange Commission on January 14, 2010      Registration No. 333-164107

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Pre-Effective
Amendment No. 1 on
FORM S-1/A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ZST DIGITAL NETWORKS, INC.
(Name of Registrant as Specified in Its Charter)

Delaware	3663	20-8057756
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification No.)

206 Tongbo Street, Boyaxicheng Second Floor
Zhengzhou City, Henan Province
People’s Republic of China 450007
(86) 371-6771-6850
(Address and Telephone Number of Principal Executive Offices)

Corporation Service Company
2711 Centerville Road
Suite 400
Wilmington, DE 19808
(800) 222-2122
(Name, Address and Telephone Number of Agent for Service)

Copies to:
Thomas J. Poletti, Esq.
Ayla A. Nazli, Esq.
K&L Gates LLP
10100 Santa Monica Blvd., 7 th Floor
Los Angeles, CA 90067
Telephone (310) 552-5000
Facsimile (310) 552-5001

Approximate Date of Proposed Sale to the Public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

			Proposed	Proposed
			Maximum	Maximum	Amount of
Title of Each Class of	Amount to Be		Offering Price	Aggregate	Registration
Securities to Be Registered	Registered (1)		Per Share (2)	Offering Price (2)	Fee
Common Stock, $0.0001 par value per share	1,086,400	(3)	$7.78	$8,452,192	$602.64

Total Registration Fee					$602.64	(4)

(1)
In accordance with Rule 416(a), the Registrant is also registering hereunder an indeterminate number of additional shares of common stock that shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
Estimated pursuant to Rule 457(c) of the Securities Act of 1933, as amended, solely for the purpose of computing the amount of the registration fee based on the average of the high and low sales prices reported on the NASDAQ Global Market on December 29, 2009.

(3)	Represents shares of the Registrant’s common stock being registered for resale that have been issued to the selling stockholders named in the prospectus or prospectus supplement.

(4)	This amount has been previously paid.

The Registrant amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	Subject to Completion	January 14, 2010

1,086,400 Shares

ZST DIGITAL NETWORKS, INC.

Common Stock

This prospectus relates to the resale by the selling stockholders of up to 1,086,400 shares of our common stock. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. We will not receive any proceeds from the sales by the selling stockholders. The selling stockholders named herein may be deemed underwriters of the shares of common stock which they are offering.

Our shares of common stock are traded on the NASDAQ Global Market under the ticker symbol “ZSTN.”  On January 7, 2010, the closing sales price for our common stock on the NASDAQ Global Market was $10.09 per share.

The selling stockholders holding an aggregate of 1,086,400 shares of common stock offered through this prospectus have agreed not sell any of the shares until six (6) months after our common stock began to be listed on the NASDAQ Global Market.

Investing in our common stock involves a high degree of risk.  Before buying any shares, you should carefully read the discussion of material risks of investing in our common stock in “Risk Factors” beginning on page 7 of this prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of anyone’s investment in these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is __________________, 2010

Please read this prospectus carefully. It describes our business, our financial condition and results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision.

You should rely only on information contained in this prospectus. We have not authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

PROSPECTUS SUMMARY

Because this is only a summary, it does not contain all of the information that may be important to you. You should carefully read the more detailed information contained in this prospectus, including our financial statements and related notes. Our business involves significant risks. You should carefully consider the information under the heading “Risk Factors” beginning on page 7. Unless otherwise indicated, all share and per share information gives effect to the conversion of all of our outstanding shares of Series A Convertible Preferred Stock into shares of our common stock (the “Series A Conversion”).

As used in this prospectus, unless otherwise indicated, the terms “we”, “our”, “us”, “Company” and “ZST” refer to ZST Digital Networks, Inc., a Delaware corporation, formerly known as SRKP 18, Inc. (“SRKP 18”), its wholly-owned subsidiary, World Orient Universal Limited, a company organized in the British Virgin Islands (“World Orient”), its wholly-owned subsidiary, Global Asia Universal Limited, a company organized in the British Virgin Islands (“Global Asia”), its wholly-owned subsidiary, Everfair Technologies, Ltd., a company organized in Hong Kong (“Everfair”), and its wholly-owned subsidiary, Zhengzhou Shenyang Technology Company Limited, a company organized in the People’s Republic of China (“Zhengzhou ZST”). “China” or “PRC” refers to the People’s Republic of China. “RMB” or “Renminbi” refers to the legal currency of China and “$” or “U.S. Dollars” refers to the legal currency of the United States.

ZST Digital Networks, Inc.

We are principally engaged in supplying digital and optical network equipment to cable system operators in the Henan Province of China. We have developed a line of internet protocol television (“IPTV”) set-top boxes that are used to provide bundled cable television, Internet and telephone services to residential and commercial customers. We have assisted in the installation and construction of over 400 local cable networks covering more than 90 municipal districts, counties, townships, and enterprises. Our services and products have been recognized with various certifications, including “integrated computer information system qualification class III” issued by the Ministry of Industry Information, “communication user cable construction enterprise qualification” issued by the Henan Province Administration of Communication, “Henan Province Security Technology Prevention Engineering Qualification Class III”, a certificate of “ISO9001: 2000 Quality System Authentication”, and “Double High” certification, high-tech product and high-tech enterprise issued by the Henan Province government.

At present, our main clients are broadcasting TV bureaus and cable network operators serving various cities and counties. We have over 30 main customers, including the broadcasting TV bureaus and cable network operators of the cities of Nanyang, Mengzhou, Xuchang, Pingdingshan, Kaifeng, Zhoukou and Gongyi, and the counties of Yuanyang, Luoning, Neihuang, Yinyang, Xixia, Kaifeng, Nanzhao, and Gushi.

In the near future, we plan to joint venture with cable network operators to provide bundled television programming, Internet and telephone services to residential customers in cities and counties located in the Henan Province of China. In addition, we are currently in the process of establishing a partnership with China Unicom, a wireless network provider, in connection with the Company’s development and sale of its GPS tracking units. In March 2009, the Company entered into a network access right agreement with the Henan Subsidiary of China Unicom that allows the Company to use the China Unicom wireless network for providing GPS location and tracking services to third parties. In the near future, the Company intends to negotiate a reseller agreement with the Henan Subsidiary of China Unicom whereby GPS tracking units supplied by the Company would be sold in the Henan Subsidiary of China Unicom retail stores, with the Company receiving a share of subscriber revenue collected by the Henan Subsidiary of China Unicom.

Corporate Information

We were incorporated in the State of Delaware on December 7, 2006. We were originally organized as a “blank check” shell company to investigate and acquire a target company or business seeking the perceived advantages of being a publicly held corporation.

On January 9, 2009, we closed a share exchange transaction pursuant to which we (i) issued 806,408 shares of our common stock to acquire 100% equity ownership of World Orient, (ii) assumed the operations of World Orient and its subsidiaries, including Zhengzhou ZST, and (iii) changed our name from SRKP 18, Inc. to ZST Digital Networks, Inc.

Our corporate offices are located at 206 Tongbo Street, Boyaxicheng Second Floor, Zhengzhou City, Henan Province, People’s Republic of China 450007. Our telephone number is (86) 371-6771-6850.

We are a reporting company under Section 13 of the Securities Exchange Act of 1934, as amended. Our shares of common stock are traded on the NASDAQ Global Market under the ticker symbol “ZSTN.”  On January 7, 2010, the closing sales price for our common stock on the NASDAQ Global Market was $10.09 per share.

Recent Events

Reverse Stock Split

On October 6, 2009, we effected a 1-for-2.461538462 reverse stock split of all of our issued and outstanding shares of common stock and Series A Convertible Preferred Stock (the “Reverse Stock Split”) by filing an amendment to our Certificate of Incorporation with the Secretary of State of Delaware. The par value and number of authorized shares of our common stock and Series A Convertible Preferred Stock remained unchanged. The number of shares and per share amounts included in the consolidated financial statements and the accompanying notes included in the F- section have been adjusted to reflect the Reverse Stock Split retroactively. Unless otherwise indicated, all references to number of shares, per share amounts and earnings per share information contained in this prospectus give effect to the Reverse Stock Split.

Share Exchange

On December 11, 2008, we entered into a share exchange agreement, as amended on January 9, 2009 (the “Exchange Agreement”), with World Orient and its stockholders, pursuant to which the stockholders would transfer all of the issued and outstanding shares of World Orient to the Company in exchange for 806,408 shares of our common stock (the “Share Exchange”). On January 9, 2009, the Share Exchange closed and World Orient became our wholly-owned subsidiary and we immediately changed our name from “SRKP 18, Inc.” to “ZST Digital Networks, Inc.” A total of 806,408 shares were issued to the former stockholders of World Orient.

Purchase Right

On January 14, 2009, Zhong Bo, our Chief Executive Officer and Chairman of the Board, Wu Dexiu, Huang Jiankang, Sun Hui and Li Yuting (the “ZST Management”) each entered into a Common Stock Purchase Agreement pursuant to which the Company issued and the ZST Management agreed to purchase an aggregate of 5,090,315 shares of our common stock at a per share purchase price of $0.6907 (the “Purchase Right”). The purchase price for the shares was paid in full on May 25, 2009. Each of the stockholders and warrantholders of the Company prior to the Share Exchange agreed to cancel 0.3317 shares of common stock and warrants to purchase 0.5328 shares of common stock held by each of them for each one (1) share of common stock purchased by the ZST Management pursuant to the Purchase Right (the “Share and Warrant Cancellation”). Pursuant to the Share and Warrant Cancellation, an aggregate of 1,688,532 shares of common stock and warrants to purchase 2,712,283 shares of common stock held by certain of our stockholders and warrantholders prior to the Share Exchange were cancelled.

Private Placement

On May 5, 2009, we completed the final closing in a series of five closings beginning January 9, 2009 of a private placement transaction (the “Private Placement”). Pursuant to subscription agreements entered into with the investors, we sold an aggregate of 1,263,723 shares of Series A Convertible Preferred Stock at $3.94 per share. As a result, we received gross proceeds in the amount of approximately $4.98 million. As of the date of this prospectus, the conversion price of the Series A Convertible Preferred Stock is equal to $3.94.  See “Description of Securities — Preferred Stock” on page 58 for a more complete description of our Series A Convertible Preferred Stock.

Restructuring

Our BVI subsidiary, World Orient, its wholly-owned BVI subsidiary, Global Asia, and Global Asia’s wholly-owned Hong Kong subsidiary, Everfair, were owned by non-PRC individuals. Everfair obtained all the equity interests of Zhengzhou ZST further to an Equity Purchase Agreement dated October 10, 2008 (the “Equity Purchase Agreement”) by and among Everfair, Zhong Bo, our Chief Executive Officer and Chairman of the Board, Wu Dexiu, Huang Jiankang, Sun Hui and Li Yuting (the “ZST Management”).

The corporate structure of the Company is illustrated as follows:

Following the full exercise of the Purchase Right and Share and Warrant Cancellation, Mr. Zhong beneficially owned approximately 59.87% of our outstanding common stock (after giving effect to the Series A Conversion). See “Risk Factors” beginning on page 7 for a more complete description of the aforementioned restructuring and risks associated therewith.

Public Offering

In October 2009, we completed a public offering consisting of 3,125,000 shares of our common stock.  Rodman & Renshaw, LLC (“Rodman”) and WestPark Capital, Inc. (“WestPark” and together with Rodman, the “Underwriters”) acted as co-underwriters in the public offering.  Our shares of common stock were sold to the public at a price of $8.00 per share, for gross proceeds of $25 million.  Compensation for the Underwriters’ services included discounts and commissions of $1,875,000, a $250,000 non-accountable expense allowance, roadshow expenses of approximately $10,000, and legal counsel fees (excluding blue sky fees) of $40,000.  The Underwriters also received warrants to purchase an aggregate of 156,250 shares of our common stock at an exercise price of $10.00 per share.  The warrants, which have a term of five years, are not exercisable until at least one year from the date of issuance.  The warrants also carry registration rights.

THE OFFERING

Common stock offered by selling stockholders	1,086,400 shares

Common stock outstanding	11,650,442 shares (1)

Use of proceeds	We will not receive any proceeds from the sale of the common stock by the selling stockholders.

Risk factors
Investing in these securities involves a high degree of risk. As an investor you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 7.

(1)
Based on 11,650,442 shares of common stock issued and outstanding as of the date of this prospectus.  Excludes 156,250 shares of common stock that are issuable upon the exercise of outstanding warrants.

The selling stockholders holding an aggregate of 1,086,400 shares of common stock have agreed not to sell any of these shares until six (6) months after our common stock began to be listed on the NASDAQ Global Market.

SUMMARY FINANCIAL DATA

The following summary financial information contains consolidated statement of operations data for the nine months ended September 30, 2009 and 2008 (unaudited) and for each of the years in the five-year period ended December 31, 2008 and the consolidated balance sheet data as of September 30, 2009 and year-end for each of the years in the five-year period ended December 31, 2008. The consolidated statement of operations data and balance sheet data were derived from the audited consolidated financial statements, except for data for the nine months ended and as of September 30, 2009 and 2008 and the years ended and as of December 31, 2005 and 2004. Such financial data should be read in conjunction with the consolidated financial statements and the notes to the consolidated financial statements starting on page F-1 and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Consolidated Statements of Operations (U.S. Dollars in Thousands)

					For the Year
	For the Nine Months Ended				Ended
	September 30,				December 31,
	2009	2008	2008	2007	2006	2005	2004
	(unaudited)	(unaudited)				(unaudited)	(unaudited)

Revenue	$70,067	40,987	$55,431	$28,717	$5,650	$2,129	$1,585
Cost of goods sold	58,774	33,563	45,594	23,221	4,478	1,501	1,325
Gross Profit	11,293	7,424	9,837	5,496	1,172	628	260

Operating Costs and Expenses
Selling expenses	35	107	146	3	19	57	144
Depreciation	28	34	21	44	42	26	42
General and administrative	725	614	1,006	715	230	-	374
Merger cost	567	—	-	-	-	-	-
Research and development	109	—	-	89	-	304	-
Total operating costs and expenses	1,464	755	1,173	851	291	387	560
Income from operations	9,829	6,669	8,664	4,645	881	241	(300)

Other income (expenses)
Gain on disposal of assets	—	—	(11)	-	48	-	-
Interest income	44	15	10	3	-	44	-
Interest expense	(141)	(261)	(339)	(196)	(12)	(7)	-
Imputed interest	(31)	(49)	(71)	(70)	(20)	-	-
Sundry income (expense), net	(7)	(1)	(11)	-	55	-	(2)
Total other income (expenses)	(135)	(296)	(422)	(263)	71	37	(2)

Income before income taxes	9,694	6,373	8,242	4,382	952	278	(302)
Income taxes	(2,594)	(1,566)	(2,133)	(1,515)	(314)	(92)	-

Net income	$7,100	4,807	$6,109	$2,867	$638	$186	$(302)

Basic earnings per share	$1.01	0.82	$1.04	$0.49	$0.11	$0.03	$(0.05)

Weighted average shares outstanding, basic	7,056,103	5,896,723	5,896,723	5,896,723	5,896,723	5,896,723	5,896,723

Diluted earnings per share	$0.86	0.82	$1.04	$0.49	$0.11	$0.03	$(0.05)

Weighted average shares outstanding, diluted	8,265,403	5,896,723	5,896,723	5,896,723	5,896,723	5,896,723	5,896,723

Consolidated Balance Sheets (U.S. Dollars in Thousands)

	September 30,	September 30,	December 31,	December 31,	December 31,	December 31,	December 31,
	2009	2008	2008	2007	2006	2005	2004
	(unaudited)	(unaudited)				(unaudited)	(unaudited)
Total current assets	$32,028	19,722	$17,270	$16,918	$8,069	$3,103	$3,055
Total assets	32,980	19,743	17,304	16,980	8,150	4,189	3,788
Total current liabilities	10,666	12,108	8,321	14,413	6,381	1,786	1,884
Total liabilities	10,666	12,108	8,321	14,413	6,381	2,042	1,885
Total stockholders' equity	22,314	7,635	8,983	2,567	1,769	2,147	1,903

RISK FACTORS

Any investment in our common stock involves a high degree of risk.  Investors should carefully consider the risks described below and all of the information contained in this prospectus before deciding whether to purchase our common stock.  Our business, financial condition or results of operations could be materially adversely affected by these risks if any of them actually occur.  The trading price could decline due to any of these risks, and an investor may lose all or part of his investment.  Some of these factors have affected our financial condition and operating results in the past or are currently affecting our company.  This prospectus also contains forward-looking statements that involve risks and uncertainties.  Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks we face as described below and elsewhere in this prospectus.

Risks Related to Our Operations

We derive substantially all of our revenues from sales in the PRC and any downturn in the Chinese economy could have a material adverse effect on our business and financial condition.

Substantially all of our revenues are generated from sales in the PRC. We anticipate that revenues from sales of our products in the PRC will continue to represent the substantial portion of our total revenues in the near future. Our sales and earnings can also be affected by changes in the general economy since purchases of cable television services are generally discretionary for consumers. Our success is influenced by a number of economic factors which affect disposable consumer income, such as employment levels, business conditions, interest rates, oil and gas prices and taxation rates. Adverse changes in these economic factors, among others, may restrict consumer spending, thereby negatively affecting our sales and profitability.

We are and will continue to be subject to rapidly declining average selling prices, which may harm our results of operations.

Set-top boxes and networking products such as those we offer are often subject to declines in average selling prices due to rapidly evolving technologies, industry standards and consumer preferences. These products are also subject to rapid technological changes which often cause product obsolescence. Companies within our industry are continuously developing new products with heightened performance and functionality. This puts pricing pressure on existing products and constantly threatens to make them, or causes them to be, obsolete. Our typical product’s life cycle is short, typically generating lower average selling prices as the cycle matures. If we fail to accurately anticipate the introduction of new technologies, we may possess significant amounts of obsolete inventory that can only be sold at substantially lower prices and profit margins than we anticipated. In addition, if we fail to accurately anticipate the introduction of new technologies, we may be unable to compete effectively due to our failure to offer products most demanded by the marketplace. If any of these failures occur, our sales, profit margins and profitability will be adversely affected.

In addition, network systems operators expect suppliers, such as our Company, to cut their costs and lower the price of their products to lessen the negative impact on their own profit margins. As a result, we have previously reduced the price of some of our products and expect to continue to face market-driven downward pricing pressures in the future. Our results of operations will suffer if we are unable to offset any declines in the average selling prices of our products by developing new or enhanced products with higher selling prices or gross profit margins, increasing our sales volumes or reducing our production costs.

If we do not correctly forecast demand for our products, we could have costly excess production or inventories and we may not be able to secure sufficient or cost effective quantities of our products or production materials and our revenues, cost of revenues and financial condition could be adversely affected.

The demand for our products depends on many factors, including pricing and inventory levels, and is difficult to forecast due in part to variations in economic conditions, changes in consumer and business preferences, relatively short product life cycles, changes in competition, seasonality and reliance on key third party carriers. It is particularly difficult to forecast demand by individual product. Significant unanticipated fluctuations in demand, the timing and disclosure of new product releases or the timing of key sales orders could result in costly excess production or inventories or the inability to secure sufficient, cost-effective quantities of our products or production materials. These inventory risks are particularly acute during end product transitions in which a new generation of set-top boxes is being deployed and inventory of older generation set-top boxes is at a higher risk of obsolescence. Furthermore, because of the competitive nature of the set-top box business and the short-term nature of our purchase orders, we could in the future be required to reduce the average selling-prices of our set-top boxes, which in turn would adversely affect our gross margins and profitability. This could adversely impact our revenues, cost of revenues and financial condition.

We depend on sales of set-top boxes for a substantial portion of our revenue, and if sales of our set-top boxes decline or we are not able to penetrate new markets for set-up boxes, our business and financial position will suffer.

The substantial portion of our revenues consists primarily of sales of our set-top boxes. In addition, we currently derive, and expect to continue to derive in the near term, revenue from sales of our set-top boxes to a limited number of customers. Continued market acceptance of our set-top boxes is critical to our future success. If we are not able to expand sales of our set-top boxes to other providers of digital television, our growth prospects will be limited, and our revenues will be substantially impacted.

Our set-up boxes were initially designed for, and have been deployed mostly by, providers of cable-delivered digital television. To date, we have not made any sales of our set-top boxes to direct-to-home satellite providers. In addition, the set-top box market is highly competitive and we expect competition to intensify in the future. In particular, we believe that most set-top boxes are sold by a small number of well entrenched competitors who have long-standing relationships with direct-to-home satellite providers. This competition may make it more difficult for us to sell home satellite set-top boxes, and may result in pricing pressure, small profit margins, high sales and marketing expenses and failure to obtain market share, any of which could likely seriously harm our business, operating results and financial condition.

Our business may suffer if cable television operators, who currently comprise our customer base, do not compete successfully with existing and emerging alternative platforms for delivering digital television, including terrestrial networks, internet protocol television and direct-to-home satellite service providers.

Our existing customers are cable television operators, which compete with direct-to-home satellite video providers and terrestrial broadcasters for the same pool of viewers. As technologies develop, other means of delivering information and entertainment to television viewers are evolving. For example, some telecommunications companies are seeking to compete with terrestrial broadcasters, cable television network operators and direct-to-home satellite services by offering internet protocol television, which allows telecommunications companies to stream television programs through telephone lines or fiber optic lines. To the extent that the terrestrial television networks, telecommunications companies and direct-to-home satellite providers compete successfully against cable television networks services for viewers, the ability of our existing customer base to attract and retain subscribers may be adversely affected. As a result, demand for our set-top boxes could decline and we may not be able to sustain our current revenue levels.

Our products may contain errors or defects, which could result in the rejection of our products, damage to our reputation, lost revenues, diverted development resources and increased service costs, warranty claims and litigation.

Our products are complex and must meet stringent user requirements. In addition, we must develop our products to keep pace with the rapidly changing markets. Sophisticated products like ours are likely to contain undetected errors or defects, especially when first introduced or when new models or versions are released. Our products may not be free from errors or defects after commercial shipments have begun, which could result in the rejection of our products and jeopardize our relationship with carriers. End users may also reject or find issues with our products and have a right to return them even if the products are free from errors or defects. In either case, returns or quality issues could result in damage to our reputation, lost revenues, diverted development resources, increased customer service and support costs, and warranty claims and litigation which could harm our business, results of operations and financial condition.

We do not carry any business interruption insurance, products liability insurance or any other insurance policy. As a result, we may incur uninsured losses, increasing the possibility that you would lose your entire investment in our company.

We could be exposed to liabilities or other claims for which we would have no insurance protection. We do not currently maintain any business interruption insurance, products liability insurance, or any other comprehensive insurance policy. As a result, we may incur uninsured liabilities and losses as a result of the conduct of our business. There can be no guarantee that we will be able to obtain additional insurance coverage in the future, and even if we are able to obtain additional coverage, we may not carry sufficient insurance coverage to satisfy potential claims. Should uninsured losses occur, any purchasers of our common stock could lose their entire investment.

Because we do not carry products liability insurance, a failure of any of the products marketed by us may subject us to the risk of product liability claims and litigation arising from injuries allegedly caused by the improper functioning or design of our products. We cannot assure that we will have enough funds to defend or pay for liabilities arising out of a products liability claim. To the extent we incur any product liability or other litigation losses, our expenses could materially increase substantially. There can be no assurance that we will have sufficient funds to pay for such expenses, which could end our operations and you would lose your entire investment.

We intend to make significant investments in new products and services that may not be profitable.

Companies in our industry are under pressure to develop new designs and product innovations to support changing consumer tastes and regulatory requirements. To date, we have engaged in modest research and development activities and much of our expenditures on research and development have been reimbursed by the local government. However, we believe that substantial additional research and development activities are necessary to allow us to offer technologically-advanced products to serve a broader array of customers. We expect that our research and development budget will substantially increase as the scope of our operations expands and as we have access to additional working capital to fund these activities. However, research and development and investments in new technology are inherently speculative and commercial success depends on many factors including technological innovation, novelty, service and support, and effective sales and marketing. We may not achieve significant revenue from new product and service investments for a number of years, if at all. Moreover, new products and services may not be profitable, and even if they are profitable, operating margins for new products and businesses may be minimal.

We are subject to intense competition in the industry in which we operate, which could cause material reductions in the selling price of our products or losses of our market share.

The market for set-top boxes and networking products is highly competitive, especially with respect to pricing and the introduction of new products and features. Our products compete primarily on the basis of:

•	reliability;

•	brand recognition;

•	quality;

•	price;

•	design; and

•	quality service and support to retailers and our customers.

Currently, there are many significant competitors in the set-top box business including several established companies who have sold set-top boxes to major cable operators for many years. These competitors include companies such as Motorola, Cisco Systems, and Pace. In addition, a number of rapidly growing companies have recently entered the market, many of them with set-top box offerings similar to our existing set-top box products. We also expect additional competition in the future from new and existing companies who do not currently compete in the market for set-top boxes. As the set-top box business evolves, our current and potential competitors may establish cooperative relationships among themselves or with third parties, including software and hardware companies that could acquire significant market share, which could adversely affect our business. We also face competition from set-top boxes that have been internally developed by digital video providers.

In recent years, we and many of our competitors, have regularly lowered prices, and we expect these pricing pressures to continue. If these pricing pressures are not mitigated by increases in volume, cost reductions from our supplier or changes in product mix, our revenues and profits could be substantially reduced. As compared to us, many of our competitors have:

•	significantly longer operating histories;

•	significantly greater managerial, financial, marketing, technical and other competitive resources; and

•	greater brand recognition.

As a result, our competitors may be able to:

•	adapt more quickly to new or emerging technologies and changes in customer requirements;

•	devote greater resources to the promotion and sale of their products and services; and

•	respond more effectively to pricing pressures.

These factors could materially adversely affect our operations and financial condition. In addition, competition could increase if:

•	new companies enter the market;

•	existing competitors expand their product mix; or

•	we expand into new markets.

An increase in competition could result in material price reductions or loss of our market share.

Changes in existing technologies or the emergence of new products or technologies could significantly harm our business.

Our businesses change rapidly as new technologies are developed. These new technologies may cause our services and products to become obsolete. Changes in existing technologies could also cause demand for our products and services to decline. For example, if changes in technology allow digital television subscribers to use devices such as personal computers, cable ready televisions and network based digital video recording services in place of set-top boxes, our customers may not need to purchase our set-top boxes to provide their digital television subscribers with digital video recording and other set-top box features. One or more new technologies also could be introduced that compete favorably with our set-top boxes or that cause our set-top boxes to no longer be of significant benefit to our customers.

We and our suppliers also may not be able to keep pace with technological developments. Alternatively, if the new technologies on which we intend to focus our research and development investments fail to achieve acceptance in the marketplace, we could suffer a material adverse effect on our future competitive position that could cause a reduction in our revenues and earnings. Our competitors could also obtain or develop proprietary technologies that are perceived by the market as being superior to ours. Further, after we have incurred substantial research and development costs, one or more of the technologies under development could become obsolete prior to its introduction. Finally, delays in the delivery of components or other unforeseen problems may occur that could materially and adversely affect our ability to generate revenue, offer new products and services and remain competitive.

Technological innovation is important to our success and depends, to a significant degree, on the work of technically skilled employees. Competition for the services of these types of employees is intense. We may not be able to attract and retain these employees. If we are unable to attract and maintain technically skilled employees, our competitive position could be materially and adversely affected.

The loss or significant reduction in business of any of our key customers could materially and adversely affect our revenues and earnings.

We are highly dependent upon sales of our products to certain of our customers. During our fiscal year ended December 31, 2008, Neihuang Radio & Television Bureau and Kaifeng Radio & Television Bureau each accounted for approximately 10% of our net revenues. During the fiscal year ended December 31, 2007, Nanyang Radio & Television Bureau, Mengzhou Radio & Television Bureau and Xuchang Radio & Television Bureau accounted for approximately 16%, 14% and 13%, respectively, of our net revenues. During the fiscal year December 31, 2006, Kaifeng Radio & Television Bureau, Xinye Radio & Television Bureau, Xuchang Radio & Television Bureau, Huaxian Radio & Television Bureau and Nanyang Radio & Television Bureau accounted for approximately 24%, 24%, 19%, 13% and 10%, respectively, of our net revenues. No other customer accounted for greater than 5% of our net revenues during these periods. All purchases of our products by customers are made through purchase orders and we do not have long-term contracts with any of our customers. The loss of Neihuang County Broadcasting Television Information Network Center and Henan Cable TV Network Group Co., Ltd. Kaifeng Branch, or any of our other customers to which we sell a significant amount of our products or any significant portion of orders from Cable TV Station of Pingdingshan and Cable TV Station of Nanyang, or such other customers or any material adverse change in the financial condition of such customers could negatively affect our revenues and decrease our earnings.

We cannot rely on long-term purchase orders or commitments to protect us from the negative financial effects of a decline in demand for our products. The limited certainty of product orders can make it difficult for us to forecast our sales and allocate our resources in a manner consistent with our actual sales. Moreover, our expense levels are based in part on our expectations of future sales and, if our expectations regarding future sales are inaccurate, we may be unable to reduce costs in a timely manner to adjust for sales shortfalls. Cancellations or reductions of customer orders could result in the loss of anticipated sales without allowing us sufficient time to reduce our inventory and operating expenses. Furthermore, because we depend on a small number of customers for the vast majority of our sales, the magnitude of the ramifications of these risks is greater than if our sales were less concentrated with a small number of customers. As a result of our lack of long-term purchase orders and purchase commitments we may experience a rapid decline in our sales and profitability.

In addition, there is a relatively small number of potential new customers for our set-top boxes and we expect this customer concentration to continue for the foreseeable future. Therefore, our operating results will likely continue to depend on sales to a relatively small number of customers, as well as the continued success of these customers. If we do not develop relationships with new customers, we may not be able to expand our customer base or maintain or increase our revenue.

We depend on a limited number of suppliers for components for our products. The inability to secure components for our products could reduce our revenues and adversely affect our relationship with our customers.

We rely on a limited number of suppliers for our component parts and raw materials. Although there are many suppliers for each of our component parts and raw materials, we are dependent on a limited number of suppliers for many of the significant components and raw materials. This reliance involves a number of significant potential risks, including:

•	lack of availability of materials and interruptions in delivery of components and raw materials from our suppliers;

•	manufacturing delays caused by such lack of availability or interruptions in delivery;

•	fluctuations in the quality and the price of components and raw materials, in particular due to the petroleum price impact on such materials; and

•	risks related to foreign operations.

We generally do not have any long-term or exclusive purchase commitments with any of our suppliers. Hangzhou Jingbao Electronic Ltd., Farway Electronics Factory and Henan Hui-ke Electronics Co., Ltd. are our largest suppliers of components for our products, each of which accounted for more than 10% of our purchases of components for our products for the fiscal year ended December 31, 2008 and the fiscal year ended December 31, 2007. In addition, Henan Hui-ke Electronics Co., Ltd., Shenzhen Jiuzhou Technology, Co. Ltd. and Hangzhou Jingbao Co., Ltd. each accounted for more than 10% of our purchases of components for our products for the nine months ended September 30, 2009.  Our failure to maintain existing relationships with our suppliers or to establish new relationships in the future could also negatively affect our ability to obtain our components and raw materials used in our products in a timely manner. If we are unable to obtain ample supply of products from our existing suppliers or alternative sources of supply, we may be unable to satisfy our customers’ orders which could materially and adversely affect our revenues and our relationship with our customers.

Certain disruptions in supply of and changes in the competitive environment for components and raw materials integral to our products may adversely affect our profitability.

We use a broad range of materials and supplies, including LCD components, ICs, flash memories, WiFi modules, GPS modules, capacitors, resistors, switches, connectors, batteries and other electronic components in our products. A significant disruption in the supply of these materials could decrease production and shipping levels, materially increase our operating costs and materially adversely affect our profit margins. Shortages of materials or interruptions in transportation systems, labor strikes, work stoppages, war, acts of terrorism or other interruptions to or difficulties in the employment of labor or transportation in the markets in which we purchase materials, components and supplies for the production of our products, in each case may adversely affect our ability to maintain production of our products and sustain profitability. If we were to experience a significant or prolonged shortage of critical components and raw materials from any of our suppliers and could not procure the components from other sources, we would be unable to meet our production schedules for some of our key products and to ship such products to our customers in a timely fashion, which would adversely affect our sales, margins and customer relations.

Substantial defaults by our customers on accounts receivable or the loss of significant customers could have a material adverse effect on our business.

A substantial portion of our working capital consists of accounts receivable from customers. If customers responsible for a significant amount of accounts receivable were to become insolvent or otherwise unable to pay for products and services, or to make payments in a timely manner, our business, results of operations or financial condition could be materially adversely affected. An economic or industry downturn could materially adversely affect the servicing of these accounts receivable, which could result in longer payment cycles, increased collection costs and defaults in excess of management’s expectations. A significant deterioration in our ability to collect on accounts receivable could also impact the cost or availability of financing available to us.

In addition, our business is characterized by long periods for collection from our customers and short periods for payment to our suppliers, the combination of which may cause us to have liquidity problems. We experience an average accounts settlement period ranging from one month to as high as four months from the time we sell our products to the time we receive payment from our customers. In contrast, we typically need to place certain deposits and advances with our suppliers on a portion of the purchase price in advance and for some suppliers we must maintain a deposit for future orders. Because our payment cycle is considerably shorter than our receivable cycle, we may experience working capital shortages. Working capital management, including prompt and diligent billing and collection, is an important factor in our results of operations and liquidity. We cannot assure you that system problems, industry trends or other issues will not extend our collection period, adversely impact our working capital.

Our operations would be materially adversely affected if third-party carriers were unable to transport our products on a timely basis.

All of our products are shipped through third party carriers. If a strike or other event prevented or disrupted these carriers from transporting our products, other carriers may be unavailable or may not have the capacity to deliver our products to our customers. If adequate third party sources to ship our products were unavailable at any time, our business would be materially adversely affected.

Our quarterly results may fluctuate because of many factors and, as a result, investors should not rely on quarterly operating results as indicative of future results.

Fluctuations in operating results or the failure of operating results to meet the expectations of public market analysts and investors may negatively impact the value of our securities. Quarterly operating results may fluctuate in the future due to a variety of factors that could affect revenues or expenses in any particular quarter. Fluctuations in quarterly operating results could cause the value of our securities to decline. Investors should not rely on quarter-to-quarter comparisons of results of operations as an indication of future performance. As a result of the factors listed below, it is possible that in future periods results of operations may be below the expectations of public market analysts and investors. This could cause the market price of our securities to decline. Factors that may affect our quarterly results include:

•	seasonal variations in operating results;

•	variations in the sales of our products to our significant customers;

•	the discretionary nature of our customers’ demands and spending patterns;

•	variations in manufacturing and supplier relationships;

•	fluctuation and unpredictability of costs related to the components and raw materials used to manufacture our products;

•
if we are unable to correctly anticipate and provide for inventory requirements from quarter to quarter, we may not have sufficient inventory to deliver our products to our customers in a timely fashion or we may have excess inventory that we are unable to sell;

•	competition from our competitors;

•	changes in market and economic conditions;

•	vulnerability of our business to a general economic downturn in China;

•	changes in the laws of the PRC that affect our operations; and

•	our ability to obtain necessary government certifications and/or licenses to conduct our business.

In addition, our quarterly operating results could be materially adversely affected by political instability, war, acts of terrorism or other disasters.

As a result of these and other factors, revenues for any quarter are subject to significant variation, which may adversely affect our results of operations and the market price for our common stock.

We depend upon a patent we license from a third party, Zhong Bo, our Chief Executive Officer and Chairman of the Board. The loss of this license, an increase in the costs of this license or Mr. Zhong’s failure to properly maintain or enforce the patent underlying such license may require us to suspend our operations until we obtain replacements and/or redesign our products.

We rely upon certain patents licensed from our Chief Executive Officer and Chairman of the Board, Zhong Bo, which gives us rights to third party intellectual property that is necessary or useful for our business.  On January 9, 2009, we entered into a patent license agreement with Mr. Zhong for the right to use such patent in the operation of our business.  In addition, we also applied to SIPO for the transfer of the patent to Zhengzhou ZST and SIPO accepted the application regarding the patent transfer to Zhengzhou ZST on December 31, 2008. The patent transfer to Zhengzhou ZST was approved on January 9, 2009.  Mr. Zhong did not receive any additional consideration for the transfer of the intellectual property rights to the Company, other than the execution of the patent license agreement being a condition to the closing of the Share Exchange.

We may also enter into additional licenses to third party intellectual property in the future. In addition, because we do not own any patents relating to our technologies, we do not have the right to defend perceived infringements of patents relating to such technologies. Thus, our success will depend in part on the ability and willingness of our licensors to obtain, maintain and enforce patent protection for our licensed intellectual property, in particular, those patents to which we have secured exclusive rights. Our licensors may not successfully prosecute the patent applications for the intellectual property we have licensed. Even if patents issue in respect of these patent applications, our licensors may fail to maintain these patents, may determine not to pursue litigation against other companies that are infringing these patents, or may pursue such litigation less aggressively than we would. Without protection for the intellectual property we license, other companies might be able to offer substantially identical products for sale, which could adversely affect our competitive business position and harm our business prospects.

Our ability to compete partly depends on the superiority, uniqueness and value of our technologies, including both internally developed technology and technology licensed from third parties. To protect our proprietary rights, we rely on a combination of trademark, patent, copyright and trade secret laws, confidentiality agreements with our employees and third parties, and protective contractual provisions. Despite our efforts to protect our intellectual property, any of the following occurrences may reduce the value of our intellectual property:

•	our applications for trademarks or patents may not be granted and, if granted, may be challenged or invalidated;

•	issued patents, copyrights and trademarks may not provide us with any competitive advantages;

•	our efforts to protect our intellectual property rights may not be effective in preventing misappropriation of our technology or dilution of our trademarks;

•	our efforts may not prevent the development and design by others of products or technologies similar to or competitive with, or superior to those that we develop; or

•	another party may obtain a blocking patent that would force us to either obtain a license or design around the patent to continue to offer the contested feature or service in our technologies.

We rely on trade secret protections through confidentiality agreements with our employees, customers and other parties; the breach of such agreements could adversely affect our business and results of operations.

We also rely on trade secrets, which we seek to protect, in part, through confidentiality and non-disclosure agreements with our employees, customers and other parties. There can be no assurance that these agreements will not be breached, that we would have adequate remedies for any such breach or that our trade secrets will not otherwise become known to or independently developed by competitors. To the extent that consultants, key employees or other third parties apply technological information independently developed by them or by others to our proposed projects, disputes may arise as to the proprietary rights to such information that may not be resolved in our favor. We may be involved from time to time in litigation to determine the enforceability, scope and validity of our proprietary rights. Any such litigation could result in substantial cost and diversion of effort by our management and technical personnel.

We intend to pursue future acquisitions. Our business may be adversely affected if we cannot consummate acquisitions on satisfactory terms, or if we cannot effectively integrate acquired operations.

Part of our growth strategy involves the acquisition of other companies. Any future growth through acquisitions will be partially dependent upon the availability of suitable acquisition candidates at favorable prices and upon advantageous terms and conditions. We intend to pursue acquisitions that we believe will present opportunities consistent with our overall business strategy. However, we may not be able to find suitable acquisition candidates to purchase or may be unable to acquire desired businesses or assets on economically acceptable terms. In addition, we may not be able to raise the capital necessary to fund future acquisitions. In addition, acquisitions involve risks that the businesses acquired will not perform in accordance with expectations and that business judgments concerning the value, strengths and weaknesses of businesses acquired will prove incorrect.

We regularly engage in discussions with respect to potential acquisition and investment opportunities. If we consummate an acquisition, our capitalization and results of operations may change significantly. Future acquisitions could likely result in the incurrence of additional debt and contingent liabilities and an increase in interest and amortization expenses or periodic impairment charges related to goodwill and other intangible assets as well as significant charges relating to integration costs.

In addition, we may not be able to successfully integrate any business we acquire into our existing business. The successful integration of new businesses depends on our ability to manage these new businesses and cut excess costs. The successful integration of future acquisitions may also require substantial attention from our senior management and the management of the acquired business, which could decrease the time that they have to service and attract customers and develop new products and services. In addition, because we may actively pursue a number of opportunities simultaneously, we may encounter unforeseen expenses, complications and delays, including difficulties in employing sufficient staff and maintaining operational and management oversight.

We may need additional capital to implement our current business strategy, which may not be available to us, and if we raise additional capital, it may dilute your ownership in us.

We currently depend on bank loans and net revenues to meet our short-term cash requirements. In order to grow revenues and sustain profitability, we will need additional capital. We recently completed a public offering of shares of common stock, and we may conduct additional financing transactions in the future.  Obtaining additional financing will be subject to a number of factors, including market conditions, our operating performance and investor sentiment. These factors may make the timing, amount, terms and conditions of additional financing unattractive to us. We cannot assure you that we will be able to obtain any additional financing. If we are unable to obtain the financing needed to implement our business strategy, our ability to increase revenues will be impaired and we may not be able to sustain profitability.

The capital and credit markets have been experiencing extreme volatility and disruption for more than twelve months. In recent months, the volatility and disruption have reached unprecedented levels. In some cases, the markets have exerted downward pressure on availability of liquidity and credit capacity for certain issuers. We have historically relied on credit to fund our business and we need liquidity to pay our operating expenses. Without sufficient liquidity, we will be forced to curtail our operations, and our business will suffer. Disruptions, uncertainty or volatility in the capital and credit markets may also limit our access to capital required to operate our business. Such market conditions may limit our ability to replace, in a timely manner, maturing liabilities and access the capital necessary to operate and grow our business. As such, we may be forced to delay raising capital or bear an unattractive cost of capital which could decrease our profitability and significantly reduce our financial flexibility. Our results of operations, financial condition, cash flows and capital position could be materially adversely affected by disruptions in the financial markets.

Our failure to effectively manage growth could harm our business.

We have rapidly and significantly expanded the number and types of products we sell, and we will endeavor to further expand our product portfolio. We must continually introduce new products and technologies, enhance existing products in order to remain competitive, and effectively stimulate customer demand for new products and upgraded versions of our existing products.

This expansion of our products places a significant strain on our management, operations and engineering resources. Specifically, the areas that are strained most by our growth include the following:

•
New Product Launch.   With the growth of our product portfolio, we experience increased complexity in coordinating product development, manufacturing, and shipping. As this complexity increases, it places a strain on our ability to accurately coordinate the commercial launch of our products with adequate supply to meet anticipated customer demand and effective marketing to stimulate demand and market acceptance. If we are unable to scale and improve our product launch coordination, we could frustrate our customers and lose retail shelf space and product sales;

•
Forecasting, Planning and Supply Chain Logistics.   With the growth of our product portfolio, we also experience increased complexity in forecasting customer demand and in planning for production, and transportation and logistics management. If we are unable to scale and improve our forecasting, planning and logistics management, we could frustrate our customers, lose product sales or accumulate excess inventory; and

•
Support Processes.   To manage the growth of our operations, we will need to continue to improve our transaction processing, operational and financial systems, and procedures and controls to effectively manage the increased complexity. If we are unable to scale and improve these areas, the consequences could include: delays in shipment of product, degradation in levels of customer support, lost sales, decreased cash flows, and increased inventory. These difficulties could harm or limit our ability to expand.

We are dependent on certain key personnel and loss of these key personnel could have a material adverse effect on our business, financial condition and results of operations.

Our success is, to a certain extent, attributable to the management, sales and marketing, and operational and technical expertise of certain key personnel. Each of the named executive officers performs key functions in the operation of our business. The loss of a significant number of these employees could have a material adverse effect upon our business, financial condition, and results of operations.

We are dependent on a technically trained workforce and an inability to retain or effectively recruit such employees could have a material adverse effect on our business, financial condition and results of operations.

We must attract, recruit and retain a sizeable workforce of technically competent employees to develop and manufacture our products and provide service support. Our ability to implement effectively our business strategy will depend upon, among other factors, the successful recruitment and retention of additional highly skilled and experienced engineering and other technical and marketing personnel. There is significant competition for technologically qualified personnel in our business and we may not be successful in recruiting or retaining sufficient qualified personnel consistent with our operational needs.

Our facilities and information systems could be damaged as a result of disasters or unpredictable events, which could have an adverse effect on our business operations.

Our headquarters and major facilities including sales offices and research and development centers are located in China. If major disasters such as earthquakes, fires, floods, wars, terrorist attacks, computer viruses, transportation disasters or other events occur, or our information system or communications network breaks down or operates improperly as a result of such events, our facilities may be seriously damaged, and we may have to stop or delay production and shipment. We may incur expenses relating to such damages.

Risks Related to Doing Business in China

Substantially all of our assets are located in the PRC and substantially all of our revenues are derived from our operations in China, and changes in the political and economic policies of the PRC government could have a significant impact upon the business we may be able to conduct in the PRC and accordingly on the results of our operations and financial condition.

Our business operations may be adversely affected by the current and future political environment in the PRC. The Chinese government exerts substantial influence and control over the manner in which we must conduct our business activities. Our ability to operate in China may be adversely affected by changes in Chinese laws and regulations, including those relating to taxation, import and export tariffs, raw materials, environmental regulations, land use rights, property and other matters. Under the current government leadership, the government of the PRC has been pursuing economic reform policies that encourage private economic activity and greater economic decentralization. There is no assurance, however, that the government of the PRC will continue to pursue these policies, or that it will not significantly alter these policies from time to time without notice.

Our operations are subject to PRC laws and regulations that are sometimes vague and uncertain. Any changes in such PRC laws and regulations, or the interpretations thereof, may have a material and adverse effect on our business.

The PRC legal system is a civil law system based on written statutes. Unlike the common law system prevalent in the United States, decided legal cases have little value as precedent in China. There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including but not limited to, the laws and regulations governing our business, or the enforcement and performance of our arrangements with customers in the event of the imposition of statutory liens, death, bankruptcy or criminal proceedings. The Chinese government has been developing a comprehensive system of commercial laws, and considerable progress has been made in introducing laws and regulations dealing with economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade. However, because these laws and regulations are relatively new, and because of the limited volume of published cases and judicial interpretation and their lack of force as precedents, interpretation and enforcement of these laws and regulations involve significant uncertainties. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively.

Our principal operating subsidiary, Zhengzhou Shenyang Technology Company Limited (“Zhengzhou ZST”), is considered a foreign invested enterprise under PRC laws, and as a result is required to comply with PRC laws and regulations, including laws and regulations specifically governing the activities and conduct of foreign invested enterprises. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our businesses. If the relevant authorities find us in violation of PRC laws or regulations, they would have broad discretion in dealing with such a violation, including, without limitation:

•	levying fines;

•	revoking our business license, other licenses or authorities;

•	requiring that we restructure our ownership or operations; and

•	requiring that we discontinue any portion or all of our business.

Investors may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in China based upon U.S. laws, including the federal securities laws or other foreign laws against us or our management.

Most of our current operations, including the manufacturing and distribution of our products, are conducted in China. Moreover, all of our directors and officers are nationals and residents of China. All or substantially all of the assets of these persons are located outside the United States and in the PRC. As a result, it may not be possible to effect service of process within the United States or elsewhere outside China upon these persons. In addition, uncertainty exists as to whether the courts of China would recognize or enforce judgments of U.S. courts obtained against us or such officers and/or directors predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or be competent to hear original actions brought in China against us or such persons predicated upon the securities laws of the United States or any state thereof.

The scope of our business license in China is limited, and we may not expand or continue our business without government approval and renewal, respectively.

Our principal operating subsidiary, Zhengzhou ZST, is a wholly foreign-owned enterprise, commonly known as a WFOE. A WFOE can only conduct business within its approved business scope, which ultimately appears on its business license. Our license permits us to design, manufacture, sell and market portable electronic products throughout the PRC and overseas. Any amendment to the scope of our business requires further application and government approval. In order for us to expand our business beyond the scope of our license, we will be required to enter into a negotiation with the PRC authorities for the approval to expand the scope of our business. We cannot assure investors that Zhengzhou ZST will be able to obtain the necessary government approval for any change or expansion of its business.

We are subject to a variety of environmental laws and regulations related to our manufacturing operations. Our failure to comply with environmental laws and regulations may have a material adverse effect on our business and results of operations.

We cannot assure you that at all times we will be in compliance with environmental laws and regulations or that we will not be required to expend significant funds to comply with, or discharge liabilities arising under, environmental laws, regulations and permits.

Recent PRC regulations relating to acquisitions of PRC companies by foreign entities may create regulatory uncertainties that could restrict or limit our ability to operate. Our failure to obtain required prior approval for the share exchange, reverse merger and the listing and trading of our common stock could have a material adverse effect on our business, operating results, reputation and trading price of our common stock.

The PRC State Administration of Foreign Exchange, or “SAFE,” issued a public notice in November 2005, known as Circular 75, concerning the use of offshore holding companies controlled by PRC residents in mergers and acquisitions in China. This circular requires that (1) a PRC resident shall register with a local branch of the SAFE before he or she establishes or controls an overseas special purpose vehicle, or SPV, for the purpose of overseas equity financing (including convertible debt financing); (2) when a PRC resident contributes the assets of or his or her equity interests in a domestic enterprise to an SPV, or engages in overseas financing after contributing assets or equity interests to an SPV, such PRC resident must register his or her interest in the SPV and any changes in such interest with a local branch of the SAFE; and (3) when the SPV undergoes a material change outside of China, such as a change in share capital or merger or acquisition, the PRC resident shall, within 30 days from the occurrence of the event that triggers the change, register such change with a local branch of the SAFE. In addition, SAFE issued updated internal implementing rules, or the Implementing Rules in relation to Circular 75. The Implementing Rules were promulgated and became effective on May 29, 2007. Such Implementing Rules provide more detailed provisions and requirements regarding the overseas investment foreign exchange registration procedures. However, even after the promulgation of Implementing Rules there still exist uncertainties regarding the SAFE registration for PRC residents’ interests in overseas companies. If any PRC resident stockholder of a SPV fails to make the required SAFE registration and amended registration, the onshore PRC subsidiaries of that offshore company may be prohibited from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to the offshore entity.  Failure to comply with the SAFE registration and amendment requirements described above could result in liability under PRC laws for evasion of applicable foreign exchange restrictions. Because of uncertainty in how the SAFE notice will be interpreted and enforced, we cannot be sure how it will affect our business operations or future plans. For example, Zhengzhou ZST’s ability to conduct foreign exchange activities, such as the remittance of dividends and foreign currency-denominated borrowings, may be subject to compliance with the SAFE notice by our PRC resident beneficial holders over whom we have no control. In addition, we cannot assure you that such PRC residents will be able to complete the necessary approval and registration procedures required by the SAFE regulations. Failure by any PRC resident beneficial holder to register as required with the relevant branch of SAFE could subject these PRC resident beneficial holders to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit Zhengzhou ZST’s ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.

On August 8, 2006, the PRC Ministry of Commerce (“MOFCOM”), joined by the State-owned Assets Supervision and Administration Commission of the State Council, the State Administration of Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission and SAFE, released a substantially amended version of the Provisions for Foreign Investors to Merge with or Acquire Domestic Enterprises (the “Revised M&A Regulations”), which took effect September 8, 2006. These new rules significantly revised China’s regulatory framework governing onshore-to-offshore restructurings and foreign acquisitions of domestic enterprises. These new rules signify greater PRC government attention to cross-border merger, acquisition and other investment activities, by confirming MOFCOM as a key regulator for issues related to mergers and acquisitions in China and requiring MOFCOM approval of a broad range of merger, acquisition and investment transactions. Further, the new rules establish reporting requirements for acquisition of control by foreigners of companies in key industries, and reinforce the ability of the Chinese government to monitor and prohibit foreign control transactions in key industries.

Among other things, the revised M&A Regulations include new provisions that purport to require that an offshore special purpose vehicle, or a SPV, formed for listing purposes and controlled directly or indirectly by PRC companies or individuals must obtain the approval of the CSRC prior to the listing and trading of such SPV’s securities on an overseas stock exchange. On September 21, 2006, the CSRC published on its official website procedures specifying documents and materials required to be submitted to it by SPVs seeking CSRC approval of their overseas listings. However, the application of this PRC regulation remains unclear with no consensus currently existing among the leading PRC law firms regarding the scope and applicability of the CSRC approval requirement.

According to the M&A Regulations, a “Related Party Acquisition” is defined as having taken place when a PRC business that is owned by PRC individual(s) is sold to a non-PRC entity that is established or controlled, directly or indirectly, by those same PRC individual(s). Under the M&A Regulations, any Related Party Acquisition must be approved by MOFCOM and any indirect arrangement or series of arrangements which achieves the same end result without the approval of MOFCOM is a violation of PRC law.

Our BVI subsidiary, World Orient, World Orient’s BVI subsidiary, Global Asia, and Global Asia’s Hong Kong subsidiary, Everfair, were owned by non-PRC individuals. Everfair obtained all the equity interests of Zhengzhou ZST (the “Restructuring”) further to an Equity Purchase Agreement dated October 10, 2008 (the “Equity Purchase Agreement”) by and among Everfair, Zhong Bo, Wu Dexiu, Huang Jiankang, Sun Hui and Li Yuting (the “ZST Management”). The Equity Purchase Agreement received approval by the Zhengzhou Municipal Bureau of Commerce on November 10, 2008 and Zhengzhou ZST filed all required applications and received all appropriate SAFE approvals from the Henan branch of SAFE.  With respect to the Restructuring, the PRC legal counsel of Zhengzhou ZST, Han Kun Law Offices, has opined on January 9, 2009 that: (1) the Equity Purchase Agreement and the Restructuring have received all requisite approvals from the competent authorities, and all required registrations, certifications and approvals for the Equity Purchase Agreement and the Restructuring have been received by Zhengzhou ZST; (2) Zhengzhou ZST has filed all required applications for the Equity Purchase Agreement and the Restructuring and has received any and all foreign exchange registrations, certifications and approvals as required, including, but not limited to, those as required from the appropriate national and local branches of SAFE and MOFCOM; and (3) to their best knowledge, the Equity Purchase Agreement and the Restructuring do not (a) contravene or circumvent any provision of applicable PRC laws and regulations, including without limitation, the M&A Regulations, Circular 75 and its implementing rules; or (b) contravene the articles of association, business license or other constituent documents of Zhengzhou ZST.

On January 14, 2009, Zhong Bo, our Chief Executive Officer, Wu Dexiu, Huang Jiankang, Sun Hui and Li Yuting (the “ZST Management”) each entered into a Common Stock Purchase Agreement pursuant to which the Company issued and the ZST Management agreed to purchase an aggregate of 5,090,315 shares of our common stock at a per share purchase price of $0.6907 (the “Purchase Right”). The purchase price for the shares was paid in full on May 25, 2009. Each of the stockholders and warrantholders of the Company prior to the Share Exchange agreed to cancel 0.3317 shares of common stock and warrants to purchase 0.5328 shares of common stock held by each of them for each one (1) share of common stock purchased by the ZST Management pursuant to the Purchase Right (the “Share and Warrant Cancellation”). After giving effect to the Purchase Right and Share and Warrant Cancellation, Mr. Zhong beneficially owned approximately 59.87% of our outstanding common stock (after giving effect to the Series A Conversion).

The PRC regulatory authorities may take the view that the acquisition of Zhengzhou ZST by Everfair, the Share Exchange, the Purchase Right and the Share and Warrant Cancellation are part of an overall series of arrangements which constitute a Related Party Acquisition, because at the end of these transactions, PRC individuals become majority owners and effective controlling parties of a foreign entity that acquired ownership of Zhengzhou ZST. The PRC regulatory authorities may also take the view that the registration of the acquisition of Zhengzhou ZST by Everfair with the Zhengzhou Municipal Bureau of Commerce and the filings with the Henan SAFE may not evidence that the acquisition has been properly approved because the relevant parties did not fully disclose to the Zhengzhou Bureau of Commerce or Henan SAFE of the overall restructuring arrangements, the existence of the Share Exchange and its link with the acquisition of Zhengzhou ZST by Everfair .

We, however, cannot assure you that the PRC regulatory authorities, MOFCOM in particular, may take the same view as the PRC legal counsel with respect to the Restructuring.  If the PRC regulatory authorities take the view that the acquisition constitutes a Related Party Acquisition under the M&A Regulations, we cannot assure you we may be able to obtain the approval required from the national offices of MOFCOM.

If the PRC regulatory authorities take the view that the acquisition of Zhengzhou ZST by Everfair constitutes a Related Party Acquisition without the approval of the national offices of MOFCOM, they could invalidate our acquisition and ownership of Zhengzhou ZST. Additionally, the PRC regulatory authorities may take the view that the Share Exchange constitutes a transaction which requires the prior approval of the China Securities Regulatory Commission, or CSRC. If this takes place, we would attempt to find a way to re-establish control of Zhengzhou ZST’s business operations through a series of contractual arrangements rather than an outright purchase of Zhengzhou ZST. But we cannot assure you that any such contractual arrangements will be protected by PRC law or that the Company can receive as complete or effective economic benefit and overall control of Zhengzhou ZST’s business than if the Company had direct ownership of Zhengzhou ZST. In addition, we cannot assure you that any such contractual arrangements can be successfully effected under PRC law. If we cannot obtain MOFCOM or CSRC approval if required by the PRC regulatory authorities to do so, and if we cannot put in place or enforce relevant contractual arrangements as an alternative and equivalent means of control of Zhengzhou ZST, our business and financial performance will be materially adversely affected.

If the CSRC approval is not obtained, we may face regulatory actions or other sanctions from the CSRC or other PRC regulatory agencies. These regulatory agencies may impose fines and penalties on our operations in the PRC, limit our operating privileges in the PRC, delay or restrict the repatriation of the proceeds from any financings into the PRC, or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our common stock. The CSRC or other PRC regulatory agencies also may take actions requiring us, or making it advisable for us, to halt the proposed public offering before settlement and delivery of the common stock offered thereby. Consequently, if investors engage in market trading or other activities in anticipation of and prior to settlement and delivery, they do so at the risk that settlement and delivery may not occur.

Any uncertainties and/or negative publicity regarding this CSRC approval requirement could have a material adverse effect on the trading price of our common stock. Furthermore, published news reports in China recently indicated that the CSRC may have curtailed or suspended overseas listings for Chinese private companies. These news reports have created further uncertainty regarding the approach that the CSRC and other PRC regulators may take with respect to us.

It is uncertain how our business operations or future strategy will be affected by the interpretations and implementation of the aforementioned rules and regulations. It is anticipated that application of the new rules will be subject to significant administrative interpretation, and we will need to closely monitor how MOFCOM and other ministries apply the rules to ensure that our domestic and offshore activities continue to comply with PRC law. Given the uncertainties regarding interpretation and application of the new rules, we may need to expend significant time and resources to maintain compliance.

Our labor costs are likely to increase as a result of changes in Chinese labor laws.

We expect to experience an increase in our cost of labor due to recent changes in Chinese labor laws which are likely to increase costs further and impose restrictions on our relationship with our employees. In June 2007, the National People’s Congress of the PRC enacted new labor law legislation called the Labor Contract Law and more strictly enforced existing labor laws. The new law, which became effective on January 1, 2008, amended and formalized workers’ rights concerning overtime hours, pensions, layoffs, employment contracts and the role of trade unions. As a result of the new law, the Company has had to reduce the number of hours of overtime its employees can work, substantially increase the salaries of its employees, provide additional benefits to its employees, and revise certain other of its labor practices. The increase in labor costs has increased the Company’s operating costs, which increase the Company has not always been able to pass through to its customers. As a result, the Company has incurred certain operating losses as its cost of manufacturing increased. In addition, under the new law, employees who either have worked for the Company for 10 years or more or who have had two consecutive fixed-term contracts must be given an “open-ended employment contract” that, in effect, constitutes a lifetime, permanent contract, which is terminable only in the event the employee materially breaches the Company’s rules and regulations or is in serious dereliction of his duty. Such non-cancelable employment contracts will substantially increase its employment related risks and limit the Company’s ability to downsize its workforce in the event of an economic downturn. No assurance can be given that the Company will not in the future be subject to labor strikes or that it will not have to make other payments to resolve future labor issues caused by the new laws. Furthermore, there can be no assurance that the labor laws will not change further or that their interpretation and implementation will vary, which may have a negative effect upon our business and results of operations.

The ability of our Chinese operating subsidiaries to pay dividends may be restricted due to foreign exchange control and other regulations of China.

Under applicable PRC regulations, foreign-invested enterprises in China may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, a foreign-invested enterprise in China is required to set aside at least 10.0% of its after-tax profit based on PRC accounting standards each year to its general reserves until the accumulative amount of such reserves reach 50.0% of its registered capital. These reserves are not distributable as cash dividends. The board of directors of a foreign-invested enterprise has the discretion to allocate a portion of its after-tax profits to staff welfare and bonus funds, which may not be distributed to equity owners except in the event of liquidation.

Furthermore, the ability of our Chinese operating subsidiaries to pay dividends may be restricted due to the foreign exchange control policies and availability of cash balance of the Chinese operating subsidiaries. Because substantially all of our operations are conducted in China and a substantial majority of our revenues are generated in China, a majority of our revenue being earned and currency received are denominated in Renminbi (RMB). RMB is subject to the exchange control regulation in China, and, as a result, we may unable to distribute any dividends outside of China due to PRC exchange control regulations that restrict our ability to convert RMB into U.S. Dollars.

Our inability to receive dividends or other payments from our Chinese operating subsidiary could adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business. Zhengzhou ZST’s funds may not be readily available to us to satisfy obligations which have been incurred outside the PRC, which could adversely affect our business and prospects or our ability to meet our cash obligations. Accordingly, if we do not receive dividends from our Chinese operating subsidiary, our liquidity, financial condition and ability to make dividend distributions to our stockholders will be materially and adversely affected.

The foreign currency exchange rate between U.S. Dollars and Renminbi could adversely affect our financial condition.

To the extent that we need to convert U.S. Dollars into Renminbi for our operational needs, our financial position and the price of our common stock may be adversely affected should the Renminbi appreciate against the U.S. Dollar at that time. Conversely, if we decide to convert our Renminbi into U.S. Dollars for the operational needs or paying dividends on our common stock, the dollar equivalent of our earnings from our subsidiaries in China would be reduced should the U.S. Dollar appreciate against the Renminbi.

Until 1994, the Renminbi experienced a gradual but significant devaluation against most major currencies, including U.S. Dollars, and there was a significant devaluation of the Renminbi on January 1, 1994 in connection with the replacement of the dual exchange rate system with a unified managed floating rate foreign exchange system. Since 1994, the value of the Renminbi relative to the U.S. Dollar has remained stable and has appreciated slightly against the U.S. Dollar. Countries, including the United States, have argued that the Renminbi is artificially undervalued due to China’s current monetary policies and have pressured China to allow the Renminbi to float freely in world markets. In July 2005, the PRC government changed its policy of pegging the value of the Renminbi to the U.S. Dollar. Under the new policy the Renminbi is permitted to fluctuate within a narrow and managed band against a basket of designated foreign currencies. While the international reaction to the Renminbi revaluation has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in further and more significant appreciation of the Renminbi against the U.S. Dollar.

Inflation in the PRC could negatively affect our profitability and growth.

While the PRC economy has experienced rapid growth, such growth has been uneven among various sectors of the economy and in different geographical areas of the country. Rapid economic growth can lead to growth in the money supply and rising inflation. During the past decade, the rate of inflation in China has been as high as approximately 20% and China has experienced deflation as low as approximately minus 2%. If prices for our products and services rise at a rate that is insufficient to compensate for the rise in the costs of supplies such as raw materials, it may have an adverse effect on our profitability. In order to control inflation in the past, the PRC government has imposed controls on bank credits, limits on loans for fixed assets and restrictions on state bank lending. The implementation of such policies may impede economic growth. In October 2004, the People’s Bank of China, the PRC’s central bank, raised interest rates for the first time in nearly a decade and indicated in a statement that the measure was prompted by inflationary concerns in the Chinese economy. In April 2006, the People’s Bank of China raised the interest rate again. Repeated rises in interest rates by the central bank would likely slow economic activity in China which could, in turn, materially increase our costs and also reduce demand for our products and services.

Failure to comply with the United States Foreign Corrupt Practices Act could subject us to penalties and other adverse consequences.

As our ultimate holding company is a Delaware corporation, we are subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some that may compete with us, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices may occur from time-to-time in the PRC. We can make no assurance, however, that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

If we make equity compensation grants to persons who are PRC citizens, they may be required to register with the State Administration of Foreign Exchange of the PRC, or SAFE. We may also face regulatory uncertainties that could restrict our ability to adopt an equity compensation plan for our directors and employees and other parties under PRC law.

On April 6, 2007, SAFE issued the “Operating Procedures for Administration of Domestic Individuals Participating in the Employee Stock Ownership Plan or Stock Option Plan of An Overseas Listed Company, also know as “Circular 78.” It is not clear whether Circular 78 covers all forms of equity compensation plans or only those which provide for the granting of stock options. For any plans which are so covered and are adopted by a non-PRC listed company after April 6, 2007, Circular 78 requires all participants who are PRC citizens to register with and obtain approvals from SAFE prior to their participation in the plan. In addition, Circular 78 also requires PRC citizens to register with SAFE and make the necessary applications and filings if they participated in an overseas listed company’s covered equity compensation plan prior to April 6, 2007. We intend to adopt an equity compensation plan in the future and make substantial option grants to our officers and directors, most of who are PRC citizens. Circular 78 may require our officers and directors who receive option grants and are PRC citizens to register with SAFE. We believe that the registration and approval requirements contemplated in Circular 78 will be burdensome and time consuming. If it is determined that any of our equity compensation plans are subject to Circular 78, failure to comply with such provisions may subject us and participants of our equity incentive plan who are PRC citizens, including or Chief Executive Officer, to fines and legal sanctions and prevent us from being able to grant equity compensation to our PRC employees. In that case, our ability to compensate our employees and directors through equity compensation would be hindered and our business operations may be adversely affected.

Any recurrence of Severe Acute Respiratory Syndrome (SARS), Avian Flu, or another widespread public health problem in the PRC could adversely affect our operations.

A renewed outbreak of SARS, Avian Flu or another widespread public health problem in China, where our manufacturing facilities are located and where the substantial portion of our sales occur, could have a negative effect on our operations. Our business is dependent upon its ability to continue to manufacture products. Such an outbreak could have an impact on our operations as a result of:

•	quarantines or closures of some of our manufacturing facilities, which would severely disrupt our operations,

•	the sickness or death of our key officers and employees, or

•	a general slowdown in the Chinese economy.

Any of the foregoing events or other unforeseen consequences of public health problems could adversely affect our operations.

A downturn in the economy of the PRC may slow our growth and profitability.

The growth of the Chinese economy has been uneven across geographic regions and economic sectors. There can be no assurance that growth of the Chinese economy will be steady or that any downturn will not have a negative effect on our business, especially if it results in either a decreased use of our products or in pressure on us to lower our prices.

Because our business is located in the PRC, we may have difficulty establishing adequate management, legal and financial controls, which we are required to do in order to comply with U.S. GAAP and securities laws, and which could cause a materially adverse impact on our financial statements, the trading of our common stock and our business.

PRC companies have historically not adopted a Western style of management and financial reporting concepts and practices, which includes strong corporate governance, internal controls and, computer, financial and other control systems. Most of our middle and top management staff are not educated and trained in the Western system, and we may have difficulty hiring new employees in the PRC with experience and expertise relating to U.S. GAAP and U.S. public-company reporting requirements. In addition, we may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards. Therefore, we may, in turn, experience difficulties in implementing and maintaining adequate internal controls as required under Section 404 of the Sarbanes-Oxley Act of 2002. This may result in significant deficiencies or material weaknesses in our internal controls which could impact the reliability of our financial statements and prevent us from complying with SEC rules and regulations and the requirements of the Sarbanes-Oxley Act of 2002. Any such deficiencies, material weaknesses or lack of compliance could result in restatements of our historical financial information, cause investors to lose confidence in our reported financial information, have an adverse impact on the trading price of our common stock, adversely affect our ability to access the capital markets and our ability to recruit personnel, lead to the delisting of our securities from the stock exchange on which they are traded, lead to litigation claims, thereby diverting management’s attention and resources, and which may lead to the payment of damages to the extent such claims are not resolved  in our favor, lead to regulatory proceedings, which may result in sanctions, monetary or otherwise, and have a materially adverse effect on our reputation and business.

Risks Related to Our Capital Structure

Our stock price is volatile and you might not be able to resell your securities at or above the price you have paid.

Prior to the listing of our common stock on the NASDAQ Global Market in October 2009, there has been no public market for our securities in the United States.  Accordingly, we cannot assure you that an active trading market will develop or be sustained or that the market price of our common stock will not decline.  The price at which our common stock has traded has been highly volatile. You might not be able to sell the shares of our common stock at or above the price you have paid. The stock market has experienced extreme volatility that often has been unrelated to the performance of its listed companies. Moreover, only a limited number of our shares are traded each day, which could increase the volatility of the price of our stock. These market fluctuations might cause our stock price to fall regardless of our performance. The market price of our common stock might fluctuate significantly in response to many factors, some of which are beyond our control, including the following:

•	actual or anticipated fluctuations in our annual and quarterly results of operations;

•	changes in securities analysts’ expectations;

•	variations in our operating results, which could cause us to fail to meet analysts’ or investors’ expectations;

•	announcements by our competitors or us of significant new products, contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	conditions and trends in our industry;

•	general market, economic, industry and political conditions;

•	changes in market values of comparable companies;

•	additions or departures of key personnel;

•	stock market price and volume fluctuations attributable to inconsistent trading volume levels; and

•	future sales of equity or debt securities, including sales which dilute existing investors.

Shares eligible for future sale may adversely affect the market price of our common stock, as the future sale of a substantial amount of outstanding stock in the public marketplace could reduce the price of our common stock.

The market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market or the perception that these sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

As of the date of this prospectus, we had approximately 11,650,442 shares of common stock outstanding.  In October 2009, we conducted a registered public offering of 3,125,000 shares of common stock, and all of these shares are now freely tradable.  Also in October 2009, we registered 1,263,723 shares of common stock underlying shares of Series A Convertible Preferred Stock that were issued in a series of equity financings that was conducted in connection with the Share Exchange (the “Private Placement Shares”).  Each private placement investor may sell or transfer any shares of the common stock pursuant to the effective registration statement, except that they entered into a lock-up agreement pursuant to which holders holding an aggregate of 868,930 shares agreed not to conduct any sales until six (6) months after our common stock began to be listed on the NASDAQ Global Market and holders of the remaining 394,793 shares agreed that they will not sell any of such securities until 90 days after our common stock began to be listed on the NASDAQ Global Market, when one-twelfth of their shares will be released from the lock-up restrictions, and after which their shares will automatically be released from the lock-up restrictions every 30 days in eleven equal installments.  We also registered with the Private Placement Shares, 243,774 shares of common stock and 34,826 shares of common stock underlying warrants held by certain of our stockholders immediately prior to the Share Exchange (the “SRKP Shares”).  The SRKP Shares may be freely sold and transferred pursuant to the effective registration statement, subject to a lock-up agreement pursuant to which the holders agreed not to conduct any sales until six (6) months after our common stock began to be listed on the NASDAQ Global Market.  In addition, the Underwriters, in their discretion, may release some or all the shares earlier than the schedule set forth in this section. Any early release by the Underwriters will apply equally to each of the investors in the Private Placement.

In addition, in October 2009, we registered 156,250 warrants and the shares of common stock underlying the warrants received by the Underwriters in connection with the public offering. The warrants will become exercisable one year after October 20, 2009 and expire five years from October 20, 2009. In addition, unless an exemption is available under FINRA Rule 5110(g)(2), these securities will be subject to lock-up restrictions under FINRA Rule 5110(g). FINRA Rule 5110(g) provides that the warrants and underlying shares shall not be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the warrants or underlying shares by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of the public offering.

We also agreed to register 1,086,400 shares of common stock held by affiliates of WestPark, which are included in the registration statement of which this prospectus is a part.  When declared effective, all of the shares included in an effective registration statement may be freely sold and transferred, subject to a lock-up agreement pursuant to which the holders agreed not to conduct any sales until six (6) months after our common stock began to be listed on the NASDAQ Global Market.

Additionally, the former stockholders of World Orient and/or their designees and the ZST Management, may be eligible to sell all or some of our shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act (“Rule 144”) as early as January 2010, subject to certain limitations. Under Rule 144, an affiliate stockholder who has satisfied the required holding period may, under certain circumstances, sell within any three-month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale. As of the date of this prospectus, 1% of our issued and outstanding shares of common stock was approximately 116,504 shares. Non-affiliate stockholders are not subject to volume limitations. Any substantial sale of common stock pursuant to any resale prospectus or Rule 144 may have an adverse effect on the market price of our common stock by creating an excessive supply.

However, each of our executive officers and directors, in additional to all of the stockholders that received shares issued in the Share Exchange or pursuant to the Purchase Right, holding an aggregate of 5,171,565 shares of common stock, have agreed with the Underwriters not to directly or indirectly sell, offer, contract or grant any option to sell, pledge, transfer (excluding intra-family transfers, transfers to a trust for estate planning purposes or to beneficiaries of officers, directors and stockholders upon their death), or otherwise dispose of or enter into any transaction which may result in the disposition of any shares of our common stock or securities convertible into, exchangeable or exercisable for any shares of our common stock, without the prior written consent of the Underwriters, for a period of 24 months after October 20, 2009. Holders of 725,158 shares of common stock have agreed with the Underwriters to be bound by the same transfer restrictions described above, except that such restrictions shall be released on such dates and amounts as follows: (i) 121,876 shares on the date that is six (6) months after our common stock began to be listed on the NASDAQ Global Market, (ii) 121,876 shares on the date that is twelve (12) months after such listing date, (iii) 353,438 shares on the date that is two (2) years after such listing date, and (iv) 127,968 shares shall be released from the restrictions as determined by WestPark, in its sole discretion.

Compliance with changing regulation of corporate governance and public disclosure will result in additional expenses.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and related SEC regulations, have created uncertainty for public companies and significantly increased the costs and risks associated with accessing the public markets and public reporting. Our management team will need to invest significant management time and financial resources to comply with both existing and evolving standards for public companies, which will lead to increased general and administrative expenses and a diversion of management time and attention from revenue generating activities to compliance activities.

If we fail to maintain effective internal controls over financial reporting, it may lead to a restatement of our financial information and the price of our common stock may be adversely affected, as well as our ability to access the capital markets and our business.

We are required to establish and maintain appropriate internal controls over financial reporting. Failure to establish those controls, or any failure of those controls once established, could adversely impact our public disclosures regarding our business, financial condition or results of operations. Any failure of these controls could also prevent us from maintaining accurate accounting records and discovering accounting errors and financial frauds. Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require annual assessment of our internal control over financial reporting, and attestation of this assessment by our independent registered public accountants. The SEC extended the compliance dates for non-accelerated filers, as defined by the SEC. Accordingly, the annual assessment of our internal controls requirement first applied to our annual report for the 2007 fiscal year and the attestation requirement of management’s assessment by our independent registered public accountants will first apply to our annual report for the 2010 fiscal year. The standards that must be met for management to assess the internal control over financial reporting as effective are new and complex, and require significant documentation, testing and possible remediation to meet the detailed standards. We may encounter problems or delays in completing activities necessary to make an assessment of our internal control over financial reporting. In addition, the attestation process by our independent registered public accountants is new and we may encounter problems or delays in completing the implementation of any requested improvements and receiving an attestation of our assessment by our independent registered public accountants. If we cannot assess our internal control over financial reporting as effective, or our independent registered public accountants are unable to provide an unqualified attestation report on such assessment, investor confidence and share value may be negatively impacted.

In addition, management’s assessment of internal controls over financial reporting may identify weaknesses and conditions that need to be addressed in our internal controls over financial reporting or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting, disclosure of management’s assessment of our internal controls over financial reporting, or disclosure of our public accounting firm’s attestation to or report on management’s assessment of our internal controls over financial reporting may cause investors to lose confidence in our reported financial information, have an adverse impact on the trading price of our common stock, adversely affect our ability to access the capital markets and our ability to recruit personnel, lead to the delisting of our securities from the stock exchange on which they are traded, lead to litigation claims, thereby diverting management’s attention and resources, and which may lead to the payment of damages to the extent such claims are not resolved  in our favor, lead to regulatory proceedings, which may result in sanctions, monetary or otherwise and have a materially adverse effect on our reputation and business.

We may be exposed to risks relating to our disclosure controls and our internal controls and may need to incur significant costs to comply with applicable requirements.

Based on the evaluation done by our management at September 30, 2009, our disclosure controls were deemed ineffective, in that we could not assure that information required to be disclosed in our SEC reports is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission’s rules and forms, and communicated to our management, so as to allow timely decisions regarding required disclosures. Factors which led our management to conclude that our disclosure controls and procedures were not effective include, but are not limited to, the late filing of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009.  Our controls and procedures were primarily adversely affected by the lack of experience within the company in complying with the requirements of a publicly reporting entity, specifically, having insufficient personnel resources with sufficient technical accounting expertise within our accounting function.  We are seeking to engage experienced professionals to further augment our financial staff to address issues of timeliness and completeness in financial reporting when we are preparing SEC filings. No assurances can be given that we will be able to adequately remediate existing deficiencies in disclosure controls and not have deficiencies when we report on internal controls. Although we believe that these corrective steps will enable management to conclude that our disclosure controls are effective and these measures will remediate the material weaknesses discussed above when all of the additional financial staff positions are filled and other remediation plans are implemented, we cannot assure you that this will be sufficient.  Also, as we hire more experienced staff and advisors, additional deficiencies may be identified that will need to be remediated.  These additional deficiencies may also have caused our historical financial results to be incorrect, which, if material, could require a restatement.  As a result, we may be required to expend additional resources to identify, assess and correct any additional weaknesses in disclosure or internal control and to otherwise comply with the internal controls rules under Section 404 of the Sarbanes-Oxley Act, when applicable.

We may not be able to achieve the benefits we expect to result from the Share Exchange

On December 11, 2008, we entered into the Exchange Agreement, as amended on January 9, 2009, with all of the stockholders of World Orient, pursuant to which we agreed to acquire 100% of the issued and outstanding securities of World Orient in exchange for shares of our common stock. On January 9, 2009, the Share Exchange closed, World Orient became our 100%-owned subsidiary and our sole business operations became that of World Orient and its subsidiaries. We also have a new board of directors and management consisting of persons from Zhengzhou ZST and changed our corporate name from SRKP 18, Inc. to ZST Digital Networks, Inc.

We may not realize the benefits that we hoped to receive as a result of the Share Exchange, which include:

•	access to the capital markets of the United States;

•	the increased market liquidity expected to result from exchanging stock in a private company for securities of a public company that may eventually be traded;

•	the ability to use registered securities to make acquisition of assets or businesses;

•	increased visibility in the financial community;

•	enhanced access to the capital markets;

•	improved transparency of operations; and

•	perceived credibility and enhanced corporate image of being a publicly traded company.

There can be no assurance that any of the anticipated benefits of the Share Exchange will be realized in respect to our new business operations. In addition, the attention and effort devoted to achieving the benefits of the Share Exchange and attending to the obligations of being a public company, such as reporting requirements and securities regulations, could significantly divert management’s attention from other important issues, which could materially and adversely affect our operating results or stock price in the future.

Our common stock may be considered a “penny stock,” and thereby be subject to additional sale and trading regulations that may make it more difficult to sell.

Our common stock, which is not currently listed or quoted for trading, may be considered to be a “penny stock” if it does not qualify for one of the exemptions from the definition of “penny stock” under Section 3a51-1 of the Exchange Act once, and if, it starts trading. Our common stock may be a “penny stock” if it meets one or more of the following conditions: (i) the stock trades at a price less than $5.00 per share; (ii) it is NOT traded on a “recognized” national exchange; (iii) it is NOT quoted on the NASDAQ Capital Market, or even if so, has a price less than $5.00 per share; or (iv) is issued by a company that has been in business less than three years with net tangible assets less than $5 million.

The principal result or effect of being designated a “penny stock” is that securities broker-dealers participating in sales of our common stock will be subject to the “penny stock” regulations set forth in Rules 15-2 through 15g-9 promulgated under the Exchange Act. For example, Rule 15g-2 requires broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document at least two business days before effecting any transaction in a penny stock for the investor’s account. Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult and time consuming for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

We do not foresee paying cash dividends in the foreseeable future and, as a result, our investors’ sole source of gain, if any, will depend on capital appreciation, if any.

We do not plan to declare or pay any cash dividends on our shares of common stock in the foreseeable future and currently intend to retain any future earnings for funding growth. As a result, investors should not rely on an investment in our securities if they require the investment to produce dividend income. Capital appreciation, if any, of our shares may be investors’ sole source of gain for the foreseeable future. Moreover, investors may not be able to resell their shares of the Company at or above the price they paid for them.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this prospectus, including in the documents incorporated by reference into this prospectus, includes some statement that are not purely historical and that are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements regarding the Company, World Orient and Zhengzhou ZST and its management’s expectations, hopes, beliefs, intentions or strategies regarding the future, including Zhengzhou ZST’s financial condition, results of operations, and the expected impact of the Share Exchange on the parties’ individual and combined financial performance. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would” and similar expressions, or the negatives of such terms, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this prospectus are based on current expectations and beliefs concerning future developments and the potential effects on the parties and the transaction. There can be no assurance that future developments actually affecting us will be those anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the parties’ control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, including the following:

•	our ability to maintain and increase revenues and sales of our products;

•	our ability to develop and market new products;

•	competitive nature of our industry;

•	market acceptance of our products;

•	our reliance on intellectual property, some of which is owned by third parties;

•	our strategic investments and acquisitions;

•	compliance and changes in the laws of the PRC that affect our operations;

•	continued maintenance of certificates, permits and licenses required to conduct business in China;

•	vulnerability of our business to general economic downturn, especially in the PRC; and

•
the other factors referenced in this Current Report, including, without limitation, under the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business.

The risks included above are not exhaustive. Other sections of this prospectus may include additional factors that could adversely impact our business and operating results. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and we cannot predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward looking statements.

You should not rely upon forward-looking statements as predictions of future events. We cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assume responsibility for the accuracy and completeness of the forward-looking statements. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

You should read this prospectus, and the documents that we reference in this prospectus and have filed as exhibits to this prospectus with the Securities and Exchange Commission, completely and with the understanding that our actual future results, levels of activity, performance and achievements may materially differ from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.

 DIVIDEND POLICY

We do not expect to declare or pay any cash dividends on our common stock in the foreseeable future, and we currently intend to retain future earnings, if any, to finance the expansion of our business. The decision whether to pay cash dividends on our common stock will be made by our board of directors, in their discretion, and will depend on our financial condition, operating results, capital requirements and other factors that the board of directors considers significant. We declared cash dividends in the year ended December 31, 2007 and paid the cash dividends in the year ended December 31, 2008. We did not pay any cash dividends in the nine months ended September 30, 2009.

Under applicable PRC regulations, foreign-invested enterprises in China may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, a foreign-invested enterprise in China is required to set aside at least 10.0% of its after-tax profit based on PRC accounting standards each year to its general reserves until the accumulative amount of such reserves reach 50.0% of its registered capital. These reserves are not distributable as cash dividends. The board of directors of a foreign-invested enterprise has the discretion to allocate a portion of its after-tax profits to staff welfare and bonus funds, which may not be distributed to equity owners except in the event of liquidation.

Furthermore, the ability of our Chinese operating subsidiaries to pay dividends may be restricted due to the foreign exchange control policies and availability of cash balance of the Chinese operating subsidiaries. Because substantially all of our operations are conducted in China and a substantial majority of our revenues are generated in China, a majority of our revenue being earned and currency received are denominated in Renminbi (RMB). RMB is subject to the exchange control regulation in China, and, as a result, we may unable to distribute any dividends outside of China due to PRC exchange control regulations that restrict our ability to convert RMB into US Dollars.

Our inability to receive dividends or other payments from our Chinese operating subsidiary could adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business. Zhengzhou ZST’s funds may not be readily available to us to satisfy obligations which have been incurred outside the PRC, which could adversely affect our business and prospects or our ability to meet our cash obligations. Accordingly, if we do not receive dividends from our Chinese operating subsidiary, our liquidity, financial condition and ability to make dividend distributions to our stockholders will be materially and adversely affected.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Prior to the listing of our common stock on the NASDAQ Global Market on October 20, 2009, there has never been a public trading market for our common stock.  Our shares of common stock are traded on the NASDAQ Global Market under the ticker symbol “ZSTN.”  From October 20, 2009 to January 7, 2010, the high and low closing trading price of our shares of common stock as reported by the NASDAQ Global Market was a high of $10.09 per share and a low of $5.60 per share.  On January 7, 2010, the closing sales price for our common stock on the NASDAQ Global Market was $10.09 per share.  As of January 7, 2010, we had 119 common stockholders of record.

ACCOUNTING FOR THE SHARE EXCHANGE

On January 9, 2009, the Company completed the acquisition of all of the common stock World Orient pursuant to a Share Exchange Agreement. In consideration, the Company issued an aggregate of 806,408 shares of the Company’s common stock, $0.0001 par value to the stockholders of World Orient. As a result of this transaction, World Orient became a wholly-owned subsidiary of the Company. The transaction is accounted for using the reverse merger acquisition method of accounting in accordance with FASB Statement of Financial Accounting Standards No. 141R, Business Combinations.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward-Looking Statements

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes, and the other financial information included in this prospectus.

This prospectus contains forward-looking statements. The words “anticipated,” “believe,” “expect, “plan,” “intend,” “seek,” “estimate,” “project,” “could,” “may,” and similar expressions are intended to identify forward-looking statements. These statements include, among others, information regarding future operations, future capital expenditures, and future net cash flow. Such statements reflect our management’s current views with respect to future events and financial performance and involve risks and uncertainties, including, without limitation, general economic and business conditions, changes in foreign, political, social, and economic conditions, regulatory initiatives and compliance with governmental regulations, the ability to achieve further market penetration and additional customers, and various other matters, many of which are beyond our control. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove to be incorrect, actual results may vary materially and adversely from those anticipated, believed, estimated or otherwise indicated. Consequently, all of the forward-looking statements made in this prospectus are qualified by these cautionary statements and there can be no assurance of the actual results or developments.

Overview

Business Summary

The Company is principally engaged in supplying digital and optical network equipment to cable system operators in the Henan Province of China.  The Company has developed a line of internet protocol television (“IPTV”) set-top boxes that are used to provide bundled cable television, Internet and telephone services to residential and commercial customers.  The Company has assisted in the installation and construction of over 400 local cable networks covering more than 90 municipal districts, counties, townships, and enterprises.  The Company’s services and products have been recognized with various certifications, including “integrated computer information system qualification class III” issued by the Ministry of Industry Information, “communication user cable construction enterprise qualification” issued by the Henan Province Administration of Communication, “Henan Province Security Technology Prevention Engineering Qualification Class III”, a certificate of “ISO9001:2000 Quality System Authentication”, and “Double High” certification, high-tech product and high-tech enterprise issued by the Henan Province government.

At present, the Company’s main clients are broadcasting TV bureaus and cable network operators serving various cities and counties.  The Company has over 30 main customers, including the broadcasting TV bureaus and cable network operators of the cities of Nanyang, Mengzhou, Xuchang, Pingdingshan, Kaifeng, Zhoukou and Gongyi, and the counties of Yuanyang, Luoning, Neihuang, Yinyang, Xixia, Kaifeng, Nanzhao, and Gushi.

In the near future, the Company plans to joint venture with cable network operators to provide bundled television programming, Internet and telephone services to residential customers in cities and counties located in the Henan Province. We are also currently in the process of establishing a partnership with China Unicom, a wireless network provider, in connection with the Company’s development and sale of its GPS tracking units.   In March 2009, the Company entered into a network access right agreement with the Henan Subsidiary of China Unicom that allows the Company to use the China Unicom wireless network for providing GPS location and tracking services to third parties. In the near future, the Company intends to negotiate a reseller agreement with the Henan Subsidiary of China Unicom whereby GPS tracking units supplied by the Company would be sold in the Henan Subsidiary of China Unicom retail stores, with the Company receiving a share of subscriber revenue collected by the Henan Subsidiary of China Unicom.

General Factors

We expect that for the foreseeable future that the largest source of revenue for our business will be the sale of set-top boxes sold to cable system operators. Because the number of potential new customers for our set-top box and fixed satellite services businesses is small, our current customer concentration is likely to continue for the foreseeable future and our operating results will consequently likely continue to depend on sales to a relatively small number of customers and on the continued success of these customers relative to their competitors.

Our profitability will be affected by costs associated with our efforts to expand our sales, marketing, product development and general and administrative capabilities in all of our businesses, as well as expenses that we incur as a publicly-traded company.  These costs include costs associated with, among other things, financial reporting, information technology, complying with federal securities laws (including compliance with the Sarbanes-Oxley Act of 2002), tax administration and human resources related functions.  If in the future we expand internationally, we may also incur additional costs to conform our set-top boxes to comply with local laws or local specifications and to ship our set-top boxes to our international customers.

In order to grow or even maintain our current level of revenue we will be required to attract new customers and to increase sales to existing customers which may require us to design, market and sell new set-top boxes.  If we do not develop relationships with new customers, we may not be able to expand our customer base and our ability to increase or even maintain our revenue will be impacted.

We believe that substantial opportunities for developing potential new customers lie in international markets and if we were to expand our operations overseas, we expect our performance in international markets would be a significant factor in determining whether we would be able to generate revenue and income growth in future periods.  However, we do not currently intend to expand our operations overseas and if we decide to do so in the future, there can be no assurance we will be able to successfully commence or grow an international business.

In addition, unfavorable events in the economy, including a continuation or further deterioration in the current downturn in real estate mortgage and credit markets, could cause consumer demand for subscription TV services and consequently sales of our set-top boxes to materially decline because consumers may delay purchasing decisions or change or reduce their discretionary spending.

Our ability to sustain or increase profitability will also depend in large part on our ability to control or reduce our costs of producing our set-top boxes.  The market for our set-top boxes, like other electronic products, has been characterized by regular reductions in selling prices and production costs.  Therefore, we will likely be required to reduce production costs in order to maintain the margins we earn on set-top boxes and the profitability of our set-top box business.

Recent Events

Reverse Stock Split

On October 6, 2009, we effected a 1-for-2.461538462 reverse stock split of all of our issued and outstanding shares of common stock and Series A Convertible Preferred Stock (the “Reverse Stock Split”) by filing an amendment to our Certificate of Incorporation with the Secretary of State of Delaware. The par value and number of authorized shares of our common stock  and Series A Convertible Preferred Stock remained unchanged. The number of shares and per share amounts included in the consolidated financial statements and the accompanying notes included in the F- section have been adjusted to reflect the Reverse Stock Split retroactively. Unless otherwise indicated, all references to number of shares, per share amounts and earnings per share information contained in this prospectus give effect to the Reverse Stock Split.

Share Exchange

On December 11, 2008, we entered into a share exchange agreement, as amended on January 9, 2009 (the “Exchange Agreement”), with World Orient and its stockholders, pursuant to which the stockholders would transfer all of the issued and outstanding shares of World Orient to the Company in exchange for 806,408 shares of our common stock (the “Share Exchange”).  On January 9, 2009, the Share Exchange closed and World Orient became our wholly-owned subsidiary and we immediately changed our name from “SRKP 18, Inc.” to “ZST Digital Networks, Inc.” A total of 806,408 shares were issued to the former stockholders of World Orient.

Purchase Right

On January 14, 2009, Zhong Bo, our Chief Executive Officer and Chairman of the Board, Wu Dexiu, Huang Jiankang, Sun Hui and Li Yuting (the “ZST Management”) each entered into a Common Stock Purchase Agreement pursuant to which the Company issued and the ZST Management agreed to purchase an aggregate of 5,090,315 shares of our common stock at a per share purchase price of $0.6907 (the “Purchase Right”).  The purchase price for the shares was paid in full on May 25, 2009.  Each of the stockholders and warrantholders of the Company prior to the Share Exchange agreed to cancel 0.3317 shares of common stock and warrants to purchase 0.5328 shares of common stock held by each of them for each one (1) share of common stock purchased by the ZST Management pursuant to the Purchase Right (the “Share and Warrant Cancellation”).  Pursuant to the Share and Warrant Cancellation, an aggregate of 1,688,532 shares of common stock and warrants to purchase 2,712,283 shares of common stock held by certain of our stockholders and warrantholders prior to the Share Exchange were cancelled.

Private Placement

On May 5, 2009, we completed the final closing in a series of five closings beginning January 9, 2009 of a private placement transaction (the “Private Placement”).  Pursuant to subscription agreements entered into with the investors, we sold an aggregate of 1,263,723 shares of Series A Convertible Preferred Stock at $3.94 per share.  As a result, we received gross proceeds in the amount of approximately $4.98 million.  In connection with the initial closing of the Private Placement, the Company issued a promissory note in the principal amount of $170,000, bearing no interest (the “Note”), to WestPark Capital Financial Services, LLC, the parent company of the placement agent for the Private Placement, WestPark Capital, Inc. (“WestPark”). The principal was due and payable by the Company on or before the earlier of (a) thirty (30) days from the date of issuance of the Note or (b) upon the receipt by the Company of at least $4 million in the Private Placement.  The Company repaid the Note in full on January 23, 2009 using the proceeds from the second closing of the Private Placement.

Restructuring

Our BVI subsidiary, World Orient, its wholly-owned BVI subsidiary, Global Asia, and Global Asia’s wholly-owned Hong Kong subsidiary, Everfair, were owned by non-PRC individuals. Everfair obtained all the equity interests of Zhengzhou ZST further to an Equity Purchase Agreement dated October 10, 2008 (the “Equity Purchase Agreement”) by and among Everfair, Zhong Bo, our Chief Executive Officer and Chairman of the Board, Wu Dexiu, Huang Jiankang, Sun Hui and Li Yuting (the “ZST Management”). The Equity Purchase Agreement received approval by the Zhengzhou Municipal Bureau of Commerce on November 10, 2008 and Zhengzhou ZST filed all required applications and received all appropriate SAFE approvals from the Henan branch of SAFE.

Upon the consummation of the Purchase Right and Share and Warrant Cancellation, our Chief Executive Officer and Chairman of the Board, Zhong Bo, beneficially owned approximately 59.87% of our outstanding common stock (after giving effect to the Series A Conversion).

Public Offering

In October 2009, we completed a public offering consisting of 3,125,000 shares of our common stock.  Rodman & Renshaw, LLC and WestPark Capital, Inc. (together, the “Underwriters”) acted as co-underwriters in the public offering.  Our shares of common stock were sold to the public at a price of $8.00 per share, for gross proceeds of appoximately $25 million.  Compensation for the Underwriters’ services included discounts and commissions of $1,875,000, a $250,000 non-accountable expense allowance, roadshow expenses of approximately $10,000, and legal counsel fees (excluding blue sky fees) of $40,000.  The Underwriters also received warrants to purchase an aggregate of 156,250 shares of our common stock at an exercise price of $10.00 per share.  The warrants, which have a term of five years, are not exercisable until at least one year from the date of issuance.  The warrants also carry registration rights.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations is based upon our financial statements which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets and liabilities. On an on-going basis, we evaluate our estimates including the allowance for doubtful accounts, the salability and recoverability of inventory, income taxes and contingencies. We base our estimates on historical experience and on other assumptions that we believes to be reasonable under the circumstances, the results of which form our basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We cannot predict what future laws and regulations might be passed that could have a material effect on our results of operations. We assess the impact of significant changes in laws and regulations on a regular basis and update the assumptions and estimates used to prepare our financial statements when we deem it necessary.

Revenue recognition. The Company recognizes product sales revenue when the significant risks and rewards of ownership have been transferred pursuant to PRC law, including such factors as when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable, sales and value-added tax laws have been complied with, and collectability is reasonably assured. The Company generally recognizes revenue when its products are shipped.

The IPTV device sales contracts include a one-year quality assurance warranty for defects. According to the sales contract terms, customers are able to hold back 10% of the total contract balance payable to the Company for one year. This deferred payment obligation is not contingent on resale of the product. In accordance with SFAS FASB No. 48, "Revenue Recognition When Right of Return Exists", the Company records the holdback as revenue at the time of sale when its products are shipped to customers. Costs related to quality assurance fulfillment are mainly the costs of materials used for repair or replacement of damaged or defective products and are expensed as incurred. As the costs associated with such assurance were immaterial in monetary terms, no assurance liability is accrued for all periods.  The Company incurred quality assurance costs of nil and nil for the nine months ended September 30, 2009 and 2008, respectively.  These costs incurred represent 0% and 0% of 2009 and 2008 IPTV box sales, respectively.  In the event of defective product returns, the Company has the right to seek replacement of such returned units from its supplier.

Revenues from fixed-price construction contracts are recognized on the completed-contract method. This method is used because most of the construction and engineering contracts are completed within six months or less and financial position and results of operations do not vary significantly from those which would result from using the percentage-of-completion method. A contract is considered complete when all costs have been incurred and the installation is operating according to specifications or has been accepted by the customer.

Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, suppliers, tools, repairs, and depreciation costs. General and administrative costs are charged to expenses as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Claims are included in revenues when received.

Allowance for doubtful accounts. In estimating the collectability of accounts receivable we analyze historical write-offs, changes in our internal credit policies and customer concentrations when evaluating the adequacy of our allowance for doubtful accounts periodically. Differences may result in the amount and timing of expenses for any period if we make different judgments or uses difference estimates. Our accounts receivable represent a significant portion of our current assets and total assets. Our realization on accounts receivable, expressed in terms of United States dollars may be affected by fluctuations in currency rates since the customer’s currency is frequently a currency other than United States dollars.

Inventories. Inventories comprise raw materials and finished goods are stated at the lower of cost or net realizable value, using the first-in first-out (“FIFO”) method. Substantially all inventory costs are determined using the weighted average basis. Costs of finished goods include direct labor, direct materials, and production overhead before the goods are ready for sale. We evaluate the need for reserves associated with obsolete, slow-moving and non-salable inventory by reviewing net realizable values on a periodic basis. Inventory costs do not exceed net realizable value.

Taxation. The Company is registered in the PRC and has no tax advantages granted by the local government for corporate income taxes and sales taxes because it is a domestic corporation. On March 16, 2007, the National People’s Congress of China enacted a new Enterprise Income Tax (“EIT”) law, under which foreign invested enterprises and domestic companies will be subject to a uniform rate of 25%. The new law became effective on January 1, 2008. The new standard EIT rate of 25% replaces the 33% rate applicable to both foreign invested enterprises and domestic companies, except for high-tech companies that pay a reduced rate of 15%, subject to government verification of high-tech status every three years. Companies established before March 16, 2007 continue to enjoy a tax holiday treatment approved by the local government for a grace period of either five years or until the tax holiday term is completed, whichever is sooner.

Recently Adopted Accounting Pronouncements

In June 2009, the Financial Accounting Standards Board (FASB) issued a standard that established the FASB Accounting Standards Codification (ASC) and amended the hierarchy of generally accepted accounting principles (ASC) and amended the hierarchy of generally accepted accounting principles (GAAP) such that the ASC became the single source of authoritative nongovernmental U.S. GAAP. The ASC did not change current U.S. GAAP, but was intended to simplify user access to all authoritative U.S. GAAP by providing all the authoritative literature related to a particular topic in one place. All previously existing accounting standard documents were superseded and all other accounting literature not included in the ASC is considered non-authoritative. New accounting standards issued subsequent to June 30, 2009 are communicated by the FASB through Accounting Standards Updates (ASUs). The Company adopted the ASC on July 1, 2009. This standard did not have an impact on the Company’s consolidated results of operations or financial condition. However, throughout the notes to the consolidated financial statements references that were previously made to various former authoritative U.S. GAAP pronouncements have been changed to coincide with the appropriate section of the ASC.

In September 2006, the FASB issued an accounting standard codified in ASC 820, Fair Value Measurements and Disclosures. This standard established a single definition of fair value and a framework for measuring fair value, set out a fair value hierarchy to be used to classify the source of information used in fair value measurements, and required disclosures of assets and liabilities measured at fair value based on their level in the hierarchy. This standard applies under other accounting standards that require or permit fair value measurements. One of the amendments deferred the effective date for one year relative to nonfinancial assets and liabilities that are measured at fair value, but are recognized or disclosed at fair value on a nonrecurring basis. This deferral applied to such items as nonfinancial assets and liabilities initially measured at fair value in a business combination (but not measured at fair value in subsequent periods) or nonfinancial long-lived asset groups measured at fair value for an impairment assessment.  The adoption of the fair value measurement standard did not have a material impact on the Company’s consolidated results of operations or financial condition.

In December 2007, the FASB issued and, in April 2009, amended a new business combinations standard codified within ASC 805, which changed the accounting for business acquisitions. Accounting for business combinations under this standard requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction and establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed in a business combination. Certain provisions of this standard impact the determination of acquisition-date fair value of consideration paid in a business combination (including contingent consideration); exclude transaction costs from acquisition accounting; and change accounting practices for acquisition-related restructuring costs, in-process research and development, indemnification assets, and tax benefits. The Company adopted the standard for business combinations for its business combination during the period ended March 31, 2009.

In April 2009, the FASB issued an accounting standard, which provides guidance on (1) estimating the fair value of an asset or liability when the volume and level of activity for the asset or liability have significantly declined and (2) identifying transactions that are not orderly. The standard also amended certain disclosure provisions for fair value measurements and disclosures in ASC 820 to require, among other things, disclosures in interim periods of the inputs and valuation techniques used to measure fair value as well as disclosure of the hierarchy of the source of underlying fair value information on a disaggregated basis by specific major category of investment. The standard was effective prospectively beginning April 1, 2009. The adoption of this standard did not have a material impact on the Company’s consolidated results of operations or financial condition.

In April 2009, the FASB issued an accounting standard which modifies the requirements for recognizing other-than-temporarily impaired debt securities and changes the existing impairment model for such securities. The standard also requires additional disclosures for both annual and interim periods with respect to both debt and equity securities. Under the standard, impairment of debt securities will be considered other-than-temporary if an entity (1) intends to sell the security, (2) more likely than not will be required to sell the security before recovering its cost, or (3) does not expect to recover the security’s entire amortized cost basis (even if the entity does not intend to sell). The standard further indicates that, depending on which of the above factor(s) causes the impairment to be considered other-than-temporary, (1) the entire shortfall of the security’s fair value versus its amortized cost basis or (2) only the credit loss portion would be recognized in earnings while the remaining shortfall (if any) would be recorded in other comprehensive income. The standard requires entities to initially apply its provisions to previously other-than-temporarily impaired debt securities existing as of the date of initial adoption by making a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. The cumulative-effect adjustment potentially reclassifies the noncredit portion of a previously other-than-temporarily impaired debt security held as of the date of initial adoption from retained earnings to accumulated other comprehensive income. The adoption of this standard did not have a material impact on the Company’s consolidated results of operations or financial condition.

In April 2009, the FASB issued an accounting standard regarding interim disclosures about fair value of financial instruments. The standard essentially expands the disclosure about fair value of financial instruments that were previously required only annually to also be required for interim period reporting. In addition, the standard requires certain additional disclosures regarding the methods and significant assumptions used to estimate the fair value of financial instruments. The adoption of this standard did not have a material impact on the Company’s consolidated results of operations or financial condition.

In May 2009, the FASB issued a new accounting standard regarding subsequent events. This standard incorporates into authoritative accounting literature certain guidance that already existed within generally accepted auditing standards, with the requirements concerning recognition and disclosure of subsequent events remaining essentially unchanged. This guidance addresses events which occur after the balance sheet date but before the issuance of financial statements. Under the new standard, as under previous practice, an entity must record the effects of subsequent events that provide evidence about conditions that existed at the balance sheet date and must disclose but not record the effects of subsequent events which provide evidence about conditions that did not exist at the balance sheet date. This standard added an additional required disclosure relative to the date through which subsequent events have been evaluated and whether that is the date on which the financial statements were issued. For the Company ,  this standard was effective beginning April 1, 2009.

In June 2009, the FASB issued a new standard regarding the accounting for transfers of financial assets amending the existing guidance on transfers of financial assets to, among other things, eliminate the qualifying special-purpose entity concept, include a new unit of account definition that must be met for transfers of portions of financial assets to be eligible for sale accounting, clarify and change the derecognition criteria for a transfer to be accounted for as a sale, and require significant additional disclosure. The standard is effective for new transfers of financial assets beginning January 1, 2010. The adoption of this standard is not expected to have a material impact on the Company’s consolidated results of operations or financial condition.

In June 2009, the FASB issued an accounting standard that revised the consolidation guidance for variable-interest entities. The modifications include the elimination of the exemption for qualifying special purpose entities, a new approach for determining who should consolidate a variable-interest entity, and changes to when it is necessary to reassess who should consolidate a variable-interest entity. The standard is effective January 1, 2010. The Company is currently evaluating the impact of this standard, but would not expect it to have a material impact on the Company’s consolidated results of operations or financial condition.

In August 2009, the FASB issued ASU No. 2009-05, Measuring Liabilities at Fair Value, which provides additional guidance on how companies should measure liabilities at fair value under ASC 820. The ASU clarifies that the quoted price for an identical liability should be used. However, if such information is not available, a entity may use, the quoted price of an identical liability when traded as an asset, quoted prices for similar liabilities or similar liabilities traded as assets, or another valuation technique (such as the market or income approach). The ASU also indicates that the fair value of a liability is not adjusted to reflect the impact of contractual restrictions that prevent its transfer and indicates circumstances in which quoted prices for an identical liability or quoted price for an identical liability traded as an asset may be considered level 1 fair value. This ASU is effective October 1, 2009. The Company is currently evaluating the impact of this standard, but would not expect it to have a material impact on the Company’s consolidated results of operations or financial condition.

In September 2009, the FASB issued ASU No. 2009-12, Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent) , that amends ASC 820 to provide guidance on measuring the fair value of certain alternative investments such as hedge funds, private equity funds and venture capital funds. The ASU indicates that, under certain circumstance, the fair value of such investments may be determined using net asset value (NAV) as a practical expedient, unless it is probable the investment will be sold at something other than NAV. In those situations, the practical expedient cannot be used and disclosure of the remaining actions necessary to complete the sale is required. The ASU also requires additional disclosures of the attributes of all investments within the scope of the new guidance, regardless of whether an entity used the practical expedient to measure the fair value of any of its investments. This ASU is effective October 1, 2009. The Company is currently evaluating the impact of this standard, but would not expect it to have a material impact on the Company’s consolidated results of operations or financial condition.

In October 2009, the FASB issued ASU No. 2009-13, Multiple-Deliverable Revenue Arrangements—a consensus of the FASB Emerging Issues Task Force , that provides amendments to the criteria for separating consideration in multiple-deliverable arrangements. As a result of these amendments, multiple-deliverable revenue arrangements will be separated in more circumstances than under existing U.S. GAAP. The ASU does this by establishing a selling price hierarchy for determining the selling price of a deliverable. The selling price used for each deliverable will be based on vendor-specific objective evidence if available, third-party evidence if vendor-specific objective evidence is not available, or estimated selling price if neither vendor-specific objective evidence nor third-party evidence is available. A vendor will be required to determine its best estimate of selling price in a manner that is consistent with that used to determine the price to sell the deliverable on a standalone basis. This ASU also eliminates the residual method of allocation and will require that arrangement consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method, which allocates any discount in the overall arrangement proportionally to each deliverable based on its relative selling price. Expanded disclosures of qualitative and quantitative information regarding application of the multiple-deliverable revenue arrangement guidance are also required under the ASU. The ASU does not apply to arrangements for which industry specific allocation and measurement guidance exists, such as long-term construction contracts and software transactions.  The ASU is effective beginning January 1, 2011. The Company is currently evaluating the impact of this standard on the Company’s consolidated results of operations and financial condition.

In October 2009, the FASB issued ASU No. 2009-14, Certain Revenue Arrangements That Include Software Elements—a consensus of the FASB Emerging Issues Task Force , that reduces the types of transactions that fall within the current scope of software revenue recognition guidance. Existing software revenue recognition guidance requires that its provisions be applied to an entire arrangement when the sale of any products or services containing or utilizing software when the software is considered more than incidental to the product or service. As a result of the amendments included in ASU No. 2009-14, many tangible products and services that rely on software will be accounted for under the multiple-element arrangements revenue recognition guidance rather than under the software revenue recognition guidance. Under the ASU, the following components would be excluded from the scope of software revenue recognition guidance:  the tangible element of the product, software products bundled with tangible products where the software components and non-software components function together to deliver the product’s essential functionality, and undelivered components that relate to software that is essential to the tangible product’s functionality. The ASU also provides guidance on how to allocate transaction consideration when an arrangement contains both deliverables within the scope of software revenue guidance (software deliverables) and deliverables not within the scope of that guidance (non-software deliverables). The ASU is effective beginning January 1, 2011. The Company is currently evaluating the impact of this standard on the Company’s consolidated results of operations and financial condition.

Results of Operations

Nine Months Ended September 30, 2009 and 2008

Revenues consist of sales of our set-top and digital networking products and revenues recorded under network installation projects.  Revenues from product sales were $70,067,184 for the nine months ended September 30, 2009, an increase of $29,079,855, or 71%, compared to $40,987,329 for the same period in 2008.  The increase in revenues is primarily a result of the increase in sales of our IPTV set-top boxes, as well as continued demand for our digital networking products.

Cost of goods sold, which include raw material, labor and amounts due to contract manufacturers, was $58,773,620 for the nine months ended September 30, 2009, an increase of $25,210,491, or 75%, compared to $33,563,129 for the same period in 2008.  This increase in cost of sales was caused by an increase in sales and was consistent with the increase in revenues.  As a percentage of revenues, cost of sales for the nine months ended September 30, 2009 and 2008 were 84% and 82%, respectively.

Gross profit for nine months ended September 30, 2009 was $11,293,564, or 16% of revenues, compared to $7,424,200, or 18% of revenues, for the comparable period in 2008.  Management considers gross profit to be a key performance indicator in managing our business.  Gross profit margins are a factor of cost of sales, product mix and product demand.

Selling expenses, which mainly include marketing, shipping, insurance, wage and other expenses, were $35,334 for the nine months ended September 30, 2009, a decrease of $71,901, or 67%, compared to $107,235 for the same period in 2008.  The decrease was due to the changes in sales contract terms and arrangement of delivery, which provided that finished goods are shipped directly from the manufacturer to the customers.

Research and development expenses were approximately $109,068 for the nine months ended September 30, 2009 compared to nil for the same period in 2008.  The increase was due to the Company’s increased research and development efforts in connection with its GPS product line.  Furthermore, the Company no longer receives reimbursement for its research and development expenses from the local government.

Other general and administrative expenses, which include wages, benefits, utilities, consulting, turnover taxes, professional fees and other expenses, were $725,054 for the nine months ended September 30, 2009, an increase of $110,991, or 18%, compared to $614,063 for the same period in 2008.  The increase was due to the Company’s expanded operations and revenue base.  On the going forward basis, we expect our general and administrative expenses to increase as a result of professional fees incurred as a result of being a publicly reporting company in the United States.

Interest expenses for interest-bearing debts for the nine months ended September 30, 2009 was $140,693, decrease of $120,461, or 46%, compared to $261,154 in 2008.  The decrease is mainly the result of lower outstanding debt.

For the nine months ended September 30, 2009, we recorded a provision for income taxes of $2,593,724, compared to $1,565,994 for the same period in 2008.  The tax rate for the year ended December 31, 2009 was 25%.  Our income tax rate for the year ended December 31, 2008 was 25%.

Years Ended December 31, 2008 and 2007

Revenues consist of sales of our set-top and digital networking products and revenues recorded under network installation projects. Revenues from sales, service and construction were $55.4 million for the year ended December 31, 2008, an increase of $26.7 million, or 93%, compared to $28.7 million for the same period in 2007. The increase in revenue was attributed mainly to the increased demand for our set-top and digital networking products, which we believe is a result of our market expansion efforts as well as price increases of some of our products. We believe the increases in sales revenue and volume are a result of our emphasis on brand promotion and utilizing our sales channels to continually increase our market share. Regional TV broadcast stations are upgrading their broadcast systems to the digital network, and as a result, every household is required to upgrade their IPTV set-top boxes. In 2008, the regional government provided incentives for TV broadcast stations to expand their broadcast coverage to suburban areas, which will result in an increase of new subscribers of digital networks for the next two years.

Furthermore, demand for our set-top products increased during the year ended December 31, 2008 due to various governmental regulations and policies. The State Administration of Radio & Television required the use of digital broadcasting and television in every province and city and IPTV set-top boxes transmits the analog signals to digital signals. In addition, digital network broadcast providers began to upgrade their set-top boxes for their subscribers. Consequently, the demand for our IPTV set-top boxes increased significantly. The central government also launched several policies to boost domestic demand of various consumer products, such as automobiles and electronics, especially in the farming provinces, in order to cope with the financial crisis that occurred during the year ended December 31, 2008. The central government set an allowance rate of 13% of the product price in order to stimulate the purchase of such products, which led to the increase in sales of IPTV set-top boxes as well.

Cost of goods sold, which include raw material, labor and amounts due to contract manufacturers, was $45.6 million for the year ended December 31, 2008, an increase of $22.4 million, or 97%, compared to $23.2 million for the same period in 2007. This increase in cost of sales was caused by an increase in sales and was consistent with the increase in revenues. As a percentage of revenues, cost of sales for the year ended December 31, 2008 and 2007 were 82% and 81%, respectively.

Gross profit for year ended December 31, 2008 was $9.8 million, or 18% of revenues, compared to $5.5 million, or 19% of revenues, for the comparable period in 2007. Management considers gross profit to be a key performance indicator in managing our business. Gross profit margins are a factor of cost of sales, product mix and product demand.

Selling expenses, which mainly include marketing, shipping, insurance, wage and other expenses, were $146,459 for the year ended December 31, 2008, an increase of $143,872, or 5,561%, compared to $2,587 for the same period in 2007. The increase was primarily due to increased shipping costs. In order to expand the business of the IPTV set-up boxes, the Company offered favorable shipping terms to attract customers.

Other general and administrative expenses, which include wage, benefit, utility, consulting, turnover taxes, professional fees and other expenses, were $1,005,975 for the year ended December 31, 2008, an increase of $290,910, or 41%, compared to $715,064 for the same period in 2007. The increase was primarily a result of an increase in office expenses. We expect our general and administrative expenses to increase as a result of professional fees incurred as a result of being a publicly reporting company in the United States.

For the years ended December 31, 2008 and 2007, we invested approximately $10,419 and $88,864, respectively, in research and development. However, we received a reimbursement from the local government for all of our research and development expenses for the year ended December 31, 2008, and therefore research and development expenses net of reimbursement was nil.

Interest expenses for interest-bearing debts for the year ended December 31, 2008 was $338,742, an increase of $142,419, or 73%, compared to $196,323 in 2007. The increase is mainly the result of increased bank debt.

For the year ended December 31, 2008, we recorded a provision for income taxes of $2.1 million, compared to $1.5 million for the same period in 2007. The tax rate for the year ended December 31, 2007 was 33%. Our income tax rate for the year ended December 31, 2008 was 25%.

Years Ended December 31, 2007 and 2006

Revenues were $28.7 million for the year ended December 31, 2007, an increase of $23 million, or 404%, compared to $5.7 million for the year ended December 31, 2006. The increase in revenue was attributed mainly due to the increased demand for our products, which we believe is a result of market expansion efforts and the introduction of our IPTV set-top boxes into the market at the end of the year ended December 31, 2007.

Cost of goods sold was $23.2 million for the year ended December 31, 2007, an increase of $18.7 million, or 416%, compared to $4.5 million for the year ended December 31, 2006. The increase was primarily a result of the increase in sales and was consistent with the increase in the net revenue. As a percentage of the net revenue, cost of sales for the years ended December 31, 2007 and 2006 were 81% and 79%, respectively. The increase as a percentage of revenues was due to the increased purchase price of our products.

Gross profit for the year ended December 31, 2007 was $5.5 million, or 19% of revenues, compared to $1.2 million, or 21% of revenues, for the year ended December 31, 2006. The decrease in our gross profit margin for the year ended December 31, 2007 as a percentage of revenues was primarily due to the increased purchase price of our products and no corresponding increase in the sales price of our products.

Selling expenses were $2,587 for the year ended December 31, 2007, a drop of $16,794, or 87%, compared to $19,381 for the year ended December 31, 2006. The decrease in selling expenses was attributable to a decrease in wages of sales persons.

Other general and administrative expenses were $715,064 for the year ended December 31, 2007, an increase of $484,728, or 210%, compared to $230,337 for the year ended December 31, 2006. The increase is mainly due to increased personnel salaries as the Company was hiring new employees for the expansion of new products.

For the years ended December 31, 2007 and 2006, we invested approximately $88,864 and $48, respectively, in research and development. The increase was mainly due to increased personnel costs dedicated toward the development of new and additional products.

Interest expenses for interest-bearing debts for the year ended December 31, 2007 was $196,323, an increase of $184,707 or 1,590%, compared to $11,616 in 2006. The increase is mainly the result of increased bank debt.

For the year ended December 31, 2007, we recorded a provision for income taxes of $1,515,478, compared to $314,577 for the same period in 2006. The tax rate for the year ended December 31, 2007 was 33%. Our income tax rate for the year ended December 21, 2006 was 33%.

Liquidity and Capital Resources

We had cash and cash equivalents of $1,394,458 as of September 30, 2009, as compared to $1,134,954 as of December 31, 2008, $1,125,804 as of December 31, 2007 and $1,183,665 as of December 31, 2006.

We had working capital of approximately $21,362,069, $8,948,772 and $2,505,155 as at September 30, 2009, December 31, 2008 and 2007, respectively. The increase of working capital was largely caused by the increase in accounts receivable.

Also in connection with the Share Exchange, we paid $350,000 to WestPark and $125,000 to a third party unaffiliated with the Company, SRKP 18 or WestPark.

Our trade receivables has been an increasingly significant portion of our current assets, representing $25,634,262, $12,322,099 and $9,419,029, or 80%, 71% and 56% of current assets, as of September 30, 2009 and as of December 31, 2008 and 2007, respectively.  As our sales volume increases, trade receivables increase accordingly. If customers responsible for a significant amount of accounts receivable were to become insolvent or otherwise unable to pay for our products, or to make payments in a timely manner, our liquidity and results of operations could be materially adversely affected.  An economic or industry downturn could materially adversely affect the servicing of these accounts receivable, which could result in longer payment cycles, increased collections costs and defaults in excess of management’s expectations.  A significant deterioration in our ability to collect on accounts receivable could affect our cash flow and working capital position and could also impact the cost or availability of financing available to us.

We provide our major customers with payment terms ranging from 30 to 90 days.   We typically offer certain of our customers 30 to 90 days credit terms for payment. Allowance for doubtful accounts is based on our assessment of the collectability of specific customer accounts, the aging of accounts receivable, our history of bad debts, and the general condition of the industry.  If a major customer’s credit worthiness deteriorates, or our customers’ actual defaults exceed historical experience, our estimates could change and impact our reported results.  We have not experienced any significant amount of bad debt since the inception of our operation.

As of September 30, 2009, inventories amounted to $1,494,599, compared to $775,185 as of December 31, 2008.  The increase is due to the increase of sales, the increase of inventory turnover, and the increase in the Company’s inventory of GPS products.  As of December 31, 2008, inventories amounted to $775,185, compared to $5,488,794 as of December 31, 2007 and $2,622,909 as of December 31, 2006..  The decrease is due to the fact that we no longer manufacture our products and instead outsource the manufacturing of our products.

As of September 30, 2009, accounts payable and accrued liabilities amounted to $8,371,440, compared to $1,771,272 as of December 31, 2008.  The increase in accounts payable and accrued liabilities is due to inventory purchases unpaid prior to the end of the period.  As of December 31, 2008, accounts payable and accrued liabilities amounted to $1,771,272, compared to $3,249,012 as of December 31, 2007 and $5,500,238 as of December 31, 2006.  The decrease is due to a shortened payment duration.

As of September 30, 2009, various taxes payable amounted to $331,749, compared to $188,539 as of December 31, 2008.  As of December 31, 2008, various taxes payable amounted to $188,539, compared to $490,977 as of December 31, 2007 and $21,220 as of December 31, 2006.  The increase in various taxes payable is due to the rise of sales.  The decrease in various taxes payable from 2007 to 2008 is due to the decrease of our corporate income tax rate from 33% to 25%.

As of September 30, 2009, wages payable amounted to $63,750, compared to $59,501 as of December 31, 2008.  As of December 31, 2008, wages payable amounted to $59,501, compared to $23,890 as of December 31, 2007 and $7,775 as of December 31, 2006. The increase in wages payable is due to increased personnel costs.

As of September 30, 2009, corporate taxes payable amounted to $434,388, compared to nil at December 31, 2008.  As of December 31, 2008, corporate taxes payable amounted to nil, compared to nil as of December 31, 2007 and nil as of December 31, 2006.  The increase in corporate taxes payable is due to an increase of unpaid corporate taxes.

As of May 5, 2009, we received gross proceeds of approximately $4.98 million, and net proceeds of approximately $3.86 million, in a private placement transaction (the “Private Placement”). Pursuant to subscription agreements entered into with the investors, we sold an aggregate of 1,263,723 shares of Series A Convertible Preferred Stock at $3.94 per share. In connection with the initial closing of the Private Placement, the Company issued a promissory note in the principal amount of $170,000, bearing no interest (the “Note”), to WestPark Capital Financial Services, LLC, the parent company of WestPark. The principal was due and payable by the Company on or before the earlier of (a) thirty (30) days from the date of issuance of the Note or (b) upon the receipt by the Company of at least $4 million in the Private Placement. The Company repaid the Note in full on January 23, 2009 using the proceeds from the second closing of the Private Placement.

For its services as placement agent, WestPark was paid a commission of 12% of the gross proceeds from the Private Placement plus a 4% non-accountable expense allowance. No other consideration was paid to WestPark or to SRKP 18 in connection with the Share Exchange or Private Placement.

We agreed to file a registration statement covering the common stock underlying the Series A Convertible Preferred Stock sold in the Private Placement and to pay for all costs related to the registration of the shares. The registration statement covering such shares was declared effective by the Securities and Exchange Commission in October 2009. We have used the proceeds from the Private Placement to provide working capital for research and development, to perform upgrades to the technology used in our existing products, and to improve our marketing strategies and efforts to capture new customers and expand our market size. In addition, we are currently developing technologies for GPS devices as a new product line for the Company, which will be marketed in the year 2010.

In October 2009, we completed a public offering consisting of 3,125,000 shares of our common stock. Rodman & Renshaw, LLC and WestPark Capital, Inc. (together, the “Underwriters”) acted as co-underwriters in the public offering. Our shares of common stock were sold to the public at a price of $8.00 per share, for gross proceeds of appoximately $25 million. Compensation for the Underwriters’ services included discounts and commissions of $1,875,000, a $250,000 non-accountable expense allowance, roadshow expenses of approximately $10,000, and legal counsel fees (excluding blue sky fees) of $40,000. The Underwriters also received warrants to purchase an aggregate of 156,250 shares of our common stock at an exercise price of $10.00 per share. The warrants, which have a term of five years, are not exercisable until at least one year from the date of issuance. The warrants also carry registration rights.

We are required to contribute a portion of our employees’ total salaries to the Chinese government’s social insurance funds, including pension insurance, medical insurance, unemployment insurance, and job injuries insurance, and maternity insurance, in accordance with relevant regulations. Total contributions to the funds are $14,767 for the nine months ended September 30, 2009 and 6,487, $130,549 and $396 for the years ended December 31, 2008, 2007 and 2006, respectively.  We expect that the amount of our contribution to the government’s social insurance funds will increase in the future as we expand our workforce and operations and commence contributions to an employee housing fund.

The ability of Zhengzhou ZST to pay dividends may be restricted due to the foreign exchange control policies and availability of cash balance. A majority of our revenue being earned and currency received are denominated in RMB, which is subject to the exchange control regulation in China, and, as a result, we may be unable to distribute any dividends outside of China due to PRC exchange control regulations that restrict our ability to convert RMB into US Dollars. Accordingly, Zhengzhou ZST’s funds may not be readily available to us to satisfy obligations which have been incurred outside the PRC, which could adversely affect our business and prospects or our ability to meet our cash obligations.

Net cash used in operating activities was $125,921 for the nine months ended September 30, 2009, compared to net cash provided by operating activities of $5,383,579 for the nine months ended September 30, 2008.  The change was due to a decrease in inventory and an increase in accounts receivable.  Net cash provided by operating activities was $3.3 million for the year ended December 31, 2008, compared to net cash used in operating activities of $7.6 million for the year ended December 31, 2007. The increase was primarily due to an increase of account payables and a decrease in inventory.

Net cash used in investing activities amounted to approximately $969,692 for the nine months ended September 30, 2009, compared to net cash provided by investing activities of nil for the nine months ended September 30, 2008.  The change was due to the purchase of property and equipment and intangible assets.  Net cash provided by investing activities amounted to nil for the year ended December 31, 2008, compared to net cash used by investing activities of $1,035,188 for the year ended December 31, 2007. The change was due to a new acquisition in 2007.

Net cash provided by financing activities amounted to $1,057,235 for the nine months ended September 30, 2009, compared to net cash used in financing activities of $5,821,285 for the nine months ended September 30, 2008.  The change was a result of sales of Series A Convertible Preferred Stock in the Private Placement in 2009.  Net cash used by financing activities amounted to $3.5 million for the year ended December 31, 2008, compared to net cash provided by financing activities of $6.2 million for the year ended December 31, 2007. The decrease was primarily a result of a decrease in bank loans and dividends paid in 2008.

Historically, we have financed our operations through the issuance and sale of equity securities, specifically through proceeds from private placements of our securities, and payments from our customers.  Based upon our present plans, we believe that cash on hand, cash flow from operations, funds available to use through low-cost domestic financing as well as cash through our recent public offering financing, we will be sufficient to fund our capital needs for the next 12 months.  Our ability to maintain sufficient liquidity depends partially on our ability to achieve anticipated levels of revenue, while continuing to control costs.  If we did not have sufficient available cash, we would have to seek additional debt or equity financing through other external sources, which may not be available on acceptable terms, or at all.  Failure to maintain financing arrangements on acceptable terms would have a material adverse effect on our business, results of operations and financial condition.

Our ability to maintain sufficient liquidity depends partially on our ability to achieve anticipated levels of revenue, while continuing to control costs.  If we did not have sufficient available cash, we would have to seek additional debt or equity financing through other external sources, which may not be available on acceptable terms, or at all.  Failure to maintain financing arrangements on acceptable terms would have a material adverse effect on our business, results of operations and financial condition.

We are currently developing a new product, a GPS device, which will be available for sale in the market by the year 2010. We are also expanding our customer base to obtain new customers in return for sales revenue growth. We believe that our efforts to develop new products and expand our customer base will increase our future cash flows. We also plan to obtain additional cash from financings and/or loans from banks to fund our business operations and to provide additional working capital. However, there is no assurance that such financing will be obtained. We expect to continue to raise capital in the future, but cannot guarantee that such financing activities will be sufficient to fund our current and future projects and our ability to meet our cash and working capital needs.

Off-Balance Sheet Arrangements

None.

Change in Accountants

On April 20, 2009, we dismissed AJ. Robbins, PC (“AJ Robbins”) as its independent registered public accounting firm following the change in control of the Company upon the consummation of the Share Exchange. We engaged AJ Robbins to audit our financial statements for the year ended December 31, 2008. The decision to change accountants was approved and ratified by our Board of Directors. The report of AJ Robbins on our financial statements for the fiscal year ended December 31, 2008 did not contain any adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principle, except for an explanatory paragraph relative to our ability to continue as a going concern. Additionally, during our two most recent fiscal years and any subsequent interim period, there were no disagreements with AJ Robbins on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

While AJ Robbins was engaged by us, there were no disagreements with AJ Robbins on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure with respect to us, which disagreements if not resolved to the satisfaction of AJ Robbins would have caused it to make reference to the subject matter of the disagreements in connection with its report on our financial statements for the fiscal year ended December 31, 2008.

We engaged Kempisty & Company Certified Public Accountants, P.C. (“Kempisty”) as our independent registered public accounting firm as of April 20, 2009. Kempisty served as the independent registered certified public accountants for World Orient Universal Limited, our wholly-owned subsidiary, for the fiscal year ended December 31, 2008. During our fiscal years ended December 31, 2008 and 2007 and through April 20, 2009, neither our Company, nor anyone acting on our behalf, consulted with Kempisty regarding the application of accounting principles to a specific completed or proposed transaction or the type of audit opinion that might be rendered on our financial statements, and no written report or oral advice was provided that Kempisty concluded was an important factor considered by us in reaching a decision as to any such accounting, auditing or financial reporting issue.

DESCRIPTION OF BUSINESS

Overview

As used in this prospectus, unless otherwise indicated, the terms “we,” “our,” “us,” “Company” and “ZST” refer to ZST Digital Networks, Inc., a Delaware corporation, formerly known as SRKP 18, Inc. (“SRKP 18”).

We were incorporated in the State of Delaware on December 7, 2006. We were originally organized as a “blank check” shell company to investigate and acquire a target company or business seeking the perceived advantages of being a publicly held corporation.

On December 11, 2008, we entered into a share exchange agreement, as amended on January 9, 2009 (the “Exchange Agreement”), with World Orient and its stockholders, pursuant to which the stockholders would transfer all of the issued and outstanding shares of World Orient to the Company in exchange for 806,408 shares of our common stock (the “Share Exchange”). On January 9, 2009, we closed the Share Exchange pursuant to which we became the 100% parent of World Orient and assumed the operations of World Orient and its subsidiaries, including Zhengzhou ZST. We also changed our name from SRKP 18, Inc. to ZST Digital Networks, Inc.

We conduct our business through our subsidiaries, which include our wholly-owned subsidiary, World Orient, World Orient’s wholly-owned subsidiary, Global Asia, Global Asia’s wholly-owned subsidiary, Everfair, and Everfair’s wholly-owned subsidiary, Zhengzhou ZST. Zhengzhou ZST and Everfair were founded in 1996 and 2007, respectively, and are based in Zhengzhou, China and Hong Kong, respectively. Global Asia and World Orient were founded in August 2008 in the British Virgin Islands. Control among the various entities is due to stock ownership.

The corporate structure of the Company is illustrated as follows:

“China” or “PRC” refers to the People’s Republic of China. “RMB” or “Renminbi” refers to the legal currency of China and “$” or “U.S. Dollars” refers to the legal currency of the United States.

Our Company

We are principally engaged in supplying digital and optical network equipment to cable system operators in the Henan Province of China. The Company has developed a line of internet protocol television (“IPTV”) set-top boxes that are used to provide bundled cable television, Internet and telephone services to residential and commercial customers. The Company has assisted in the installation and construction of over 400 local cable networks covering more than 90 municipal districts, counties, townships, and enterprises. The Company’s services and products have been recognized with various certifications, including “integrated computer information system qualification class III” issued by the Ministry of Industry Information, “communication user cable construction enterprise qualification” issued by the Henan Province Administration of Communication, “Henan Province Security Technology Prevention Engineering Qualification Class III”, a certificate of “ISO9001:2000 Quality System Authentication”, and “Double High” certification, high-tech product and high-tech enterprise issued by the Henan Province government.

At present, our main clients are broadcasting TV bureaus and cable network operators serving various cities and counties. We have over 30 main customers, including the broadcasting TV bureaus and cable network operators of the cities of Nanyang, Mengzhou, Xuchang, Pingdingshan, Kaifeng, Zhoukou and Gongyi, and the counties of Yuanyang, Luoning, Neihuang, Yinyang, Xixia, Kaifeng, Nanzhao, and Gushi.

A map highlighting our range of service within China is below (the yellow shaded areas indicate our potential market and target customers and the red and green shaded areas indicate our current market):

A map highlighting our range of service within the Henan Province is below:

In the near future, we plan to joint venture with cable network operators to provide bundled television programming, Internet and telephone services to residential customers in cities and counties located in the Henan Province of China.

Industry

Over the past ten years, technological advancements in the electronics industry have greatly expanded the capabilities of cable TV devices and cable systems. Cable network devices include amplifiers, optical receivers, IPTV set-top boxes and other related products. The popularity of these devices benefits from reductions in cost, size and weight, and improvements in functionality and reliability.

China’s consumer market for cable TV devices and electronics has been growing; due in part to the country’s rapid growing electronic industry. Economic growth in China has led to greater levels of personal disposable income and increased spending among China’s expanding middle-class consumer base. Notwithstanding China’s economic growth, China’s economic output and consumption rates are still relatively low on a per capita basis compared to developed countries. As China’s economy develops, we believe that disposable income and consumer spending levels will continue to become closer to that of developed countries like the United States.

China’s market share of cable TV devices and electronics is expected to increase, especially with the analog to digital conversion taking place over the next several years. According to the Report of the State Administrative of Movie and Television, as of 2008, there were over 350 million families who own television sets and over 160 million families who subscribed to cable TV service in China with 1,050 million and 480 million viewers respectively. This subscriber market is growing at approximately 10% to 15% CAGR. Owing to the extensive use of cable TV and the explosive growth of internet and broadband applications in China, the market for delivery of Internet service through cable modem or set-top box appears extremely promising in China in the near future.

Henan Province has a total population of 130 million, or 25 million households, residing in 118 counties, with over 2,500 villages and more than 10,000 administrative villages. Of the 30 counties in the Henan Province serviced by the Company, according to the Report of the State Administrative of Movie and Television, there were approximately 2.7 million cable TV subscribers (i.e. households) in 2008, which accounted for 10.8% of the population in the Henan Province, and this market is expected to have a 10%-20% annual increase of subscribers in the near future. There are approximately 22.3 million households which are already wired for cable in the province and which are potential cable television subscribers. The Henan Department of Movies and Television Broadcasting (“HDMTB”) has approved the extension of cable networks to counties and villages, with the purpose of bringing digital TV broadcasting and broadband services to the residents of Henan Province.

China has a number of benefits in the manufacture of electronic devices, which are expected to drive this growth:

●	Low Costs. China continues to have a significant low cost of labor as well as easy access to raw materials and land.

●	Proximity to Electronics Supply Chain. Electronics manufacturing in general continues to shift to China, giving China-based manufacturers a further cost and cycle time advantage.

●	Proximity to End-Markets. China has focused in recent years on building its research, development and engineering skill base in all aspects of higher end manufacturing, including electronic devices.

Competitive Strengths

Experienced Management Team

Our senior management team has extensive business and industry experience, including an understanding of changing market trends, consumer needs and technologies, which gives us the ability to capitalize on the opportunities resulting from these market changes. Our Chief Executive Officer, Zhong Bo, has over 15 years of experience in the design and installation of cable television systems, which we believe has been a key factor in our ability to establish long-lasting and valuable business relationships in the cable television industry. Other members of our senior management team also have significant experience with respect to key aspects of our operations, including research and development, product design, and sales and marketing.

Design Capabilities and Manufacturing Oversight

We employ a rigorous and systematic approach to product design and manufacturing oversight. We employ a senior design team with members educated by top colleges in China, with an average of 8 to 10 years of experience. Our design team develops and tracks new concepts and ideas from a variety of sources, including direct customer feedback, trade shows, domestic research institutions and our key core suppliers. We can rapidly modify our design function to accommodate new customer requests, designs and specifications. We subcontract all manufacturing on a turnkey basis, with our suppliers delivering fully assembled and tested products based on our proprietary designs. Our contract manufacturers are located in Hang Zhou, Shen Zhen and Zheng Zhou, China. We also achieve quality control over products manufactured under our contract manufacturing arrangements by sending our technicians on site to supervise the production and testing of our products. The use of this model allows us to focus substantially all of our resources on determining customer requirements and on the design, development and support of our products.

Well-Established Distribution Channels

We sell our products through a well-established network of distributors and resellers which allows us to access the customer markets of the Henan Province as well as other markets in China. We have distributors throughout Henan, and in other key provinces in China. We attended various trade fairs for electronic products, including China Hi-tech Fair (Shenzhen), Canton Fair, Hong Kong Electronics Fair and International CES Las Vegas to promote our products.

Our Strategy

Our goal is to be a domestic leader in the development and manufacturer of cable television systems devices and related electronic products through the following strategies:

Enhance Brand Awareness. We believe that continuing to strengthen our brand will be critical to increasing demand for, and achieving widespread acceptance of, our cable TV network devices and electronics. We believe a strong brand offers a competitive advantage and so we intend to devote additional resources to strategic marketing promotion in an effort to increase brand awareness and product recognition and heighten consumer loyalty. We aim to develop the brand “ZST” into a both domestically and internationally recognizable one.

Expand Sales Network and Distribution Channels. We continue to seek additional penetration into existing markets as well as commencing sales in additional domestic markets. We intend to expand our sales and customer service networks of agents and dealers in China and into new markets. We also intend to develop relationships with a broader set of wholesalers, distributors and resellers, all in order to expand the market availability of our products. We expect that these relationships will allow us to diversify our customer base and increase the availability and exposure of our products.

Offer Comprehensive Network Infrastructure Solutions. Our expertise in the design and installation of cable television systems has afforded us the ability to offer customized telecommunications systems for a variety of customers. For example, we offer a customer the ability to deliver a fully integrated video programming solution, customized set-top boxes and network design and management. We intend to devote additional resources towards expanding this segment of our business.

Pursue Strategic Partnerships, Joint Ventures and Acquisitions. We intend to selectively pursue partnerships, joint ventures and strategic acquisition opportunities that we believe may allow us to increase our existing market share, expand into new markets, broaden our portfolio of products and intellectual property, and strengthen our relationships with our customers. For example, we plan to joint venture with cable network operators and target selected acquisitions that will allow us the ability to provide bundled television programming, internet and telephone services to residential customers in cities and counties located in the Henan Province.

We are currently in the process of establishing a partnership with China Unicom, a wireless network provider, in connection with the Company’s development and sale of its GPS tracking units.  In March 2009, the Company entered into a network access right agreement with the Henan Subsidiary of China Unicom that allows the Company to use the China Unicom wireless network for providing GPS location and tracking services to third parties.      Upon completion of this offering, the Company intends to negotiate a reseller agreement with the Henan Subsidiary of China Unicom whereby GPS tracking units supplied by the Company would be sold in the Henan Subsidiary of China Unicom retail stores, with the Company receiving a share of subscriber revenue collected by the Henan Subsidiary of China Unicom.

Act on the Set-top Box Replacement Cycle. The broader adoption of high definition televisions by consumers will require more advanced compression (e.g., MPEG-4) and security technologies within set-top boxes. This may launch a replacement cycle, particularly among direct-to-home and cable providers with substantial bases of legacy equipment, which may create additional market opportunities for us.

Products

We currently offer a range of branded cable television devices and related networking products including set-top boxes, optical receivers, optical transmitters and cable transmission amplifiers.

Set-top Boxes and Related Products

Our line of internet protocol television (“IPTV”) set-top boxes integrate Internet, multi-media, and communication technologies, provides residential customers with high definition digital multi-media service, and provides extensive freedom to choose video programs offered by the network video providers on broadband IP network. These devices allow consumers who subscribe to television service from multi-channel video distributors to access encrypted digital video and audio content and make use of a variety of interactive applications. These applications include an on-screen interactive program guide, pay-per-view offerings, games and shopping and parental control.

In addition to the functionality of a basic digital set-top box, these devices enable subscribers to pause, stop, reverse, fast forward, record and replay live or recorded digital television content using a built-in hard drive capable of storing up to 200 hours of content. They also include the ability to support video-on-demand services. Our devices also enable subscribers to access the enhanced picture quality and sound of high-definition content, in addition to the functionality of a standard-definition digital set-top box. In addition, our line of IPTV devices can also deliver customized multi-media service functions according to user configurations, and delivers performance and additional value to customers through network and applications software upgrades.

In addition to set-top boxes we also design and develop related products such as power supplies, remote controls and other devices and accessories.

Digital Network Equipment

We offer a line of fiber-optic receivers and transmitters, cable transmission amplifiers and other network products which provide the flexibility, speed and clarity necessary in communications systems. Our optical receivers, amplifiers and power supply products have been recognized by the Ministry of Broadcasting and TV and the Henan Municipality Bureau of Broadcasting and TV. We have implemented stringent quality control systems covering each phase of production, from the purchase of raw materials through oversight of each step in the manufacturing process. Quality and reliability is monitored in accordance with the requirements of ISO 9001 systems. We have also passed stringent quality reviews and our products meet digital electronic product standards in China, the United States and Europe.

●	Optical Receivers. Our optical receivers convert a fiber-optic transmission into digital RF signals that are amplified and distributed through a 750 – 1000MHz optical cable system.

●	Optical Transmitters. We have developed a range of optical transmitters, including the 1310nm and 1550nm series products, used in the transmission of cable system front optical fiber signal.

●	Cable Transmission Amplifiers. Our main bus amplifier and end user amplifier products are used to improve the signal quality in cable networks.

Net revenues for each of our revenue segments as a percentage of net revenues is set forth below:

	Nine Months Ended September 30,	Year Ended December 31,
	2009	2008	2007	2006
Products
IPTVs (1)	58%	56%	40%	—
Optical devices (2)	18%	22%	26%	28%
Cable devices (3)	3%	3%	6%	3%
Others (4)	21%	15%	28%	67%
Subtotal	100%	96%	100%	98%
Technical Support	—	2%	—	—
Construction	—	2%	—	—
Total	100%	100%	100%	100%

(1) Includes IPTV set-top boxes.

(2) Includes optical transmitters, optical workstations, optical receivers and optical power meters.

(3) Includes power supply cables, optical cables and pigtails

(4) Includes security and monitoring devices, which include coding and decoding devices, digital cameras and matrix exchanges, and network products, which include welding machines, optical digital audio machines and audio and video distributors.

Monitoring and Cable Services

We offer security and monitoring services which involves the installation of monitoring systems in buildings, including the design and implementation of various devices, such as coding and decoding devices, digital cameras and matrix exchanges. We also offer cable services and provides networking thoughout buildings with proper devices and components, such as welding machines, optical digital audio machines, and audio and video distributors.

We offer our monitoring and cable services to its customers in order to satisfy its customers needs in connection with its main products - its cable TV and IPTV equipment. Both services contributed to approximately 8% and 28%, respectively of our total revenue in the nine months ended September 30, 2009.

GPS Services

In March 2009, the Company entered into a network access right agreement with the Henan Subsidiary of China Unicom that allows the Company to use the China Unicom wireless network for providing GPS location and tracking services to third parties.  The Company has developed personal and vehicle tracking systems, and has staffed a 24/7 call center to handle subscriber queries and emergency calls.  Currently, the system has approximately 400 test users and receives about 20 subscriber calls per day.

In the near future, the Company intends to negotiate a reseller agreement with the Henan Subsidiary of China Unicom whereby GPS tracking units supplied by the Company would be sold in the Henan Subsidiary of China Unicom retail stores, with the Company receiving a share of subscriber revenue collected by the Henan Subsidiary of China Unicom.

Manufacturing and Suppliers

Manufacturing

Our manufacturing operations consist of the procurement and inspection of raw materials and components, final system quality control testing and packaging. We subcontract all manufacturing on a turnkey basis, with our suppliers delivering fully assembled and tested products based on our proprietary designs. The use of this model allows us to focus substantially all of our resources on determining customer requirements and on the design, development and support of our products. This model also allows us to have significantly reduced capital requirements. The assembled products are then delivered to our facilities for final system quality control testing against product specifications and product configuration, including software installation.

We subcontract our manufacturing to a number of manufacturers. Our manufacturers were selected based on the breadth of available technology, quality, manufacturing capacity and support for design tools that we use. None of our products are currently manufactured by more than one supplier. However, in the event one of our suppliers notifies us that it intends to cease manufacturing a product, we expect that we will have an adequate opportunity to order sufficient quantities of the affected products so that shipments to customers will not be adversely affected while we qualify a new manufacturer.

For the foreseeable future, we intend to continue to rely on our contract manufacturers for substantially all of our manufacturing and assembly and the substantial portion of our test requirements. All of our contract manufacturers produce products for other companies. We do not have long-term manufacturing agreements with any of our contract manufacturers. Our contract manufacturers are not obligated to supply products to us for any specific period, in any specific quantity or at any specific price, except as may be provided in a particular purchase order that has been accepted by one of our contract manufacturers.

We generally place orders approximately 3 to 4 weeks in advance of expected delivery. We work closely with our contract manufacturers to manage costs and delivery times, and we have never experienced material delays in the delivery of our products from our contract manufacturers. However, we have only a limited ability to react to fluctuations in demand for our products, which could cause us to have an excess or a shortage of inventory of a particular product.

Suppliers

We have established long-term partnership relationships with our main raw material suppliers. The raw materials used in our product include LCDs, ICs, flash memories, WiFi modules, GPS modules, capacitors, resistors, switches, connectors and batteries. We purchase such materials to satisfy our customers’ requirements. For special products and large orders, we typically quote our prices and delivery of goods ahead of time after receiving the orders.

Currently, our primary suppliers of raw materials are located in South Korea, Taiwan, United States, and China. Three suppliers, Hangzhou Jingbao Electronic Ltd., Farway Electronics Factory and Henan Hui-ke Electronics Co., Ltd., are our largest suppliers of components for our products, each of which accounted for more than 10% of our purchases of components for our products for fiscal year ended December 31, 2008 and 2007. In addition, Henan Hui-ke Electronics Co., Ltd., Shenzhen Jiuzhou Technology Co., Ltd. and Hangzhou Jingbao Co., Ltd. each accounted for more than 10% of our purchases of components for our products for the nine months ended September 30, 2009.  We believe that the raw materials and components used in manufacturing our products are available from enough sources to be able to satisfy our needs. Presently, our relationships with our current suppliers are generally good and we expect that our suppliers will be able to meet the anticipated demand for our products in the future.

At times, the pricing and availability of raw materials can be volatile, attributable to numerous factors beyond our control, including general economic conditions, currency exchange rates, industry cycles, production levels or a supplier’s tight supply. To the extent that we experience cost increases we may seek to pass such cost increases on to our customers, but cannot provide any assurance that we will be able to do so successfully or that our business, results of operations and financial condition would not be adversely affected by increased volatility of the cost and availability of raw materials.

Quality Control

We consider quality control an important element of our business practices. We have stringent quality control systems that are implemented by various Company-trained staff members to ensure quality control over the production process, from the purchase of raw materials through oversight of each stage of the manufacturing process. Our quality control department executes the following functions:

●	testing samples of raw materials from suppliers;

●	implementing sampling systems and sample files;

●	setting internal controls and regulations for the testing of finished products; and

●	articulating the responsibilities of quality control staff.

We also achieve quality control over products manufactured under our contract manufacturing arrangements by sending our technicians on site to supervise the production and testing of our products.

Sales and Marketing

We have a broad sales network throughout China. Our sales network spans throughout the Henan Province and in several major provincial-level and municipal cities in China. Our distribution network includes exclusive provincial and regional distributors, resellers and brand-name counters.

We are highly dependent upon sales of our products to certain of our customers. During our fiscal year ended December 31, 2008, two customers, Neihuang Radio & Television Bureau and Kaifeng Radio & Television Bureau, each accounted for approximately 10% of our net revenues. During the fiscal year ended December 31, 2007, three customers, Nanyang Radio & Television Bureau, Mengzhou Radio & Television Bureau and Xuchang Radio & Television Bureau, accounted for approximately 16%, 14% and 13%, respectively, of our net revenues. During the fiscal year ended December 31, 2006, five customers, Kaifeng Radio & Television Bureau, Xinye Radio & Television Bureau, Xuchang Radio & Television Bureau, Huaxian Radio & Television Bureau and Nanyang Radio & Television Bureau, accounted for approximately 24%, 24%, 19%, 13% and 10%, respectively, of our net revenues. No other customer accounted for greater than 5% of our net revenues during these periods. All purchases of our products by customers are made through purchase orders and we do not have long-term contracts with any of our customers. The loss of any customers to which we sell a significant amount of our products, or from which we receive significant portion of orders, or any material adverse change in the financial condition of such customers could negatively affect our revenues and decrease our earnings.

The focus of our marketing plan is print advertising and participation in tradeshows and exhibitions. With a targeted approach, our print advertisements appear regularly in popular consumer and industry publications and trade journals. To better showcase our diverse products to potential customers, we regularly exhibit at leading trade shows and exhibitions. Our dynamic, state-of-the-art trade show exhibits are developed internally to showcase our latest product offerings.

Research and Development

Companies in our industry are under pressure to develop new designs and product innovations to support changing consumer tastes and regulatory requirements. To date, we have engaged in modest research and development activities and much of our expenditures on research and debvelopment have been reimbursed by the local government. We believe that the engineering and technical expertise of our management and key personnel has allowed us to efficiently and timely identify and bring new products to market for our customers. However,  we believe that substantial addtitional research and development activities are important to allowing us to offer technologically-advanced products to serve a broader array of customers. We expect that our research and development budget will substantially increase as the scope of our operations expands and as we have access to additional working capital to fund these activities.

We focus our product design efforts on both improving our existing products and developing new products. In an effort to enhance our product quality, reduce costs and keep up with emerging product trends, we work with our key customers to identify emerging product trends and implement new solutions intended to meet the current and future needs of the markets we serve.

For the years ended December 31, 2008, 2007 and 2006, we have invested approximately $10,419, $88,864 and $48, respectively, in research and development.  However, the Company received a reimbursement from the local government for all of its research and development expenses for the year ended December 31, 2008, and therefore research and development expenses net of reimbursement was nil. For the nine months ended September 30, 2009, we have invested $109,068 in research and development and we expect that our research and development budget will substantially increase in the balance of 2009 and thereafter.

Acquisitions

To supplement our internal growth, we intend to pursue a targeted acquisition strategy that will seek acquisition candidates that fulfill one or more of the following objectives:

●	increase our penetration of existing markets;

●	expand into new markets;

●	increase our service offerings;

●	add customers and cash flow to our existing network services business; and

●	enhance our ability to sell and delivery value-added services.

We initially intend to focus our acquisition efforts on cable system providers and enhanced service providers and on interconnect companies in the Henan Province that sell, install and maintain data and voice networks for customers. Our initial goal is to be a vertically integrated service provider, providing bundled television programming, internet and telephone services to residential customers in cities and counties located in the Henan Province.

Competition

The market for set-top boxes and digital networking products is highly competitive, especially with respect to pricing and the introduction of new products and features. Our products compete primarily on the basis of:

●	reliability;

●	brand recognition;

●	quality;

●	price;

●	design; and

●	quality service and support to retailers and our customers.

Currently, there are many significant competitors in the set-top box business including several established companies who have sold set-top boxes to major cable operators for many years. These competitors include companies such as Motorola, Cisco Systems, and Pace. In addition, a number of rapidly growing companies have recently entered the market, many of them with set-top box offerings similar to our existing set-top box products. We also expect additional competition in the future from new and existing companies who do not currently compete in the market for set-top boxes. As the set-top box business evolves, our current and potential competitors may establish cooperative relationships among themselves or with third parties, including software and hardware companies that could acquire significant market share, which could adversely affect our business. We also face competition from set-top boxes that have been internally developed by digital video providers.

In recent years, we and many of our competitors, have regularly lowered prices, and we expect these pricing pressures to continue. If these pricing pressures are not mitigated by increases in volume, cost reductions from our supplier or changes in product mix, our revenues and profits could be substantially reduced. As compared to us, many of our competitors have:

●	significantly longer operating histories;

●	significantly greater managerial, financial, marketing, technical and other competitive resources; and

●	greater brand recognition.

As a result, our competitors may be able to:

●	adapt more quickly to new or emerging technologies and changes in customer requirements;

●	devote greater resources to the promotion and sale of their products and services; and

●	respond more effectively to pricing pressures.

Intellectual Property

We rely on a combination of patent and trade secret protection and other unpatented proprietary information to protect our intellectual property rights and to maintain and enhance our competitiveness in the portable electronic product industry. Our Chief Executive Officer, Mr. Zhong Bo, has legal ownership of one patent in China. This patent is applied in the operations of our Company and Mr. Zhong has granted the Company a license to use such patent.

Some of our products are also designed to include software or other intellectual property licensed from third parties. While it may be necessary in the future to seek or renew licenses relating to various aspects of our products and business methods, based on past experience and industry practice we believe that such licenses generally could be obtained on commercially reasonable terms. However, there is no guarantee that such licenses could be obtained at all. Because of technological changes in the portable electronics industry, current extensive patent coverage and the rapid rate of issuance of new patents, it is possible certain components of our products may unknowingly infringe existing patents or intellectual property rights of others.

We have implemented enhanced file management procedures at the Company in an effort to protect our proprietary rights; however, there can be no assurance that our patents and other proprietary rights will not be challenged, invalidated, or circumvented, that others will not assert intellectual property rights to technologies that are relevant to us, or that our rights will give us a competitive advantage. In addition, the laws of some foreign countries may not protect our proprietary rights to the same extent as the laws of the China.

We have one registered trademark in China, with an expiration date of December 2011.

PRC Government Regulations

Environmental Regulations

The major environmental regulations applicable to us include the PRC Environmental Protection Law, the PRC Law on the Prevention and Control of Water Pollution and its Implementation Rules, the PRC Law on the Prevention and Control of Air Pollution and its Implementation Rules, the PRC Law on the Prevention and Control of Solid Waste Pollution, and the PRC Law on the Prevention and Control of Noise Pollution.

We have not been named as a defendant in any legal proceedings alleging violation of environmental laws. We have no reasonable basis to believe that there is any threatened claim, action or legal proceedings against us that would have a material adverse effect on our business, financial condition or results of operations due to any non-compliance with environmental laws.

Patent Protection in China

The PRC’s intellectual property protection regime is consistent with those of other modern industrialized countries. The PRC has domestic laws for the protection of rights in copyrights, patents, trademarks and trade secrets. The PRC is also a signatory to most of the world’s major intellectual property conventions, including:

●	Convention establishing the World Intellectual Property Organization (WIPO Convention) (June 4, 1980);

●	Paris Convention for the Protection of Industrial Property (March 19, 1985);

●	Patent Cooperation Treaty (January 1, 1994); and

●	The Agreement on Trade-Related Aspects of Intellectual Property Rights (TRIPs) (November 11, 2001).

Patents in the PRC are governed by the China Patent Law and its Implementing Regulations, each of which went into effect in 1985. Amended versions of the China Patent Law and its Implementing Regulations came into effect in 1992, 1993, 2001 and 2003, respectively.  The latest amended version of the China Patent Law was made on December 7, 2008 and will become effective on October 1, 2009.

The PRC is signatory to the Paris Convention for the Protection of Industrial Property, in accordance with which any person who has duly filed an application for a patent in one signatory country shall enjoy, for the purposes of filing in the other countries, a right of priority during the period fixed in the convention (12 months for inventions and utility models, and 6 months for industrial designs).

The Patent Law covers three kinds of patents, i.e., patents for inventions, utility models and designs respectively. The Chinese patent system adopts the principle of first to file. This means that, where more than one person files a patent application for the same invention, a patent can only be granted to the person who first filed the application. Consistent with international practice, the PRC only allows the patenting of inventions or utility models that possess the characteristics of novelty, inventiveness and practical applicability. For a design to be patentable, it should not be identical with or similar to any design which, before the date of filing, has been publicly disclosed in publications in the country or abroad or has been publicly used in the country, and should not be in conflict with any prior right of another.

PRC law provides that anyone wishing to exploit the patent of another must conclude a written licensing contract with the patent holder and pay the patent holder a fee. One rather broad exception to this, however, is that, where a party possesses the means to exploit a patent but cannot obtain a license from the patent holder on reasonable terms and in reasonable period of time, the PRC State Intellectual Property Office, or SIPO, is authorized to grant a compulsory license. A compulsory license can also be granted where a national emergency or any extraordinary state of affairs occurs or where the public interest so requires. SIPO, however, has not granted any compulsory license up to now. The patent holder may appeal such decision within three months from receiving notification by filing a suit in a people’s court.

PRC law defines patent infringement as the exploitation of a patent without the authorization of the patent holder. A patent holder who believes his patent is being infringed may file a civil suit or file a complaint with a PRC local Intellectual Property Administrative Authority, which may order the infringer to stop the infringing acts. Preliminary injunction may be issued by the People’s Court upon the patentee’s or the interested parties’ request before instituting any legal proceedings or during the proceedings. Evidence preservation and property preservation measures are also available both before and during the litigation. Damages in the case of patent infringement is calculated as either the loss suffered by the patent holder arising from the infringement or the benefit gained by the infringer from the infringement. If it is difficult to ascertain damages in this manner, damages may be reasonably determined in an amount ranging from one to three times of the license fee under a contractual license.  In the case of false patents, if there is no license fee for reference, the damages may be reasonably determined in an amount ranging from RMB 5,000 to RMB 500,000. After October 1, 2009, the range will be increased to RMB 10,000 to RMB 1,000,000.

Tax

Pursuant to the Provisional Regulation of China on Value Added Tax and their implementing rules, all entities and individuals that are engaged in the sale of goods, the provision of repairs and replacement services and the importation of goods in China are generally required to pay VAT at a rate of 17.0% of the gross sales proceeds received, less any deductible VAT already paid or borne by the taxpayer. Further, when exporting goods, the exporter is entitled to a portion of or a full refund of the VAT that it has already paid or borne. Our imported raw materials that are used for manufacturing export products and are deposited in bonded warehouses are exempt from import VAT.

Foreign Currency Exchange

Under the PRC foreign currency exchange regulations applicable to us, the Renminbi is convertible for current account items, including the distribution of dividends, interest payments, trade and service-related foreign exchange transactions. Conversion of Renminbi for capital account items, such as direct investment, loan, security investment and repatriation of investment, however, is still subject to the approval of the PRC State Administration of Foreign Exchange, or SAFE. Foreign-invested enterprises may only buy, sell and/or remit foreign currencies at those banks authorized to conduct foreign exchange business after providing valid commercial documents and, in the case of capital account item transactions, obtaining approval from the SAFE. Capital investments by foreign-invested enterprises outside of China are also subject to limitations, which include approvals by the Ministry of Commerce, the SAFE and the State Reform and Development Commission.

Dividend Distributions

Under applicable PRC regulations, foreign-invested enterprises in China may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, a foreign-invested enterprise in China are required to set aside at least 10.0% of their after-tax profit based on PRC accounting standards each year to its general reserves until the accumulative amount of such reserves reach 50.0% of its registered capital. These reserves are not distributable as cash dividends. The board of directors of a foreign-invested enterprise has the discretion to allocate a portion of its after-tax profits to staff welfare and bonus funds, which may not be distributed to equity owners except in the event of liquidation.

Employees

As of the date of this prospectus, we had approximately 78 employees.  All of our employees are based in China. There are no collective bargaining contracts covering any of our employees. We believe our relationship with our employees is satisfactory .

We are required to contribute a portion of our employees’ total salaries to the Chinese government’s social insurance funds, including pension insurance, medical insurance, unemployment insurance, and work-related injury insurance, and maternity insurance, in accordance with relevant regulations. Total contributions to the funds are approximately $14,767 for the quarter ended September 30, 2009 and $6,487 and $130,549 for the years ended December 31, 2008 and 2007, respectively.  We expect that the amount of our contribution to the government’s social insurance funds will increase in the future as we expand our workforce and operations.

We also provide housing facilities for our employees. At present, approximately 1% of our employees live in company-provided housing facilities. Under PRC laws, we are also required to make contributions to a housing accumulation fund for employees. Presently, contribution to such housing accumulation fund is not strictly enforced by the Zhengzhou Municipal Government and therefore, we provide free housing facilities to all employees who need accommodation. We may commence contributions to the housing assistance fund in the future.

Effective January 1, 2008, the PRC introduced a new labor contract law that enhances rights for the nation's workers, including open-ended work contracts and severance pay. The legislation requires employers to provide written contracts to their workers, restricts the use of temporary laborers and makes it harder to lay off employees. It also requires that employees with fixed-term contracts be entitled to an indefinite-term contract after a fixed-term contract is renewed twice. Although the new labor contract law would increase our labor costs, we do not anticipate there will be any significantly effects on our overall profitability in the near future since such amount was historically not material to our operating cost. Management anticipates this may be a step toward improving candidate retention for skilled workers.

Properties

In China, only the PRC government and peasant collectives may own land. In 2001, Zhong Bo, our Chief Executive Officer and Chairman of the Board, acquired a total of approximately 115 square meters of real estate for approximately RMB Yuan 665,000 (equivalent to approximately USD$97,000) under a land use right grant from the Zhengzhou State-Owned Land Resource Bureau. Our registered principal office is located on the property at Building 28, Huzhu Road, Zhongyuan District, Zhengzhou, China. Mr. Zhong permits the Company to use such property for free. We have the right to use the real estate until 2069. In the event we wish to continue to use the real estate after this expiration date, we must apply for an extension at least one year prior to the land grant’s expiration.

We also lease a property, with a floor area of approximately 200 square meters, located at No. 170 Gongren Road, Zhongyuan District, Zhengzhou, China where we conduct the same operations as we do at our principal offices. The lease expires on September 15, 2010 and the annual rent is RMB 50,000, which is approximately USD$7,300.

On April 24, 2009, the Company entered into a House Lease Agreement for the property located at 206 Tongbo Street, Boyaxicheng Second Floor, Zhengzhou City, Henan Province, People’s Republic of China 450007, with a floor area of approximately 945 square meters (the “Lease”). The Lease has a term from May 21, 2009 to April 30, 2011 and the annual rent is RMB 400,000, which is approximately USD$58,485. The Company entered into the Lease because it required additional space to conduct its business operations.

We believe our current facilities will be adequate to meet our operating needs for the foreseeable future. Should we need additional space, we believe we will be able to secure additional space at commercially reasonable rates.

Legal Proceedings

There are not any material pending legal proceedings to which we are a party or as to which any of its property is subject, and no such proceedings are known to us to be threatened or contemplated against us.

MANAGEMENT

Executive Officers, Directors and Key Employees

The following individuals constitute our board of directors and executive management:

Name	Age	Position	Term
Zhong Bo	58	Chairman of the Board and Chief Executive Officer	January 9, 2009 thru Present
Zhong Lin	28	Director and Chief Operating Officer	January 9, 2009 thru Present
Yang Ai Mei	58	Director	January 9, 2009 thru Present
Tian Li Zhi	35	Director	January 9, 2009 thru Present
Sheng Yong	46	Director	January 9, 2009 thru Present
Liu Hui Fang	30	Director	January 9, 2009 thru Present
John Chen	32	Chief Financial Officer	October 20, 2009 thru Present
Xue Na	31	Corporate Secretary, Deputy General Manager and President of the Labor Union	December 11, 2009 thru Present (Corporate Secretary); January 9, 2009 thru Present (Deputy General Manager and President of the Labor Union)

Zhong Bo has been chairman of the board of Zhengzhou ZST since 1996. He has also served as the director of the Henan Association for the Promotion of Non-Governmental Entrepreneurs since July 1999, as the President of the Federation of Industry and Commerce (General Chamber of Commerce) since January 2001 and as a committee member of the Chinese People’s Political Consultative Conference since January 2004. From October 1989 to September 1992, Mr. Zhong served as the manager of the Zhengzhou and Luoyang Offices of Beijing CEC Video & Audio Technology Jointly Developed Corporation. From September 1970 to September 1989, Mr. Zhong served as the technical principal of the Zhumadian Branch of the Wuhan Times Academy of Sciences. Mr. Zhong obtained a degree in Electronics in September 1989 from the Electronic Engineering Department of Tsinghua University and a Master’s degree in Business Management in 2003 from Asia International Open University in Macau.

Zhong Lin has served as general manager of Zhengzhou ZST since January 2008. Prior to serving as general manager, Mr. Zhong served as the manager of the system integration department of Zhengzhou ZST, from April 2005 to December 2007. From 1997 to 2001, Mr. Zhong studied Computer Information Management at Nanjing University of Science and Technology.

Yang Ai Mei has served as managing director of Zhengzhou Guangda Textiles Co., Ltd., a cotton manufacturing company, since May 1995, where she has worked since 1988. From January 1978 to January 1988, Ms. Yang was the manager of Zhongyuan Labour Services Company, a company which engages in the sale and trade of textiles. Ms. Yang received a Bachelor of Economics in the field of Management in 1975 from Zheng Zhau University.

Tian Li Zhi has been employed as an attorney for the Henan Image Law Firm since May 2000. From May 1997 to May 2000, Ms. Tian was a legal consultant for Zhengzhou Asia Group, a company which manages commercial properties. Ms. Tian received a law degree in 1997 from Zheng Zhau University.

Sheng Yong has served as the general manager of Iaoning Unified Biological Energy Sources Co., Ltd., a biological energy company, since January 2004. From January 1988 to January 2004, Mr. Sheng was the deputy general manager of Zhengzhou Yinhe Joint-Stock Co., Ltd., a textile manufacturing company. Mr. Sheng received a Bachelor of Economics in Management from the Air Force Polities Academy of the Chinese People’s Liberation Army in 1999.

Liu Hui Fang has served as finance manager of Henan Zhongfu Container Co., Ltd., a company which engages in the production and sale of plastic packaging, since August 2002. From July 1999 to August 2002, Ms. Liu served as chief accountant of Zhengzhou Fukang Medical Equipment Co., Ltd., a distributor of medical equipment. Ms. Liu received a degree in business accounting in 1999 from Henan Business College. She is also a member of The Chinese Institute of Certified Public Accountants.

John Chen previously served as the Vice President, Investment Banking-China Practice of Brean Murray, Carret & Co., from December 2007 to January 2009.  From June 2007 to November 2007, Dr. Chen served as the Senior Vice President, Investment Banking of Global Hunter Securities LLC.  Dr. Chen served as the Associate Vice President, Business Development of Paramount BioCapital from March 2006 to December 2006.  Prior to that, he was a Clinical Research Fellow, on a one year fellowship, at the National Cancer Institute from August 2005 to August 2006.  Dr. Chen also served as a Biotechnology Associate Analyst at Friedman, Billings, Ramsey, Inc. from September 2004 to August 2005.  Dr. Chen received a M.D./MBA in health management from Tufts University School of Medicine and Brandeis University, Northeastern University in 2004 and a B.S. in Biology from the University of California, Irvine in 2000.

Xue Na has served as deputy general manager of Zhengzhou ZST since September 2005 and as president of the labor union for Zhengzhou ZST since 2003. From January 2002 to August 2005, Ms. Xue served as the assistant general manager of Zhengzhou ZST and from July 1997 to December 2001, she held the position of office director of Zhengzhou ZST. Ms. Xue received her MBA in 2002 from Asia International Open University (Macau). From 1995 to 1997, Ms. Xue studied public relations at Zhengzhou Huanghe Science and Technology College.

Except as noted above, the above persons do not hold any other directorships in any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act.

Family Relationships

Zhong Bo is the father of Zhong Lin.

Involvement in Certain Legal Proceedings

There have been no events under any bankruptcy act, no criminal proceedings and no judgments, injunctions, orders or decrees material to the evaluation of the ability and integrity of any director, executive officer, promoter or control person of the Company during the past five years.

There have been no material proceedings to which any director, officer or affiliate of the Company, any owner of record or beneficially of more than five percent of any class of voting securities of the Company, or any associate of any such director, officer, affiliate of the Company, or security holder is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

The Board of Directors and Committees

Board Composition

Subject to certain exceptions, under the listing standards of the NASDAQ Global Market, a listed company’s board of directors must consist of a majority of independent directors. Currently, our board of directors has determined that each of the following non-management directors, Yang Ai Mei, Tian Li Zhi, Sheng Yong and Liu Hui Fang, is an “independent” director as defined by the listing standards of the NASDAQ Global Market currently in effect and approved by the SEC and all applicable rules and regulations of the SEC. All members of the Audit, Compensation and Nominating Committees satisfy the “independence” standards applicable to members of each such committee. The board of directors made this affirmative determination regarding these directors’ independence based on discussions with the directors and on its review of the directors’ responses to a standard questionnaire regarding employment and compensation history; affiliations, family and other relationships; and transactions with the Company. The board of directors considered relationships and transactions between each director or any member of his immediate family and the Company and its subsidiaries and affiliates. The purpose of the board of director’s review with respect to each director was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent under the NASDAQ Global Market rules.

Audit Committee

We established our Audit Committee in February 2009. The Audit Committee consists of Liu Hui Fang, Yang Ai Mei and Tian Li Zhi, each of whom is an independent director. Liu Hui Fang, Chairman of the Audit Committee, is an “audit committee financial expert” as defined under Item 407(d) of Regulation S-K. The purpose of the Audit Committee is to represent and assist our board of directors in its general oversight of our accounting and financial reporting processes, audits of the financial statements and internal control and audit functions. The Audit Committee’s responsibilities include:

•
The appointment, replacement, compensation, and oversight of work of the independent auditor, including resolution of disagreements between management and the independent auditor regarding financial reporting, for the purpose of preparing or issuing an audit report or performing other audit, review or attest services.

•
Reviewing and discussing with management and the independent auditor various topics and events that may have significant financial impact on our Company or that are the subject of discussions between management and the independent auditors.

The board of directors has adopted a written charter for the Audit Committee. A copy of the Audit Committee Charter is posted on our corporate website at: www.shenyangkeji.com.

Compensation Committee

We established our Compensation Committee in February 2009. The Compensation Committee consists of Liu Hui Fang and Tian Li Zhi, each of whom is an independent director. Liu Hui Fang is the Chairman of the Compensation Committee. The Compensation Committee is responsible for the design, review, recommendation and approval of compensation arrangements for our directors, executive officers and key employees, and for the administration of our equity incentive plans, including the approval of grants under such plans to our employees, consultants and directors. The Compensation Committee also reviews and determines compensation of our executive officers, including our Chief Executive Officer. The board of directors has adopted a written charter for the Compensation Committee. A copy of the Compensation Committee Charter is posted on our corporate website at: www.shenyangkeji.com.

Nominating Committee

We established our Nominating Committee in February 2009. The Nominating Committee consists of Tian Li Zhi and Sheng Yong, each of whom is an independent director. Tian Li Zhi is the Chairman of the Nominating Committee. The Nominating Committee assists in the selection of director nominees, approves director nominations to be presented for stockholder approval at our annual general meeting and fills any vacancies on our board of directors, considers any nominations of director candidates validly made by stockholders, and reviews and considers developments in corporate governance practices. The board of directors has adopted a written charter for the Nominating Committee. A copy of the Nominating Committee Charter is posted on our corporate website at: www.shenyangkeji.com.

EXECUTIVE COMPENSATION

Summary Compensation Tables

The following table sets forth information concerning the compensation for the two fiscal years ended December 31, 2008 and 2007 of the principal executive officer, our two most highly compensated officers whose annual compensation exceeded $100,000, and up to two additional individuals for whom disclosure would have been required but for the fact that the individual was not serving as an executive officer of the registrant at the end of the last fiscal year (the “named executive officers”).

Name and Position	Year	Salary	Bonus	All Other Compensation (1)	Total

Current Executive Officers (Post- Share Exchange):
Zhong Bo (2)
Chief Executive Officer and Chairman of the Board	2008	$6,594	$—	$—	$6,594
	2007	6,297	—	—	6,297

Former Executive Officers (Prior to Share Exchange):
Richard Rappaport (3)
Former Chief Executive Officer and Former Director	2008	$—	$—	$—	$—
	2007	—	—	—	—

(1)	Relates to automobile, housing and medical personal benefits.

(2)
Mr. Zhong was appointed the Company’s Chief Executive Officer and Chairman of the Board upon the closing of the Share Exchange on January 9, 2009.  The compensation Mr. Zhong received in 2007 and 2008 was paid by Zhengzhou ZST, our wholly-owned subsidiary which we acquired upon the closing of the Share Exchange on January 9, 2009.

(3)	Mr. Rappaport resigned from all positions with the Company upon the closing of the Share Exchange on January 9, 2009.

Outstanding Equity Awards at 2008 Fiscal Year End

There were no option exercises or options outstanding in 2008.

Employment Agreements

We have entered into an employment agreement with Zhong Bo, our Chief Executive Officer and Chairman of the Board, which expires in December 2011. Mr. Zhong is paid a monthly salary of RMB 4,500, which is approximately USD$662. The employment agreement provides that the parties may terminate the agreement upon mutual agreement or, under certain conditions, the Company may terminate the agreement upon one month prior written notice to Mr. Zhong. Mr. Zhong may terminate his employment immediately under certain circumstances including if the Company fails to provide certain required labor protection or working conditions, fails to pay compensation on time and in full, or acts in such a way to harm Mr. Zhong’s right and interests or threaten his personal safety. The employment agreement also provides that the Company may terminate such agreement immediately under certain circumstances including if Mr. Zhong does not satisfy the conditions for employment during the probation period, materially breaches the Company’s rules and regulations, or neglects his duties thereby causing substantial damage to the Company. The employment agreement restricts the Company’s ability to terminate the employment agreement under certain circumstances including if Mr. Zhong has proven that he is unable to work due to a work-related injury, or has contracted an illness or sustained a non-work-related injury and the prescribed period of medical care has not yet expired. In addition, the employment agreement provides that under certain circumstances, Mr. Zhong may have to compensate the Company for economic losses incurred. Under the employment agreement, Mr. Zhong has an obligation to maintain commercial secrets of the Company. The employment agreement contains general provisions for mediation and arbitration in the case of any dispute arising out of the employment agreement that cannot first be settled by consultation and negotiation.

On October 8, 2009, we entered into an employment agreement with Dr. Chen regarding his employment by the Company as its new Chief Financial Officer effective on October 20, 2009 (the "Effective Date"). Pursuant to the employment agreement, Dr. Chen is entitled to a base salary at an annual rate of $150,000.  Dr. Chen was also granted a signing bonus which is calculated as follows: $410.96 per day multiplied by the number of days between September 25, 2009 and the Effective Date.   The initial term of the employment agreement will be eighteen (18) months, with automatic one-year extensions.

Upon the Effective Date, we also granted Dr. Chen options to purchase 25,000 shares of the common stock of the Company at an exercise price of $8.00 per share (the “Initial Options”).  The Initial Options will be immediately exercisable but, to the extent they are exercised, will be subject to a repurchase right of the Company, which will lapse as follows:  50% of the Initial Options will vest six (6) months after the Effective Date and the remaining 50% will vest twelve (12) months after the Effective Date.  Upon the 1-year anniversary of the Effective Date, Dr. Chen will be granted additional options to purchase 12,500 shares of the common stock of the Company at an exercise price equal to the market price on the grant date that are not immediately exercisable, and which will vest six (6) months from the date of grant (the “Subsequent Options”).   The Initial Options and Subsequent Options will expire five (5) years from their respective grant dates, provided, however, that Dr. Chen remains continuously employed by the Company during the applicable five-year period.

Director Compensation

The Company did not and does not currently have an established policy to provide compensation to members of its board of directors for their services in that capacity. The Company intends to develop such a policy in the near future.

Securities Authorized for Issuance Under Equity Compensation Plans

As of December 31, 2008, the Company did not have an equity compensation plan.

Indemnifications of Directors and Executive Officers and Limitations of Liability

Under Section 145 of the General Corporation Law of the State of Delaware, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. Our certificate of incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Our bylaws provide for the indemnification of our directors to the fullest extent permitted by the Delaware General Corporation Law. Our bylaws further provide that our board of directors has discretion to indemnify our officers and other employees. We are required to advance, prior to the final disposition of any proceeding, promptly on request, all expenses incurred by any director or executive officer in connection with that proceeding on receipt of an undertaking by or on behalf of that director or executive officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under the bylaws or otherwise. We are not, however, required to advance any expenses in connection with any proceeding if a determination is reasonably and promptly made by our board of directors by a majority vote of a quorum of disinterested board members that (i) the party seeking an advance acted in bad faith or deliberately breached his or her duty to us or our stockholders and (ii) as a result of such actions by the party seeking an advance, it is more likely than not that it will ultimately be determined that such party is not entitled to indemnification pursuant to the applicable sections of its bylaws.

We have been advised that in the opinion of the Securities and Exchange Commission, insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We may enter into indemnification agreements with each of our directors and officers that are, in some cases, broader than the specific indemnification provisions permitted by Delaware law, and that may provide additional procedural protection. As of the closing of the Share Exchange, we have not entered into any indemnification agreements with our directors or officers, but may choose to do so in the future. Such indemnification agreements may require us, among other things, to:

●	indemnify officers and directors against certain liabilities that may arise because of their status as officers or directors;

●	advance expenses, as incurred, to officers and directors in connection with a legal proceeding, subject to limited exceptions; or

●	obtain directors’ and officers’ insurance.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Share Exchange

On January 9, 2009, we completed the Share Exchange with World Orient and the former stockholders of World Orient. At the closing, World Orient became our wholly-owned subsidiary and 100% of the issued and outstanding securities of World Orient were exchanged for securities of the Company. An aggregate of 806,408 shares of common stock were issued to the stockholders of World Orient. As of the close of the Share Exchange, the former stockholders of World Orient owned approximately 22% of our issued and outstanding common stock.

Upon the closing of the Share Exchange, the Company’s board of directors resigned in full and appointed Zhong Bo, Zhong Lin, Yang Ai Mei, Tian Li Zhi, Sheng Yong and Liu Hui Fang to the board of directors of our Company, with Zhong Bo serving as Chairman. The Company’s board of directors also appointed Zhong Bo as Chief Executive Officer, Zeng Yun Su as Chief Financial Officer and Corporate Secretary, Zhong Lin as Chief Operating Officer and Xue Na as Deputy General Manager and President of the Labor Union, each of whom were executive officers and/or directors of Zhengzhou ZST. Also in connection with the Share Exchange, we paid $350,000 to WestPark and $125,000 to a third party unaffiliated with the Company, SRKP 18 or WestPark.

Purchase Right and Share and Warrant Cancellation

On January 14, 2009, Zhong Bo, our Chief Executive Officer and Chairman of the Board, Wu Dexiu, Huang Jiankang, Sun Hui and Li Yuting (the “ZST Management”) each entered into a Common Stock Purchase Agreement pursuant to which the Company issued and the ZST Management agreed to purchase an aggregate of 5,090,315 shares of our common stock at a per share purchase price of $0.6907 (the “Purchase Right”). The purchase price for the shares was paid in full on May 25, 2009. Each of the stockholders and warrantholders of the Company prior to the Share Exchange agreed to cancel 0.3317 shares of common stock and warrants to purchase 0.5328 shares of common stock held by each of them for each one (1) share of common stock purchased by the ZST Management pursuant to the Purchase Right (the “Share and Warrant Cancellation”). Pursuant to the Share and Warrant Cancellation, an aggregate of 1,688,532 shares of common stock and warrants to purchase 2,712,283 shares of common stock held by certain of our stockholders and warrantholders prior to the Share Exchange were cancelled.

Private Placement and Underwriting Services

Richard Rappaport, our President and one of our controlling stockholders prior to the Share Exchange, indirectly holds a 100% interest in WestPark. Anthony C. Pintsopoulos, our officer, director and significant stockholder prior to the Share Exchange, is the Chief Financial Officer of WestPark. Kevin DePrimio and Jason Stern, each employees of WestPark, are also stockholders of the Company. Thomas J. Poletti is a former stockholder of the Company and a partner of K&L Gates LLP, our U.S. legal counsel.  Richard Rappaport is the sole owner of the membership interests of WestPark Capital Financial Services, LLC.  Each of Messrs. Rappaport and Pintsopoulos resigned from all of their executive and director positions with the Company upon the closing of the Share Exchange.

WestPark, the placement agent for our $4.98 million equity financing, received a commission equal to 12% of the gross proceeds from the financing plus a 4% non-accountable expense allowance. No other consideration was paid to WestPark or SRKP 18 in connection with the Share Exchange or Private Placement. Furthermore, in connection with the initial closing of the Private Placement, the Company issued a promissory note in the principal amount of $170,000, bearing no interest (the “Note”), to WestPark Capital Financial Services, LLC, the parent company of WestPark. The principal was due and payable by us on or before the earlier of (a) thirty (30) days from the date of issuance of the Note or (b) upon the receipt by us of at least $4 million in the Private Placement.  We repaid the Note in full on January 23, 2009 using the proceeds from the second closing of the Private Placement.

In addition, WestPark acted as a co-underwriter, along with Rodman & Renshaw, LLC, in our public offering that we closed in October 2009.  We sold a total of 3,125,000 shares of common stock in the public offering at $8.00 per share, for gross proceeds of approximately $25 million.  As compensation for its services, WestPark received discounts, commissions and management fees of $348,136, a non-accountable expense allowance of $100,000, and reimbursement of roadshow expenses of approximately $6,100 and legal counsel fees (excluding blue sky fees) of $40,000.  WestPark also received a five-year warrant to purchase 62,500 shares of our common stock at an exercise price of $10.00 per share.

Patent License Agreement and Patent Transfer

Our Chief Executive Officer, Zhong Bo, has legal ownership of one patent in China that we rely on in the operation of our business. On January 9, 2009, we entered into a patent license agreement with Mr. Zhong for the right to use such patent in the operation of our business. In addition, we also applied to SIPO for the transfer of the patent to Zhengzhou ZST and SIPO accepted the application regarding the patent transfer to Zhengzhou ZST on December 31, 2008.  The patent transfer to Zhengzhou ZST was approved on January 9, 2009. Mr. Zhong did not receive any additional consideration for the license of the intellectual property rights to us, other than the execution of the patent license agreement being a condition to the closing of the Share Exchange.

Policy for Approval of Related Party Transactions

In February 2009, we established an Audit Committee and adopted an Audit Committee Charter.  The Audit Committee Charter contains our policy for approval of related party transactions.  Our policy is to have our Audit Committee review and pre-approve any related party transactions and other matters pertaining to the integrity of management, including potential conflicts of interest, trading in our securities, or adherence to standards of business conduct as required by our policies.

Director Independence

See the section entitled “Management” beginning on page 50 for a discussion of board member independence .

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock subject to options and warrants held by that person that are currently exercisable or become exercisable within 60 days of the date of this report are deemed outstanding even if they have not actually been exercised. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

The following table sets forth certain information with respect to beneficial ownership of our common stock based on issued and outstanding shares of common stock, by:

•	Each person known to be the beneficial owner of 5% or more of the outstanding common stock of our Company;

•	Each named executive officer;

•	Each director; and

•	All of the executive officers and directors as a group.

The number of shares of our common stock outstanding as of the date of this prospectus is 11,650,442, which excludes 156,250 shares of common stock that are issuable upon the exercise of outstanding warrants. Unless otherwise indicated, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the stockholder’s name, subject to community property laws, where applicable. Unless otherwise indicated, the address of each stockholder listed in the table is c/o ZST Digital Networks, Inc., 206 Tongbo Street, Boyaxicheng Second Floor, Zhengzhou City, Henan Province, People’s Republic of China 450007.

Name and Address of Beneficial Owner	Title	Amount and Nature of Beneficial Ownership		Percent of Class Beneficially Owned (1)
Directors and Executive Officers:
Zhong Bo	Chairman of the Board of Directors and Chief Executive Officer	5,002,251	(2)	42.93%
Zhong Lin	Director and Chief Operating Officer	—		—
Yang Ai Mei	Director	—		—
Tian Li Zhi	Director	—		—
Sheng Yong	Director	—		—
Liu Hui Fang	Director	—		—
All Officers and Directors as a Group (total of eight (8) persons)		5,002,251		42.93%
5% Stockholders:
Richard Rappaport 1900 Avenue of the Stars, Suite 310 Los Angeles, CA 90067		908,748	(3)	7.80%

(1)	Based on 11,650,442 shares of common stock issued and outstanding as of the date of this prospectus.

(2)
Includes 4,559,393 shares of common stock owned by Mr. Zhong. Also includes 442,858 shares of common stock owned by Mr. Zhong’s wife, Wu Dexiu. Mr. Zhong may be deemed the beneficial owner of these securities since he has voting and investment control over the securities.

(3)
Includes 218,399 shares of common stock owned by Mr. Rappaport. Also includes 61,425 shares of common stock owned by each of the Amanda Rappaport Trust and the Kailey Rappaport Trust as well as 567,499 shares of common stock owned by WestPark Capital Financial Services, LLC. Mr. Rappaport, as Trustee of the Rappaport Trusts and Chief Executive Officer and Chairman of WestPark Capital Financial Services, LLC, may be deemed the indirect beneficial owner of these securities since he has sole voting and investment control over the securities.

DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue 100,000,000 shares of common stock, $0.0001 par value per share, of which 11,650,442 shares are issued and outstanding. Each outstanding share of common stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by their holders at meetings of the stockholders.

Holders of our common stock:

(i)	have equal ratable rights to dividends from funds legally available therefore, if declared by our board of directors;

(ii)	are entitled to share ratably in all of the Company’s assets available for distribution to holders of common stock upon our liquidation, dissolution or winding up;

(iii)	do not have preemptive, subscription or conversion rights or redemption or sinking fund provisions; and

(iv)	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote at all meetings of our stockholders.

The holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than fifty percent (50%) of outstanding shares voting for the election of directors can elect all of our directors if they so choose and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

Preferred Stock

We may issue up to 10,000,000 shares of our preferred stock, $0.0001 par value per share, from time to time in one or more series. We are authorized to issue 3,750,000 shares of Series A Convertible Preferred Stock, $0.0001 par value per share. Upon completion of the closing of the Private Placement, we issued 1,263,723 shares of our Series A Convertible Preferred Stock.  As of the date of this prospectus, none of our shares of Series A Convertible Preferred Stock are issued and outstanding.  Our board of directors, without further approval of our stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights, liquidation preferences and other rights and restrictions relating to any series. Issuances of shares of preferred stock, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of our common stock and prior series of preferred stock then outstanding.

Each share of the Series A Convertible Preferred Stock is convertible into shares of common stock at a conversion price equal to the purchase price of such shares. However, if the Company at any time prior to the first trading day on which its common stock is quoted on the NYSE Amex, the NASDAQ Capital Market, the NASDAQ Global Market or the New York Stock Exchange (each a “Trading Market”) sells or issues any shares of common stock in one or a series of transactions at an effective price less than such conversion price where the aggregate gross proceeds to the Company are at least $1.0 million, then the aforementioned conversion price shall be reduced to such effective price. Each share of Series A Convertible Preferred Stock shall automatically convert into shares of common stock if (i) the closing price of the Company’s common stock on the Trading Market for any 10 consecutive trading day period exceeds $8.00 per share, and (ii) the shares of common stock underlying the Series A Convertible Preferred Stock are subject to an effective registration statement. As of the date of this prospectus, the conversion price of the Series A Convertible Preferred Stock is equal to $3.94 per share.

If the Company pays a stock dividend on its shares of common stock, subdivides outstanding shares of common stock into a larger number of shares, combines, through a reverse stock split, outstanding shares of its common stock into a smaller number of shares or issues, in the event of a reclassification of shares of the common stock, any shares of its capital stock, then the conversion price of the Series A Convertible Preferred Stock will be adjusted as follows: the conversion price will be multiplied by a fraction, of which (i) the numerator will be the number of shares of common stock outstanding immediately before one of the events described above and (ii) the denominator will be the number of shares of common stock outstanding immediately after such event.

Holders of the Series A Convertible Preferred Stock have the right to one vote per share of common stock issuable upon conversion of the shares underlying any shares of Series A Convertible Preferred Stock outstanding as of the record date for purposes of determining which holders have the right to vote with respect to any matters brought to a vote before the Company’s holders of common stock.

In the event of any liquidation, dissolution or winding up of the Company, the holders of the Series A Convertible Preferred Stock shall receive $3.94 per share of Series A Convertible Preferred Stock and are entitled to receive in preference to the holders of common stock an amount per share of $3.94 plus any accrued but unpaid dividends. If the Company’s assets are insufficient to pay the above amounts in full, then all of its assets will be ratably distributed among the holders of the Series A Convertible Preferred Stock in accordance with the respective amounts that would be payable on such shares if all amounts payable were paid in full.

There are no additional specific dividend rights or redemption rights of holders of the Series A Convertible Preferred Stock.

If any shares of the Company’s Series A Convertible Preferred Stock are redeemed or converted, those shares will resume the status of authorized but unissued shares of preferred stock and will no longer be designated as Series A Convertible Preferred Stock.

As long as any shares of Series A Convertible Preferred Stock are outstanding, the Company cannot alter or adversely change the powers, preference or rights given to the Series A Convertible Preferred Stock holders, without the affirmative vote of those holders.

Warrants

Prior to the Purchase Right and Share and Warrant Cancellation, our stockholders held warrants to purchase an aggregate of 2,882,912 shares of our common stock, and an aggregate of 2,712,283 warrants were cancelled in conjunction with the Purchase Right and Share and Warrant Cancellation.  The remaining 170,629 warrants, with an exercise price of $0.0002462 per share, were exercised in full in November 2009.

We issued warrants to the Underwriters as partial compensation for underwriting services in connection with our public offering in October 2009.  The Underwriters may purchase up to 156,250 shares of common stock at an exercise price of $10.00 per share under the warrants, which have a term of five years.

Market Price of the Company’s Common Stock

The shares of our common stock commenced trading on the NASDAQ Global Market in October 2009, prior to which there was no market for our securities.  The price of our common stock will likely fluctuate. The stock market in general has experienced extreme stock price fluctuations in the past few years. In some cases, these fluctuations have been unrelated to the operating performance of the affected companies. Many companies have experienced dramatic volatility in the market prices of their common stock. We believe that a number of factors, both within and outside our control, could cause the price of our common stock to fluctuate, perhaps substantially. Factors such as the following could have a significant adverse impact on the market price of our common stock:

•	Our ability to obtain additional financing and, if available, the terms and conditions of the financing;

•	Our financial position and results of operations;

•	Concern as to, or other evidence of, the reliability and safety of our products and services or our competitors’ products and services;

•	Announcements of innovations or new products or services by us or our competitors;

•	U.S. federal and state governmental regulatory actions and the impact of such requirements on our business;

•	The development of litigation against us;

•	Period-to-period fluctuations in our operating results;

•	Changes in estimates of our performance by any securities analysts;

•	The issuance of new equity securities pursuant to a future offering or acquisition;

•	Changes in interest rates;

•	Competitive developments, including announcements by competitors of new products or services or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	Investor perceptions of us; and

•	General economic and other national conditions.

Delaware Anti-Takeover Law and Charter and Bylaw Provisions

We are subject to Section 203 of the Delaware General Corporation Law. This provision generally prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date the stockholder became an interested stockholder, unless:

•	prior to such date, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual meeting or special meeting of stockholders and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of a corporation, or an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of a corporation at any time within three years prior to the time of determination of interested stockholder status; and any entity or person affiliated with or controlling or controlled by such entity or person.

Our certificate of incorporation and bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control of our Company, including changes a stockholder might consider favorable. In particular, our certificate of incorporation and bylaws, as applicable, among other things, will:

•	provide our board of directors with the ability to alter its bylaws without stockholder approval;

•	provide for an advance notice procedure with regard to the nomination of candidates for election as directors and with regard to business to be brought before a meeting of stockholders; and

•	provide that vacancies on our board of directors may be filled by a majority of directors in office, although less than a quorum.

Such provisions may have the effect of discouraging a third-party from acquiring us, even if doing so would be beneficial to our stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by them, and to discourage some types of transactions that may involve an actual or threatened change in control of our Company. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage some tactics that may be used in proxy fights. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our Company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

However, these provisions could have the effect of discouraging others from making tender offers for our shares that could result from actual or rumored takeover attempts. These provisions also may have the effect of preventing changes in our management.

Transfer Agent

The transfer agent and registrar for our common stock is Corporate Stock Transfer, Inc.

Listing

Our shares of common stock are traded on the NASDAQ Global Market under the ticker symbol “ZSTN.”

SHARES ELIGIBLE FOR FUTURE SALE

Prior to October 20, 2009, the date that our shares of common stock were listed on the NASDAQ Global Market for trading, there has been no public market for our common stock. Future sales of substantial amounts of our common stock in the public market could adversely affect market prices.  We have outstanding an aggregate of 11,650,442 shares of common stock as of the date of this prospectus. We completed registration of 3,125,000 shares that we offered to the public on October 2009 and we registered for resale 1,542,323 shares of common stock that are owned by our stockholders.  All of these shares will be freely tradable without restriction or further registration under the Securities Act, except that any shares purchased by our “affiliates,” as that term is defined in Rule 144 of the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 described below.

All other outstanding shares not sold in this offering will be deemed “restricted securities” as defined under Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 promulgated under the Securities Act, which rules are summarized below. Our stockholders will not be eligible to utilize Rule 144 until January 15, 2010, at the earliest, which is 12 months from the date we filed our Form 10 information, as required under Rule 144. Subject to the lock-up agreements described below and the provisions of Rules 144, additional shares will be available for sale in the public market as follows:

Approximate Number of Shares Eligible for Future Sale	Date
4,667,323
Freely tradable shares that have been registered with the Securities and Exchange Commission.  Consists of 3,125,000 shares of common stock that we sold in a public offering in October 2009 and 1,542,323 shares of common stock held by our stockholders that we registered for resale, subject to lock-up restrictions.  However, stockholders holding an aggregate of 1,147,530 shares of common stock have agreed that they will not sell any of such securities until six (6) months after our common stock begins to be listed or quoted on either the New York Stock Exchange, NYSE Amex, NASDAQ Global Market, NASDAQ Capital Market or the OTC Bulletin Board and holders of the remaining 394,793 shares agreed that they will not sell any of such securities until 90 days after our common stock begins to be listed or quoted on either the New York Stock Exchange, NYSE Amex, NASDAQ Global Market, NASDAQ Capital Market or the OTC Bulletin Board, when one-twelfth of their shares will be released from the lock-up restrictions, and after which their shares will automatically be released from the lock-up restrictions every 30 days in eleven equal installments .

1,086,400
These shares will be freely tradable after the Securities and Exchange Commission declares effective the registration statement of which this prospectus is a part.  However, the selling stockholders holding an aggregate of 1,086,400 shares of common stock have agreed with the Underwriters that they will not sell any of such securities until six (6) months after our common stock begins to be listed or quoted on either the New York Stock Exchange, NYSE Amex, NASDAQ Global Market, NASDAQ Capital Market or the OTC Bulletin Board without the prior written consent of the Underwriters.

806,408
On January 15, 2010, which is twelve months after the filing of a current report on Form 8-K reporting the closing of the Share Exchange, these shares, which were issued in connection with the Share Exchange, may be sold under and subject to Rule 144. However, holders of 81,250 of these shares have agreed with the Underwriters not to directly or indirectly sell, offer, contract or grant any option to sell, pledge, transfer (excluding intra-family transfers, transfers to a trust for estate planning purposes or to beneficiaries of officers, directors and stockholders upon their death), or otherwise dispose of or enter into any transaction which may result in the disposition of any shares of our common stock or securities convertible into, exchangeable or exercisable for any shares of our common stock, without the prior written consent of the Underwriters, for a period of 24 months after October 20, 2009.  Holders of remaining 725,158 of these shares have agreed to the same transfer restrictions as described above, except that such restrictions shall be released on such dates and amounts as follows:  (i) 121,876 shares on the date that is six months after our common stock begins to be listed or quoted on either the New York Stock Exchange, NYSE Amex, NASDAQ Global Market, NASDAQ Capital Market or the OTC Bulletin Board, (ii) 121,876 shares on the date that is twelve months after such date of listing or quotation; (iii) 353,438 shares on the date that is two years after such date of listing or quotation, and (iv) 127,968 shares shall be released from the restrictions as determined by WestPark, in its sole discretion.

5,090,315
On January 15, 2010, which is twelve months after the filing of a current report on Form 8-K reporting the closing of the Share Exchange, these shares, which were issued in connection with the Purchase Right, may be sold under and subject to Rule 144. However, all of the holders of these shares have agreed with the Underwriters not to directly or indirectly sell, offer, contract or grant any option to sell, pledge, transfer (excluding intra-family transfers, transfers to a trust for estate planning purposes or to beneficiaries of officers, directors and stockholders upon their death), or otherwise dispose of or enter into any transaction which may result in the disposition of any shares of our common stock or securities convertible into, exchangeable or exercisable for any shares of our common stock, without the prior written consent of the Underwriters, for a period of 24 months after October 20, 2009.

Rule 144

In general, under Rule 144 a person, or persons whose shares are aggregated, who is not deemed to have been one of our affiliates at any time during the three months preceding a sale and who has beneficially owned shares of our common stock for at least six months, including the holding period of any prior owner, except if the prior owner was one of our affiliates, would be entitled to sell all of their shares, provided the availability of current public information about the Company during the six months following satisfaction of the six-month holding period requirement.

Affiliates that have held restricted securities for at least six months to sell such restricted securities in accordance with the traditional conditions of Rule 144, including the public information requirement, the volume limitations, manner of sale provisions and notice requirements. In particular, an affiliate who has beneficially owned shares of our common stock for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed 1% of the number of shares of our common stock then outstanding, which will equal approximately 116,504 as of the date of this prospectus.

Any substantial sale of common stock pursuant to any resale registration statement or Rule 144 may have an adverse effect on the market price of our common stock by creating an excessive supply.  Subject to lock-up agreements with the Underwriters, all of the restricted shares may not be sold until January 15, 2010, which is 12 months after the filing of a current report on Form 8-K reporting the closing of the Share Exchange.

Lock-Up Agreements and Registration

The investors in our private placement, in which we sold 1,263,723 shares of Series A Convertible Preferred Stock, entered into a lock-up agreement pursuant to which holders holding an aggregate of 868,930 shares agreed not to sell their shares until six (6) months after our common stock began to be listed on the NASDAQ Global Market and holders of the remaining 394,793 shares agreed that they will not sell any of such securities until 90 days after our common stock began to be listed on the NASDAQ Global Market, when one-twelfth of their shares will be released from the lock-up restrictions, and after which their shares will automatically be released from the lock-up restrictions every 30 days in eleven equal installments.  We registered the shares of common stock underlying the Series A Convertible Preferred Stock sold in the Private Placement in October 2009.  Subject to the lock-up agreements, the shares became freely tradable after October 20, 2009.

We also registered with the Private Placement shares in October 2009, 243,774 shares of common stock and 34,826 shares of common stock underlying the warrants held by certain of our stockholders immediately prior to the Share Exchange.  Such stockholders also entered into a lock-up agreement pursuant to which they agreed not to sell their shares until six (6) months after our common stock began to be listed on the NASDAQ Global Market.  Subject to the lock-up agreements, the shares became freely tradable after October 20, 2009.

We are registering in the registration statement of which this prospectus is a part 1,086,400 shares of common stock held by stockholders of the Company prior to the Share Exchange who are affiliates of WestPark.  The stockholders entered into a lock-up agreement pursuant to which they agreed not to sell their shares until six (6) months after our common stock began to be listed on the NASDAQ Global Market.  Subject to the lock-up agreements, the shares will become freely tradable upon effectiveness of the registration statement.

We have agreed with the Underwriters that we will not, without the prior consent of the Underwriters, directly or indirectly sell, offer, contract or grant any option to sell, pledge, transfer, or otherwise dispose of or enter into any transaction which may result in the disposition of any shares of our common stock or securities convertible into, exchangeable or exercisable for any shares of our common stock (excluding the exercise of certain warrants and/or options currently outstanding and exercisable) for a period of 24 months after the date of our prospectus dated October 20, 2009.

In addition, each of our executive officers and directors, in addition to all of the stockholders that received shares issued in the Share Exchange or pursuant to the Purchase Right, holding an aggregate of 5,171,565 shares of common stock, have agreed with the Underwriters not to directly or indirectly sell, offer, contract or grant any option to sell, pledge, transfer (excluding intra-family transfers, transfers to a trust for estate planning purposes or to beneficiaries of officers, directors and stockholders upon their death), or otherwise dispose of or enter into any transaction which may result in the disposition of any shares of our common stock or securities convertible into, exchangeable or exercisable for any shares of our common stock, without the prior written consent of the Underwriters, for a period of 24 months after the date of our prospectus dated October 20, 2009.  Holders of 725,158 shares of common stock have agreed with the Underwriters to be bound to the same transfer restrictions described above, except that such restrictions shall be released on such dates and amounts as follows:  (i) 121,876 shares on the date that is six months after our common stock began to be listed on the NASDAQ Global Market, (ii) 121,876 shares on the date that is twelve months after such date of listing; (iii) 353,438 shares on the date that is two years after such date of listing, and (iv) 127,968 shares shall be released from the restrictions as determined by WestPark, in its sole discretion.

We have been advised by the Underwriters that they have no present intention and there are no agreements or understandings, explicit or tacit, relating to the early release of any locked-up shares. The Underwriters may, however, consent to an early release from the lock-up period if, in its opinion, the market for the common stock would not be adversely impacted by sales. The release of any lock-up would be considered on a case-by-case basis. Factors that the Underwriters may consider in deciding whether to release shares from the lock-up restriction include the length of time before the lock-up expires, the number of shares involved, the reason for the requested release, market conditions, the trading price of our securities, historical trading volumes of our securities and whether the person seeking the release is an officer, director or affiliate of us.

SELLING STOCKHOLDERS

The following table provides, as of the date of this prospectus, information regarding the beneficial ownership of our common stock held by each of the selling stockholders, including:

•	the number of shares owned by each stockholder prior to this offering;

•	the percentage owned by each stockholder prior to completion of the offering;

•	the total number of shares that are to be offered for each stockholder;

•	the total number of shares that will be owned by each stockholder upon completion of the offering; and

•	the percentage owned by each stockholder upon completion of the offering.

On January 9, 2009, we closed a share exchange transaction (“Share Exchange”) pursuant to which we issued an aggregate of 806,408 shares of our common stock in exchange for all of the issued and outstanding securities of World Orient.  Pursuant to the terms of the Share Exchange, we agreed to register the 1,194,380 shares of common stock and the 170,629 shares of common stock underlying the warrants held by our stockholders immediately prior to the Share Exchange.  Of those shares, 243,774 shares of common stock and 34,826 shares of common stock underlying warrants were previously registered and 1,086,400 shares of common stock, which includes 135,794 shares that were issued to the stockholders pursuant to cashless exercise of 135,803 warrants, are included in this prospectus.

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering		Percentage of Shares of Common Stock Beneficially Owned Prior to the Offering (1)	Number of Shares of Common Stock Registered for Sale Hereby	Number of Shares of Common Stock Beneficially Owned After Completion of the Offering (2)	Percentage of Shares of Common Stock Beneficially Owned After Completion of the Offering (1)
Richard Rappaport	908,748	(3)	7.80%	908,748	—	—
WestPark Financial Services, LLC	567,499	(4)	4.87%	567,499	—	—
Anthony Pintsopoulos	136,500	(5)	1.17%	136,500	—	—
Amanda Rappaport Trust	61,425	(6)	*	61,425	—	—
Kailey Rappaport Trust	61,425	(7)	*	61,425	—	—
Kevin DePrimio	47,775	(8)	*	47,775	—	—
Jason Stern	27,300	(9)	*	27,300	—	—
Total

*	Indicates less than 1.0%.

(1)
Based on 11,650,442 shares of common stock outstanding as of the date of this prospectus.  The number of shares of our common stock outstanding excludes 156,250 shares of common stock that are issuable upon the exercise of outstanding warrants, except that in computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock subject to the warrants held by that person that are currently exercisable or become exercisable within 60 days of the date of this prospectus are deemed outstanding even if they have not actually been exercised. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2)
Represents the amount of shares that will be held by the selling stockholders after completion of this offering based on the assumption that all shares registered for sale hereby will be sold. However, the selling stockholders may offer all, some or none of the shares pursuant to this prospectus, and to our knowledge there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares that may be held by the selling stockholders after completion of this offering.

(3)
Includes 218,399 shares of common stock owned by Mr. Rappaport. Also includes 61,425 shares of common stock owned by each of the Amanda Rappaport Trust and the Kailey Rappaport Trust as well as the shares of common stock owned by WestPark Capital Financial Services, LLC. Mr. Rappaport, as Trustee of the Rappaport Trusts and Chief Executive Officer and Chairman of WestPark Capital Financial Services, LLC, may be deemed the indirect beneficial owner of these securities since he has sole voting and investment control over the securities.

Mr. Rappaport is Chief Executive Officer of WestPark Capital, Inc., a registered Financial Industry Regulatory Authority (“FINRA”) member. For purposes of this offering, Mr. Rappaport may be considered an underwriter. Mr. Rappaport acquired these securities in the ordinary course of business and that at the time of the acquisition of these securities, he had no agreements or understandings, directly or indirectly, with any person to distribute these securities.  Mr. Rappaport is Trustee of the Amanda Rappaport Trust and Kailey Rappaport Trust, and the father of the beneficiaries of the foregoing trusts, which are also selling stockholders in this prospectus.  Mr. Rappaport is also the Chief Executive Officer of WestPark Capital, Inc. and the sole owner of the membership interests in WestPark Capital Financial Services, LLC, which are also selling stockholders in this prospectus.  WestPark Capital Financial Services, LLC is the parent company of WestPark Capital, Inc.  Mr. Rappaport may be deemed the indirect beneficial owner of the securities owned by the foregoing parties.  Assuming such beneficial ownership, Mr. Rappaport would beneficially own a total of 908,748 shares of common stock, which would constitute approximately 7.80% of our outstanding stock.

(4)
Richard Rappaport, as sole membership owner, has voting and investment control over the shares owned by this entity.  WestPark Capital Financial Services, LLC is the parent company of WestPark Capital, Inc.

(5)
Mr. Pintsopoulos is Chief Financial Officer of WestPark Capital, Inc. For purposes of this offering, Mr. Pintsopoulos may be considered an underwriter.  Mr. Pintsopoulos acquired these securities in the ordinary course of business and that at the time of the acquisition of these securities, he had no agreements or understandings, directly or indirectly, with any person to distribute these securities.

(6)	Richard Rappaport, as trustee, has voting and investment control over the shares owned by this entity.

(7)	Richard Rappaport, as trustee, has voting and investment control over the shares owned by this entity.

(8)
Mr. DePrimio is the Vice President of Corporate Finance of WestPark Capital, Inc. For purposes of this offering, Mr. DePrimio may be considered an underwriter. Mr. DePrimio acquired these securities in the ordinary course of business and that at the time of the acquisition of these securities, he had no agreements or understandings, directly or indirectly, with any person to distribute these securities.

(9)
Mr. Stern is an employee of WestPark Capital, Inc. For purposes of this offering, Mr. Stern may be considered an underwriter. Mr. Stern acquired these securities in the ordinary course of business and that at the time of the acquisition of these securities, he had no agreements or understandings, directly or indirectly, with any person to distribute these securities

Except as described in this Selling Stockholders section, none of the selling stockholders, to our knowledge, has had a material relationship with our company other than as a shareholder at any time within the past three years.

•
On January 14, 2009, in connection with the Purchase Right, we entered into a Share and Warrant Cancellation Agreement and Registration Rights Agreement with each of the persons and entities that held shares of our common stock after the closing of the Share Exchange, which closed on January 9, 2009.  These stockholders included WestPark Capital Financial Services, LLC, Richard Rappaport, Anthony Pintsopoulos, Amanda Rappaport Trust, Kailey Rappaport Trust, Kevin DePrimio, and Jason Stern, each of whom and which are named as selling stockholders in this prospectus.  Pursuant to the cancellation agreement, the stockholders agreed to cancel an aggregate of 1,688,532 shares held by them such that there were 1,194,380 shares of common stock outstanding after the Share and Warrant Cancellation.  The stockholders also agreed to cancel an aggregate of 2,712,283 warrants such that the stockholders held an aggregate of 170,629 warrants after the Share and Warrant Cancellation.  Pursuant to the registration rights agreement, we agreed to register the shares of common stock held by the stockholders and the shares of common stock that each stockholder could acquire upon the exercise of the outstanding warrants, after taking into account the cancellation agreement.  Of those shares, 243,774 shares of common stock and 34,826 shares of common stock underlying warrants were previously registered and 1,086,400 shares of common stock, which includes 135,794 shares that were issued to the stockholders pursuant to cashless exercise of 135,803 warrants, are included in this prospectus.

•
In connection with the Private Placement we closed in May 2009, we paid WestPark, as placement agent, a commission equal to 12% of the gross proceeds from the financing plus a 4% non-accountable expense allowance.  No other consideration was paid to WestPark in connection with the Share Exchange.  In addition, WestPark acted as a co-underwriter in our public offering that we closed in October 2009.  We sold a total of 3,125,000 shares of common stock in the public offering at $8.00 per share, for gross proceeds of approximately $25 million.  Compensation for WestPark’s services included discounts, commissions and management fees of $348,136, a non-accountable expense allowance of $100,000, and reimbursement of roadshow expenses of approximately of $6,100 and legal counsel fees (excluding blue sky fees) of $40,000.  WestPark also received a five-year warrant to purchase 62,500 shares of our common stock at an exercise price of $10.00 per share.

•
Richard Rappaport, one of our controlling stockholders prior to the Share Exchange, indirectly holds a 100% interest in WestPark, the placement agent for the Private Placement that closed in May 2009 and the underwriter of our public offering in October 2009.  Mr. Rappaport was our President and Director from our inception until the closing of the Share Exchange in January 2009, upon which he resigned from all of his executive and director positions with us.  Mr. Rappaport is the Chief Executive Officer of WestPark and sole membership interest holder in WestPark Capital Financial Services, LLC.

•
Anthony C. Pintsopoulos, an officer, director and significant stockholder of ours prior to the Share Exchange, is the Chief Financial Officer of WestPark.  Mr. Pintsopoulos was our Secretary, Chief Financial Officer and Director from our inception until the closing of the Share Exchange in January 2009, upon which he resigned from all of his executive and director positions with us.

•
WestPark Capital Financial Services, LLC was one of our principal stockholders prior to the Share Exchange and is the parent company of WestPark.  WestPark Capital Financial Services, LLC is owned and controlled by Richard Rappaport.  In addition, in connection with the initial closing of the Private Placement, the Company issued a promissory note in the principal amount of $170,000, bearing no interest (the “Note”), to WestPark Capital Financial Services, LLC. The principal was due and payable by us on or before the earlier of (a) thirty (30) days from the date of issuance of the Note or (b) upon the receipt by us of at least $4 million in the Private Placement. We repaid the Note in full on January 23, 2009 using the proceeds from the second closing of the Private Placement.

PLAN OF DISTRIBUTION

The selling stockholders of our common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the date of this prospectus;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each selling stockholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved. The maximum commission or discount to be received by any FINRA member or independent broker-dealer, however, will not be greater than eight percent (8%) for the sale of any securities being registered hereunder pursuant to Rule 415 of the Securities Act.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each selling stockholder has advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two (2) business days prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by K&L Gates LLP, Los Angeles, California. Legal matters as to PRC law will be passed upon for us by Han Kun Law Offices, Beijing, People’s Republic of China. K&L Gates LLP may rely upon Han Kun Law Offices with respect to matters governed by PRC law.

EXPERTS

The (i) consolidated financial statements of ZST Digital Networks, Inc. as of December 31, 2008, 2007, and 2006 and for the years ended December 31, 2008, 2007, and 2006 (ii) and the condensed parent-only balance sheet of ZST Digital Networks, Inc. as of December 31, 2008 and 2007 and the related condensed parent-only statements of operations and cash flows for the year ended December 31, 2008 and the period January 3, 2007 (inception) to December 31, 2007 included in footnote 23 to the Consolidated Financial Statements of ZST Digital Networks, Inc., each appearing in this prospectus and registration statement have been audited by Kempisty & Company Certified Public Accountants PC, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

ADDITIONAL INFORMATION

We filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, for the shares of common stock in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedules that were filed with the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedules that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 100 F Street, N.E. Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov ..

We file periodic reports under the Securities Exchange Act of 1934, as amended, including annual, quarterly and special reports, and other information with the Securities and Exchange Commission. These periodic reports, and other information, are available for inspection and copying at the regional offices, public reference facilities and website of the Securities and Exchange Commission referred to above.

ZST DIGITAL NETWORKS, INC. AND SUBSIDIARIES

FINANCIAL STATEMENTS

SEPTEMBER 30, 2009

ZST DIGITAL NETWORKS, INC. AND SUBSIDIARIES

INDEX

PAGE

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-2 - F-3

CONSOLIDATED BALANCE SHEETS	F-4

CONSOLIDATED STATEMENTS OF OPERATIONS	F-5

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY AND COMPREHENSIVE INCOME	F-6

CONSOLIDATED STATEMENTS OF CASH FLOWS	F-7

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	F-8 - F-32

KEMPISTY & COMPANY
CERTIFIED PUBLIC ACCOUNTANTS, P.C.

15 MAIDEN LANE - SUITE 1003 - NEW YORK, NY 10038 - TEL (212) 406-7272 - FAX (212) 513-1930

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
ZST Digital Networks, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of ZST Digital Networks, Inc. and Subsidiaries as of December 31, 2008, 2007 and 2006 and the related consolidated statements of operations, consolidated cash flows and consolidated changes in stockholders’ equity and comprehensive income for each of the years in the three year period ended December 31, 2008. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required at this time, to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ZST Digital Networks, Inc. and Subsidiaries at December 31, 2008, 2007 and 2006 and the results of its operations and its cash flows for each of the years in the three year period ended December 31, 2008 in conformity with accounting principles generally accepted in the in the United States of America.

Kempisty & Company
Certified Public Accountants PC
New York, New York
March 25, 2009, except for footnote 22 dated September 2, 2009

KEMPISTY & COMPANY
CERTIFIED PUBLIC ACCOUNTANTS, P.C.

15 MAIDEN LANE - SUITE 1003 - NEW YORK, NY 10038 - TEL (212) 406-7272 - FAX (212) 513-1930

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
ZST Digital Networks, Inc. (Formerly SRKP 18, Inc.)

We have audited the condensed Parent Only balance sheet of ZST Digital Networks, Inc. as of December 31, 2008 and 2007 and the related condensed Parent Only statements of operations and cash flows for the year ended December 31, 2008 and the period January 3, 2007 (inception) to December 31, 2007 included in Footnote 23 to the Consolidated Financial Statements of ZST Digital Networks, Inc.  These Parent Only condensed financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required at this time, to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the condensed Parent Only financial statements referred to above present fairly, in all material respects, the financial position of ZST Digital Networks, Inc.  at December 31, 2008 and 2007 and the results of its operations and its cash flows for the year ended December 31, 2008 and the period January 3, 2007 (inception) to December 31, 2007 in conformity with accounting principles generally accepted in the in the United States of America.

Kempisty & Company
Certified Public Accountants PC
New York, New York
March 25, 2009, except for footnote 22 dated September 2, 2009

ZST DIGITAL NETWORKS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(In U.S. Dollars)

	September 30,	September 30,
	2009	2008	December 31,	December 31,	December 31,
	(unaudited)	(unaudited)	2008	2007	2006
Assets
Current assets
Cash and cash equivalents	$1,394,458	$846,864	$1,134,954	$1,125,804	$1,183,665
Trade receivables, net (Note 3)	25,634,262	18,213,473	12,322,099	9,419,029	3,417,763
Contract receivable (Note 6)	-	108,315	-	101,499	94,946
Employee advances and short term loans receivable (Note 5)	5,280	7,944	6,307	769,855	731,645
Taxes recoverable	-	-	-	-	6,713
Inventories (Note 4)	1,494,599	391,094	775,185	5,488,794	2,622,909
Advances to suppliers (Note 13)	3,442,808	-	3,024,668	-	-
Prepaid expenses and other receivables	56,545	154,528	6,968	12,930	11,579
Total current assets	32,027,952	19,722,218	17,270,181	16,917,911	8,069,220

Property and equipment, net (Note 7)	338,585	20,930	34,148	62,521	81,048
Intangible asset, net (Note 8)	613,122	-	-	-	-
Total assets	$32,979,659	$19,743,148	$17,304,329	$16,980,432	$8,150,268

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable – trade	$8,141,403	$7,425,614	$1,270,096	$3,026,572	$5,353,267
Customer deposit	-	1,464	1,467	36,854	3,206
Billings in excess of costs on uncompleted projects (Note 10)	-	31,550	-	18,635	1,943
Accrued liabilities and other payable	230,037	269,128	501,176	222,440	146,971
Various taxes payable	331,749	104,030	188,539	490,977	21,220
Short-term loans (Note 9)	1,454,244	3,916,793	3,931,991	7,933,436	814,621
Employee security deposit payable	10,312	18,954	8,911	12,281	12,831
Wages payable	63,750	50,910	59,501	23,890	7,775
Dividend payable	-	-	-	2,624,266	-
Corporate tax payable (Note 14)	434,388	269,223	-	-	-
Due to related parties (Note 12)	-	19,885	2,359,728	23,405	19,237
Total current liabilities	10,665,883	12,107,551	8,321,409	14,412,756	6,381,071

Commitments and contingencies (Note 15)	-	-	-	-	-

Stockholders' Equity
Preferred stock $0.0001 par value, 10,000,000 shares authorized, 6,250,000 shares undesignated, 0 share issued and outstanding at September 30, 2009 and 2008 and December 31, 2008, 2007 and 2006	-	-	-	-	-
Preferred Stock Series A Convertible, $0.0001 par value, 3,750,000 shares authorized, 1,263,723 shares issued and outstanding at September 30, 2009, and 0 share issued and outstanding at December 31, 2008, 2007 and 2006. Liquidation preference and redemption value of $4,976,953 at September 30, 2009 (Note 19)	126	-	-	-	-
Common stock $0.0001 par value, 100,000,000 shares authorized, 7,091,103 shares issued and outstanding at September 30, 2009, and 5,896,723 shares issued and outstanding at September 30, 2008 and December 31, 2008, 2007and 2006 (Note 18)	709	590	590	590	590
Additional paid-in capital	8,270,475	1,466,860	1,488,924	1,417,855	2,203,631
Accumulated other comprehensive income	39,783	574,495	590,839	423,683	138,200
Statutory surplus reserve fund (Note 11)	1,491,963	575,010	1,491,963	575,010	123,126
Retained earnings (unrestricted)	12,510,720	5,025,957	5,410,604	219,086	427,807
Due from related parties (Note 12)	-	(7,315)	-	(68,548)	(1,124,157)
Total stockholders' equity	22,313,776	7,635,597	8,982,920	2,567,676	1,769,197
Total Liabilities and Stockholders' Equity	$32,979,659	$19,743,148	$17,304,329	$16,980,432	$8,150,268

The accompanying notes are an integral part of these consolidated financial statements.

ZST DIGITAL NETWORKS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(In U.S. Dollars)

	For the Nine Months Ended
	September 30,		For the Year Ended
	2009	2008	December 31,
	(unaudited)	(unaudited)	2008	2007	2006

Revenue	$70,067,184	$40,987,329	$55,430,819	$28,717,251	$5,650,246
Cost of goods sold	58,773,620	33,563,129	45,594,243	23,221,360	4,477,671
Gross Profit	11,293,564	7,424,200	9,836,576	5,495,891	1,172,575

Operating Costs and Expenses
Selling expenses	35,334	107,235	146,459	2,587	19,381
Depreciation	27,641	33,637	20,884	43,546	42,047
General and administrative	725,054	614,063	1,005,975	715,064	230,337
Merger cost	566,654	-	-	-	-
Research and development	109,068	-	-	88,864	48
Total operating costs and expenses	1,463,751	754,935	1,173,318	850,061	291,813
Income from operations	9,829,813	6,669,265	8,663,258	4,645,830	880,762

Other income (expenses)
Gain on disposal of assets	-	-	(11,295)	(319)	48,183
Interest income	43,819	14,777	9,753	3,489	473
Interest expense	(140,693)	(261,154)	(338,742)	(196,323)	(11,616)
Imputed interest	(31,417)	(49,005)	(71,069)	(70,079)	(19,905)
Sundry income (expense), net	(7,682)	(1,018)	(10,869)	309	55,368
Total other income (expenses)	(135,973)	(296,400)	(422,222)	(262,923)	72,503

Income before income taxes	9,693,840	6,372,865	8,241,036	4,382,907	953,265
Income taxes (Note 14)	(2,593,724)	(1,565,994)	(2,132,565)	(1,515,478)	(314,577)

Net income	$7,100,116	$4,806,871	$6,108,471	$2,867,429	$638,688

Basic earnings per share	$1.01	$0.82	$1.04	$0.49	$0.11

Weighted average shares outstanding, basic	7,056,103	5,896,723	5,896,723	5,896,723	5,896,723

Diluted earnings per share	$0.86	$0.82	$1.04	$0.49	$0.11

Weighted average shares outstanding, diluted	8,265,403	5,896,723	5,896,723	5,896,723	5,896,723

The accompanying notes are an integral part of these consolidated financial statements.

ZST DIGITAL NETWORKS, INC. AND SUBSIDIARIES
Consolidated Statements of Changes in Stockholders’ Equity and Comprehensive Income
For the years ended December 31, 2008, 2007 and 2006 and the nine months ended September 30, 2009 (unaudited)
 (In U.S. Dollars)

							Accumulated
	Preferred Stock				Additional	Statutory	Other	Retained	Due from	Total
	Series A		Common Stock		Paid-in	Reserve	Comprehensive	Earnings	Related	Stockholders'	Comprehensive
	Shares	Amount	Shares	Amount	Capital	Fund	Income	(Unrestricted)	Parties	Equity	Income

Balance at December 31, 2005	-	$-	5,896,723	$590	$2,183,726	$39,688	$49,963	$(127,443)	$(781,388)	$1,365,136
Imputed interest allocated	-	-	-	-	19,905	-	-	-	-	19,905
Allocation of retained earnings to statutory reserve fund	-	-	-	-	-	83,438	-	(83,438)	-	-
Due from related parties	-	-	-	-	-	-	-	-	(342,769)	(342,769)
Foreign currency translation adjustment	-	-	-	-	-	-	88,237	-	-	88,237	$88,237
Net income for the year	-	-	-	-	-	-	-	638,688	-	638,688	638,688
Comprehensive income	-	-	-	-	-	-	-	-	-	-	$726,925
Balance at December 31, 2006	-	-	5,896,723	590	2,203,631	123,126	138,200	427,807	(1,124,157)	1,769,197
Authorized capital withdrawal by ZST PRC shareholders	-	-	-	-	(855,855)	-	-	-	-	(855,855)
Imputed interest allocated	-	-	-	-	70,079	-	-	-	-	70,079
Allocation of retained earnings to statutory reserve fund	-	-	-	-	-	451,884	-	(451,884)	-	-
Due from related parties	-	-	-	-	-	-	-	-	1,055,609	1,055,609
Dividend declared	-	-	-	-	-	-	-	(2,624,266)	-	(2,624,266)
Foreign currency translation adjustment	-	-	-	-	-	-	285,483	-	-	285,483	$285,483
Net income for the year	-	-	-	-	-	-	-	2,867,429	-	2,867,429	2,867,429
Comprehensive income	-	-	-	-	-	-	-	-	-	-	$3,152,912
Balance at December 31, 2007	-	-	5,896,723	590	1,417,855	575,010	423,683	219,086	(68,548)	2,567,676
Imputed interest allocated	-	-	-	-	71,069	-	-	-	-	71,069
Allocation of retained earnings to statutory reserve fund	-	-	-	-	-	916,953	-	(916,953)	-	-
Due from related parties	-	-	-	-	-	-	-	-	68,548	68,548
Foreign currency translation adjustment	-	-	-	-	-	-	167,156	-	-	167,156	$167,156
Net income for the year	-	-	-	-	-	-	-	6,108,471	-	6,108,471	6,108,471
Comprehensive income	-	-	-	-	-	-	-	-	-	-	$6,275,627
Balance at December 31, 2008	-	-	5,896,723	590	1,488,924	1,491,963	590,839	5,410,604	-	8,982,920
Reverse merger adjustment	-	-	1,194,380	119	3,216,305	-	-	-	-	3,216,424
Imputed interest allocated	-	-	-	-	31,417	-	-	-	-	31,417
Sale of 1,263,723 shares of Series A
Preferred Stock at $3.94/share	1,263,723	126	-	-	3,533,829	-	-	-	-	3,533,955
Foreign currency translation adjustment	-	-	-	-	-	-	(551,056)	-	-	(551,056)	$(551,056)
Net income for the nine months ended September 30, 2009	-	-	-	-	-	-	-	7,100,116	-	7,100,116	7,100,116
Comprehensive income	-	-	-	-	-	-	-	-	-	-	$6,549,060
Balance at September 30, 2009 (unaudited)	1,263,723	$126	7,091,103	$709	$8,270,475	$1,491,963	$(39,783)	$12,510,720	$-	$22,313,776

The accompanying notes are an integral part of these consolidated financial statements.

ZST DIGITAL NETWORKS, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In U.S. Dollars)

	For the Nine Months Ended
	September 30,		For the Year Ended
	2009	2008	December 31,
	(unaudited)	(unaudited)	2008	2007	2006

Cash Flows From Operating Activities
Net income	$7,100,116	$4,806,871	$6,108,471	$2,867,429	$638,688
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Imputed interest	31,417	49,005	71,069	70,079	19,905
Depreciation	27,641	33,637	20,884	43,546	42,047
Amortization	32,250	-	-	-	-
Gain on disposal of assets	-	-	11,295	319	(48,183)
Changes in operating assets and liabilities:
(Increase)/Decrease
Account receivable-trade	(13,312,163)	(8,794,444)	(2,903,070)	(6,001,266)	(2,017,173)
Contract receivable	-	(6,816)	101,499	(6,553)	(43,249)
Prepaid expenses and other receivables	(49,577)	(141,598)	5,962	(1,351)	13,183
Inventories	(719,414)	5,097,700	4,713,609	(2,865,885)	(1,809,028)
Advances to suppliers	(418,140)	-	(3,024,668)	-	-
Increase/(Decrease)
Accounts payable and accrued liabilities	6,600,168	4,445,730	(1,477,740)	(2,251,226)	4,456,606
Deposits and other payables	(66)	(28,717)	(38,757)	33,098	-

Billings in excess of costs on uncompleted projects	-	12,915	(18,635)	16,692	1,943
Various taxes payable and taxes recoverable	143,210	(386,947)	(302,438)	476,470	(64,187)
Wages payable	4,249	27,020	35,611	16,115	7,774
Corporate tax payable	434,388	269,223	-	-	(93,092)
Net cash provided (used) by operating activities	(125,921)	5,383,579	3,303,092	(7,602,533)	1,105,234

Cash Flows From Investing Activities
Purchases of property and equipment	(324,726)	-	-	(43,082)	-
Purchases of intangible assets	(644,966)	-	-	-	-
Proceeds from disposal of fixed assets	-	-	-	22,661	193,186
Payment to ZST PRC shareholders	-	-	-	1,055,609	(342,769)
Net cash provided (used) by investing activities	(969,692)	-	-	1,035,188	(149,583)

Cash Flows From Financing Activities
(Proceeds from) repayment of short-term demand loans receivable	1,027	761,911	763,548	(38,210)	(142,071)
Proceeds from (repayment of) short-term demand loans payable	(2,477,747)	(4,016,643)	(4,001,445)	7,118,815	259,771
Net proceeds from sale of preferred stock	3,533,955	61,233	-	-	-
Withdrawal of authorized capital by ZST PRC shareholders	-	-	-	(855,855)	-
Dividend paid	-	(2,624,266)	(2,624,266)	-	-
Due from related parties and affiliated companies	-	-	68,548	-	-
Due to related parties and affiliated companies	-	(3,520)	2,336,323	4,168	(237,239)
Net cash provided (used) by financing activities	1,057,235	(5,821,285)	(3,457,292)	6,228,918	(119,539)

Effect of exchange rate changes on cash	297,882	158,766	163,350	280,566	124,725
Net increase (decrease) in cash and cash equivalents	259,504	(278,940)	9,150	(57,861)	960,837

Cash and cash equivalents, beginning of period	1,134,954	1,125,804	1,125,804	1,183,665	222,828

Cash and cash equivalents, end of period	$1,394,458	$846,864	$1,134,954	$1,125,804	$1,183,665

Supplemental disclosure information:
Interest expense paid	$140,693	$261,154	$338,742	$196,323	$11,616
Income taxes paid	$2,159,336	$1,296,771	$2,132,565	$1,515,478	$314,577

Non cash investing and financing activities:
Shares issued for related parties' debt	$2,359,728	$-	$-	$-	$-

The accompanying notes are an integral part of these consolidated financial statements.

ZST DIGITAL NETWORKS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Amounts and disclosures for the nine months ended Septemner 30, 2009 and 2008 are unaudited)

NOTE 1 – DESCRIPTION OF BUSINESS AND ORGANIZATION

ZST Digital Networks, Inc. (“ZST Digital”, formerly SRKP 18, Inc.) was incorporated in the State of Delaware on December 7, 2006. ZST Digital was originally organized as a “blank check” shell company to investigate and acquire a target company or business seeking the perceived advantages of being a publicly held corporation. On January 9, 2009, ZST Digital closed a share exchange transaction (the “Share Exchange”) pursuant to which ZST Digital (i) issued 806,408 shares of its common stock to acquire 100% equity ownership of World Orient Universal Limited (“World Orient”), which is the 100% parent of Global Asia Universal Limited (“Global Asia”), which is the 100% parent of Everfair Technologies Limited (“Everfair”), which is the 100% parent of Zhengzhou Shenyang Technology Company Limited (“ZST PRC”), (ii) assumed the operations of World Orient and its subsidiaries, and (iii) changed ZST Digital’s name from SRKP 18, Inc. to its current name.  Subsequent to the closing of the Share Exchange, on January 14, 2009, Zhong Bo, our Chief Executive Officer and Chairman of the Board, Wu Dexiu, Huang Jiankang, Sun Hui and Li Yuting (the "ZST Management"), each entered into a Common Stock Purchase Agreement pursuant to which the Company issued and the ZST Management agreed to purchase an aggregate of 5,090,315 shares of our common stock at a per share purchase price of $0.6907 (the "Purchase Right") and obtained control of the Company.  The purchase price for the shares was paid in full on May 25, 2009.  The restructuring of the Company is further discussed below.

World Orient was incorporated in British Virgin Islands (“BVI”) on August 12, 2008. As at December 31, 2008, World Orient had 50,000 capital shares authorized with $1.00 par value and 50,000 shares issued and outstanding. In November 2008, World Orient acquired 100% ownership of Global Asia.

Global Asia was incorporated in BVI on August 12, 2008. As at December 31, 2008, Global Asia had 50,000 capital shares authorized with $1.00 par value and 50,000 shares issued and outstanding. In October 2008, Global Asia acquired 100% ownership of Everfair.

Everfair is a holding company incorporated in November 26, 2007 in Hong Kong, PRC with the original sole shareholder Kuk Kok Sun. Everfair had 10,000 capital shares authorized with 1.00 HKD par value and 10,000 shares issued and outstanding. Pursuant to a share transfer agreement, Global Asia agreed to paid Kuk Kok Sun 10,000 HKD for the ownership transfer.

In October 2008, Everfair entered an ownership transfer agreement with the original owners of ZST PRC. Pursuant to the ownership transfer agreement, Everfair agreed to pay the original owners 12,000,000 RMB for the ownership transfer within three months of the approval of a new business license. This transfer was completed in January 2009 after the closing of the Share Exchange and exercise of the purchase rights by the shareholders of ZST PRC.

ZST PRC was established on May 20, 1996 as a private domestic corporation in Zhengzhou, Henan Province, PRC with an authorized capital of RMB 1.5 million. On April 8, 1999, the Company increased its authorized capital from RMB 1.5 million to RMB 8 million. On July 27, 2004, the Company further increased its authorized capital to RMB 18 million. On March 15, 2007, the Company decreased its authorized and invested capital to RMB 11.5 million. In February 2009, ZST PRC increased its authorized capital to RMB 17 million.

ZST PRC’s primary revenues were from sales of broadcasting equipment, hi-tech optical transmission devices, and telecommunication products. ZST PRC is principally engaged in supplying digital and optical network equipment to cable system operators in the Henan Province of China. It has developed a line of internet protocol television (“IPTV”) set-top boxes that are used to provide bundled cable television, Internet and telephone services to residential and commercial customers. At present, ZST PRC’s main clients are broadcasting TV bureaus and cable network operators serving various cities and counties. In the near future, the Company plans to joint venture with cable network operators to provide bundled television programming, Internet and telephone services to residential customers in cities and counties located in the Henan Province of China.

ZST Digital and its subsidiaries, World Orient, Global Asia, Everfair, and ZST PRC shall be collectively referred throughout as the “Company”.

ZST DIGITAL NETWORKS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Amounts and disclosures for the nine months ended September 30, 2009 and 2008 are unaudited)

NOTE 1 – DESCRIPTION OF BUSINESS AND ORGANIZATION (continued)

Pursuant to PRC rules and regulations relating to mergers of PRC companies with foreign entities, an offshore company controlled by PRC citizens that intends to merge with a PRC company will be subject to strict examination by the relevant PRC foreign exchange authorities. To enable ZST PRC to go public, ZST management made the following restructuring arrangements: (i) established Everfair as a Hong Kong holding company owned by a non-PRC citizen and indirectly controlled the operations of Everfair, (ii) had Everfair enter into an equity transfer agreement with ZST PRC by paying 12,000,000 RMB to ZST Management, (iii) established World Orient as a BVI holding company owned by a non PRC-citizen, (iv) had World Orient and its wholly owned subsidiary Global Asia, its subsidiary Everfair, and its subsidiary ZST PRC enter into a share exchange agreement with ZST Digital, (v) concurrently conducted a private investment in a public company (“PIPE”) financing, and (vi) used proceeds from the PIPE transaction to pay 12,000,000 RMB to ZST Management pursuant to the ownership transfer agreement.

Upon consummation of the Share Exchange and the Purchase Right, ZST Management owns a majority of the issued and outstanding shares of common stock of the Company and Zhong Bo was appointed as Chairman of the Board and Chief Executive Officer of ZST Digital.

For accounting purposes, this transaction is being accounted for as a reverse merger. The transaction has been treated as a recapitalization of World Orient and its subsidiaries, with ZST Digital (the legal acquirer of World Orient and its subsidiaries including ZST PRC) considered the accounting acquiree and ZST PRC, the only operating company, and whose management took control of ZST Digital (the legal acquiree of ZST Digital) is considered the accounting acquirer.  The Company did not recognize goodwill or any intangible assets in connection with the transaction.

On October 6, 2009, the Company effected a 1-for-2.461538462 reverse stock split of the Company’s issued and outstanding shares of common stock (the “Reverse Stock Split”). The par value and number of authorized shares of the common stock remained unchanged. All references to number of shares and per share amounts included in these consolidated financial statements and the accompanying notes have been adjusted to reflect the Reverse Stock Split retroactively.

To summarize the paragraphs above, the organization and ownership structure of the Company is currently as follows:

ZST DIGITAL NETWORKS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Amounts and disclosures for the nine months ended September 30, 2009 and 2008 are unaudited)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements have been prepared by the Company in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

In the opinion of the management, the consolidated financial statements reflect all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position of the Company as of September 30, 2009 and 2008, and December 31, 2008, 2007, and 2006; and the results of operations and cash flows for the nine months ended September 30, 2009 and 2008, and the years then ended December 31, 2008, 2007 and 2006, respectively.

The Company has evaluated subsequent events through the date that the financial statements were issued, which was November 15, 2009, the date immediately preceding the date of the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2009.

Basis of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant inter-company transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting year. Because of the use of estimates inherent in the financial reporting process, actual results could differ from those estimates.

Fair Value of Financial Instruments

The standard for “Disclosures About Fair Value of Financial Instruments,” defines financial instruments and requires fair value disclosures of those financial instruments. On January 1, 2008, the Company adopted the standard “Fair Value Measurements,” which defines fair value, establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosures requirements for fair value measures. Current assets and current liabilities qualified as financial instruments and management believes their carrying amounts are a reasonable estimate of fair value because of the short period of time between the origination of such instruments and their expected realization and if applicable, their current interest rate is equivalent to interest rates currently available.  The three levels are defined as follow:
•	Level 1 — inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.
•
Level 2 — inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

•	Level 3 — inputs to the valuation methodology are unobservable and significant to the fair value.

As of the balance sheet date, the estimated fair values of the financial instruments were not materially different from their carrying values as presented due to the short maturities of these instruments and that the interest rates on the borrowings approximate those that would have been available for loans of similar remaining maturity and risk profile at respective period-ends. Determining which category an asset or liability falls within the hierarchy requires significant judgment. The Company evaluates the hierarchy disclosures each quarter.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, cash on deposit with various financial institutions in PRC, Hong Kong, and all highly-liquid investments with original maturities of three months or less at the time of purchase.  Banks and other financial institutions in PRC do not provide insurance for funds held on deposit.

ZST DIGITAL NETWORKS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Amounts and disclosures for the nine months ended September 30, 2009 and 2008 are unaudited)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Accounts Receivable

Accounts receivable are carried at original invoice amount less an estimate made for doubtful accounts based on a review of all outstanding amounts on a monthly basis. The Company analyzes the aging of accounts receivable balances, historical bad debts, customer concentrations, customer credit-worthiness, current economic trends and changes in our customer payment terms. Significant changes in customer concentration or payment terms, deterioration of customer credit-worthiness or weakening in economic trends could have a significant impact on the collectability of receivables and our operating results. The Company has not provided a bad debt allowance based upon its historical collection experience. There were no bad debts written off during the years ended December 31, 2008, 2007, and 2006, and the six months September 30, 2009 and 2008, respectively.

According to the sales contract terms, customers are able to hold back 10% of the total contract balance payable to the Company for one year. The hold back is carried at 10% of original invoice as accounts receivable.

Inventories

Inventories, which are primarily comprised of raw materials and finished goods, are stated at the lower of cost or net realizable value, using the first-in first-out (FIFO) method. Cost is determined on the basis of a moving average. The Company evaluates the need for reserves associated with obsolete, slow-moving and non-salable inventory by reviewing net realizable values on a periodic basis.

Property and Equipment

Property and equipment are recorded at cost and depreciated using the straight-line method, with an estimated 5% salvage value of original cost, over the estimated useful lives of the assets as follows:

Machinery and equipment	5 years
Electronic equipment	5 years
Office equipment	5 years
Automobile	5 years
Other equipment	10 years

Expenditures for repairs and maintenance, which do not improve or extend the expected useful lives of the assets, are expensed as incurred while major replacements and improvements are capitalized.

When property or equipment is retired or disposed of, the cost and accumulated depreciation are removed from the accounts, with any resulting gains or losses being included in net income or loss in the year of disposition.

Impairment of Long-Lived Assets

The Company accounts for impairment of plant and equipment and amortizable intangible assets in accordance with the standard of “Accounting for Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of”, which requires the Company to evaluate a long-lived asset for recoverability when there is event or circumstance that indicate the carrying value of the asset may not be recoverable. An impairment loss is recognized when the carrying amount of a long-lived asset or asset group is not recoverable (when carrying amount exceeds the gross, undiscounted cash flows from use and disposition) and is measured as the excess of the carrying amount over the asset’s (or asset group’s) fair value.

Intangible Assets

Intangible assets are recorded at cost and amortized using the straight-line method over the estimated useful lives of the assets as follows:

Software	5 years

ZST DIGITAL NETWORKS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Amounts and disclosures for the nine months ended September 30, 2009 and 2008 are unaudited)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Revenue Recognition

The Company recognizes product sales revenue when the significant risks and rewards of ownership have been transferred pursuant to PRC law, including such factors as when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable, sales and value-added tax laws have been complied with, and collectability is reasonably assured. The Company generally recognizes revenue when its products are shipped.

The IPTV device sales contracts include a one-year quality assurance warranty for defects.  According to the sales contract terms, customers are able to hold back 10% of the total contract balance payable to the Company for one year. In accordance with the standard of "Revenue Recognition When Right of Return Exists", the Company records the holdback as revenue at the time of sale when its products are shipped to customers because:
(a)	The contract price to the customer is predetermined and fixed at the date of sale.
(b)	The customer is obligated to pay the Company the 10% holdback after one year and the obligation is not contingent on resale of the product.
(c)
The customer’s obligation to the Company would not be changed in the event of theft or physical destruction or damage of the product because the Company entrust the suppliers to ship the products to the customers, therefore the suppliers bear the liability for products lost or damaged when in transit to the customers.

(d)	The customer acquiring the product for resale has economic substance apart from that provided by the Company.
(e)
The Company does not have significant obligations for future performance to directly bring about resale of the product by the customer other than replacement of defective product due to hardware defects in materials and workmanship.

(f)	The amount of future returns can be reasonably estimated based on the historical returns experience.

The Company determined that the costs associated with such assurance were immaterial in monetary terms based on the historical returns experience. The Company has a return policy where the customers must make a request within 30 days of receipt to return the products when the products delivered have more than 40% defects or the products are not delivered on time. As of September 30, 2009, the Company has not received any returns.

In the event of defective product returns, the Company has the right to seek replacement of such returned units from its supplier. Based on the agreement, the supplier will replace the defective product when the defects are caused by hardware defects in materials and workmanship during manufacturing process for a period of one year. The Company incurred quality assurance costs of $199,999, $63,495, $0, $0 and $0 for the years ended December 31, 2008, 2007 and 2006 and for the nine months ended September 30, 2009 and 2008, respectively.  These costs incurred represent 0.67%, 0.52%, 0%, 0%, 0% of years ended December 31, 2008, 2007 and 2006 and nine months ended September 30, 2009 and 2008 IPTV box sales, respectively.

Based on the facts above, the Company recognizes costs related to the quality assurance when incurred.

Revenues from fixed-price construction contracts are recognized on the completed-contract method. This method is used because most of the construction and engineering contracts are completed within six months or less and financial position and results of operations do not vary significantly from those which would result from using the percentage-of-completion method. A contract is considered complete when all costs have been incurred and the installation is operating according to specifications or has been accepted by the customer.

Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, suppliers, tools, repairs, and depreciation costs. General and administrative costs are charged to expenses as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Claims are included in revenues when received.

Comprehensive Income

The Company has adopted the standard of “Reporting Comprehensive Income”, which establishes standards for reporting and displaying comprehensive income, its components, and accumulated balances in a full-set of general-purpose financial statements. Accumulated other comprehensive income represents the accumulated balance of foreign currency translation adjustments.

ZST DIGITAL NETWORKS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Amounts and disclosures for the nine months ended September 30, 2009 and 2008 are unaudited)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Related Parties

A party is considered to be related to the Company if the party directly or indirectly or through one or more intermediaries, controls, is controlled by, or is under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. A party which can significantly influence the management or operating policies of the transacting parties or if it has an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests is also a related party.

Income Taxes

The Company accounts for income taxes in accordance with the standard of “Accounting for Income Taxes”, which requires an asset and liability approach for financial accounting and reporting for income taxes and allows recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future deductibility is uncertain.

The Company adopted standard of “Accounting for Uncertainty in Income Taxes,” which prescribes a comprehensive model for how a company should recognize, measure, present and disclose in its financial statements uncertain tax positions that the Company has taken or expects to take on a tax return (including a decision whether to file or not to file a return in a particular jurisdiction).

Research and Development

Research and development costs are expensed to operations as incurred. The Company spent $5,000, $88,864, and $48 for the years ended December 31, 2008, 2007 and 2006, respectively, and $109,068 and nil for the nine months ended September 30, 2009 and 2008, respectively on direct research and development (“R&D”) efforts.

The Company received reimbursement from the local government therefore research and development expenses net of reimbursement was $0 for the year ended December 31, 2008.

Advertising Costs

The Company expenses advertising costs as incurred. The Company did not incur any advertising expenses for the years ended December 31, 2008, 2007 and 2006, and the nine months ended September 30, 2009 and 2008, respectively.

Foreign Currency Translation

The functional currency of ZST PRC is RMB, the functional currencies of World Orient, Global Asia, and Everfair are HKD, and the functional currency of ZST Digital is the local currency, RMB. The Company used the RMB as the functional currency of ZST Digital since RMB is the currency of primary economic environment. The Company maintains its financial statements using the functional currency. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet dates. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income (loss) for the respective periods.

ZST DIGITAL NETWORKS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Amounts and disclosures for the nine months ended September 30, 2009 and 2008 are unaudited)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Foreign Currency Translation (Continued)

For financial reporting purposes, the financial statements of each subsidiary, which are prepared in either RMB or HKD, are translated into the Company’s reporting currency, USD. Balance sheet accounts are translated using the closing exchange rate in effect at the balance sheet date and income and expense accounts are translated using the average exchange rate prevailing during the reporting period. Adjustments resulting from the translation, if any, are included in accumulated other comprehensive income (loss) in the owners’ equity.

The exchange rates used for foreign currency translation were as follows (USD$1 = RMB):

Period Covered	Balance Sheet Date Rates	Average Rates
Nine months ended September 30, 2009	6.81756	6.82174
Nine months ended September 30, 2008	6.83527	6.97496
Year Ended December 31, 2008	6.81731	6.93730
Year Ended December 31, 2007	7.29410	7.59474
Year Ended December 31, 2006	7.79750	7.96369

The exchange rates used for foreign currency translation were as follows (USD$1 = HKD):

Period Covered	Balance Sheet Date Rates	Average Rates
Nine months ended September 30, 2009	7.75013	7.75193
Nine months ended September 30, 2008	7.76908	7.79838
Year Ended December 31, 2008	7.74960	7.74960
Year Ended December 31, 2007	7.80214	7.70153

Recently Issued Accounting Pronouncements

In June 2009, the Financial Accounting Standards Board (FASB) issued a standard that established the FASB Accounting Standards Codification (ASC) and amended the hierarchy of generally accepted accounting principles (GAAP) such that the ASC became the single source of authoritative nongovernmental U.S. GAAP. The ASC did not change current U.S. GAAP, but was intended to simplify user access to all authoritative U.S. GAAP by providing all the authoritative literature related to a particular topic in one place. All previously existing accounting standard documents were superseded and all other accounting literature not included in the ASC is considered non-authoritative. New accounting standards issued subsequent to June 30, 2009 are communicated by the FASB through Accounting Standards Updates (ASUs). The Company adopted the ASC on July 1, 2009. This standard did not have an impact on our consolidated results of operations or financial condition. However, throughout the notes to the consolidated financial statements references that were previously made to various former authoritative U.S. GAAP pronouncements have been changed to coincide with the appropriate section of the ASC.

In September 2006, the FASB issued an accounting standard codified in ASC 820, Fair Value Measurements and Disclosures. This standard established a single definition of fair value and a framework for measuring fair value, set out a fair value hierarchy to be used to classify the source of information used in fair value measurements, and required disclosures of assets and liabilities measured at fair value based on their level in the hierarchy. This standard applies under other accounting standards that require or permit fair value measurements. One of the amendments deferred the effective date for one year relative to nonfinancial assets and liabilities that are measured at fair value, but are recognized or disclosed at fair value on a nonrecurring basis. This deferral applied to such items as nonfinancial assets and liabilities initially measured at fair value in a business combination (but not measured at fair value in subsequent periods) or nonfinancial long-lived asset groups measured at fair value for an impairment assessment.  The adoption of the fair value measurement standard did not have a material impact on our consolidated results of operations or financial condition.

ZST DIGITAL NETWORKS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Amounts and disclosures for the nine months ended September 30, 2009 and 2008 are unaudited)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recently Issued Accounting Pronouncements

In December 2007, the FASB issued and, in April 2009, amended a new business combinations standard codified within ASC 805, which changed the accounting for business acquisitions. Accounting for business combinations under this standard requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction and establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed in a business combination. Certain provisions of this standard impact the determination of acquisition-date fair value of consideration paid in a business combination (including contingent consideration); exclude transaction costs from acquisition accounting; and change accounting practices for acquisition-related restructuring costs, in-process research and development, indemnification assets, and tax benefits. We adopted the standard for business combinations for our business combination during the period ended March 31, 2009.

In April 2009, the FASB issued an accounting standard which provides guidance on (1) estimating the fair value of an asset or liability when the volume and level of activity for the asset or liability have significantly declined and (2) identifying transactions that are not orderly. The standard also amended certain disclosure provisions for fair value measurements and disclosures in ASC 820 to require, among other things, disclosures in interim periods of the inputs and valuation techniques used to measure fair value as well as disclosure of the hierarchy of the source of underlying fair value information on a disaggregated basis by specific major category of investment. The standard was effective prospectively beginning April 1, 2009. The adoption of this standard did not have a material impact on our consolidated results of operations or financial condition.

In April 2009, the FASB issued an accounting standard which modifies the requirements for recognizing other-than-temporarily impaired debt securities and changes the existing impairment model for such securities. The standard also requires additional disclosures for both annual and interim periods with respect to both debt and equity securities. Under the standard, impairment of debt securities will be considered other-than-temporary if an entity (1) intends to sell the security, (2) more likely than not will be required to sell the security before recovering its cost, or (3) does not expect to recover the security’s entire amortized cost basis (even if the entity does not intend to sell). The standard further indicates that, depending on which of the above factor(s) causes the impairment to be considered other-than-temporary, (1) the entire shortfall of the security’s fair value versus its amortized cost basis or (2) only the credit loss portion would be recognized in earnings while the remaining shortfall (if any) would be recorded in other comprehensive income. The standard requires entities to initially apply its provisions to previously other-than-temporarily impaired debt securities existing as of the date of initial adoption by making a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. The cumulative-effect adjustment potentially reclassifies the noncredit portion of a previously other-than-temporarily impaired debt security held as of the date of initial adoption from retained earnings to accumulated other comprehensive income. The adoption of this standard did not have a material impact on our consolidated results of operations or financial condition.

In April 2009, the FASB issued an accounting standard regarding interim disclosures about fair value of financial instruments. The standard essentially expands the disclosure about fair value of financial instruments that were previously required only annually to also be required for interim period reporting. In addition, the standard requires certain additional disclosures regarding the methods and significant assumptions used to estimate the fair value of financial instruments. The adoption of this standard did not have a material impact on our consolidated results of operations or financial condition.

In May 2009, the FASB issued a new accounting standard regarding subsequent events. This standard incorporates into authoritative accounting literature certain guidance that already existed within generally accepted auditing standards, with the requirements concerning recognition and disclosure of subsequent events remaining essentially unchanged. This guidance addresses events which occur after the balance sheet date but before the issuance of financial statements. Under the new standard, as under previous practice, an entity must record the effects of subsequent events that provide evidence about conditions that existed at the balance sheet date and must disclose but not record the effects of subsequent events which provide evidence about conditions that did not exist at the balance sheet date. This standard added an additional required disclosure relative to the date through which subsequent events have been evaluated and whether that is the date on which the financial statements were issued. For our company, this standard was effective beginning April 1, 2009.

ZST DIGITAL NETWORKS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Amounts and disclosures for the nine months ended September 30, 2009 and 2008 are unaudited)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recently Issued Accounting Pronouncements

In June 2009, the FASB issued a new standard regarding the accounting for transfers of financial assets amending the existing guidance on transfers of financial assets to, among other things, eliminate the qualifying special-purpose entity concept, include a new unit of account definition that must be met for transfers of portions of financial assets to be eligible for sale accounting, clarify and change the derecognition criteria for a transfer to be accounted for as a sale, and require significant additional disclosure. The standard is effective for new transfers of financial assets beginning January 1, 2010. We are currently evaluating the impact of this standard, but do not expect it to have a material impact on our consolidated results of operations or financial condition.

In June 2009, the FASB issued an accounting standard that revised the consolidation guidance for variable-interest entities. The modifications include the elimination of the exemption for qualifying special purpose entities, a new approach for determining who should consolidate a variable-interest entity, and changes to when it is necessary to reassess who should consolidate a variable-interest entity. The standard is effective January 1, 2010. We are currently evaluating the impact of this standard, but do not expect it to have a material impact on our consolidated results of operations or financial condition.

In August 2009, the FASB issued ASU No. 2009-05, Measuring Liabilities at Fair Value, which provides additional guidance on how companies should measure liabilities at fair value under ASC 820. The ASU clarifies that the quoted price for an identical liability should be used. However, if such information is not available, a entity may use, the quoted price of an identical liability when traded as an asset, quoted prices for similar liabilities or similar liabilities traded as assets, or another valuation technique (such as the market or income approach). The ASU also indicates that the fair value of a liability is not adjusted to reflect the impact of contractual restrictions that prevent its transfer and indicates circumstances in which quoted prices for an identical liability or quoted price for an identical liability traded as an asset may be considered level 1 fair value. This ASU is effective October 1, 2009. We are currently evaluating the impact of this standard, but do not expect it to have a material impact on our consolidated results of operations or financial condition.

In October 2009, the FASB issued ASU No. 2009-13, Multiple-Deliverable Revenue Arrangements—a consensus of the FASB Emerging Issues Task Force, that provides amendments to the criteria for separating consideration in multiple-deliverable arrangements. As a result of these amendments, multiple-deliverable revenue arrangements will be separated in more circumstances than under existing U.S. GAAP. The ASU does this by establishing a selling price hierarchy for determining the selling price of a deliverable. The selling price used for each deliverable will be based on vendor-specific objective evidence if available, third-party evidence if vendor-specific objective evidence is not available, or estimated selling price if neither vendor-specific objective evidence nor third-party evidence is available. A vendor will be required to determine its best estimate of selling price in a manner that is consistent with that used to determine the price to sell the deliverable on a standalone basis. This ASU also eliminates the residual method of allocation and will require that arrangement consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method, which allocates any discount in the overall arrangement proportionally to each deliverable based on its relative selling price. Expanded disclosures of qualitative and quantitative information regarding application of the multiple-deliverable revenue arrangement guidance are also required under the ASU. The ASU does not apply to arrangements for which industry specific allocation and measurement guidance exists, such as long-term construction contracts and software transactions.  The ASU is effective beginning January 1, 2011. We are currently evaluating the impact of this standard on our consolidated results of operations and financial condition.

ZST DIGITAL NETWORKS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Amounts and disclosures for the nine months ended September 30, 2009 and 2008 are unaudited)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recently Issued Accounting Pronouncements

In October 2009, the FASB issued ASU No. 2009-14, Certain Revenue Arrangements That Include Software Elements—a consensus of the FASB Emerging Issues Task Force, that reduces the types of transactions that fall within the current scope of software revenue recognition guidance. Existing software revenue recognition guidance requires that its provisions be applied to an entire arrangement when the sale of any products or services containing or utilizing software when the software is considered more than incidental to the product or service. As a result of the amendments included in ASU No. 2009-14, many tangible products and services that rely on software will be accounted for under the multiple-element arrangements revenue recognition guidance rather than under the software revenue recognition guidance. Under the ASU, the following components would be excluded from the scope of software revenue recognition guidance:  the tangible element of the product, software products bundled with tangible products where the software components and non-software components function together to deliver the product’s essential functionality, and undelivered components that relate to software that is essential to the tangible product’s functionality. The ASU also provides guidance on how to allocate transaction consideration when an arrangement contains both deliverables within the scope of software revenue guidance (software deliverables) and deliverables not within the scope of that guidance (non-software deliverables). The ASU is effective beginning January 1, 2011. We are currently evaluating the impact of this standard on our consolidated results of operations and financial condition.

NOTE 3 – TRADE RECEIVABLES, NET

Trade receivables consist of the following:
	September 30,		December 31,
	2009	2008	2008	2007	2006
Trade receivables	$20,622,671	$13,685,493	$9,518,706	$7,982,800	$3,417,763
Trade receivables-10% hold back	5,011,591	4,527,980	2,803,393	1,436,229	-
Total	$25,634,262	$18,213,473	$12,322,099	$9,419,029	$3,417,763

The Company has not provided a bad debt allowance based upon its historical collection experience. There were no bad debts written off for the years ended December 31, 2008, 2007 and 2006, and the nine months ended September 30, 2009 and 2008, respectively and no accounts receivable outstanding in excess of 90 days at September 30, 2009 and 2008 and December 31, 2008, 2007 and 2006.

The aging of the accounts receivable (in thousands) are as follows:
	September 30,		December 31,
	2009	2008	2008	2007	2006
1-30 days	$12,683	$7,241	$3,910	$4,384	$1,751
31-60 days	7,940	5,472	5,368	1,796	1,667
61-90 days	-	972	241	1,803	-
Total	$20,623	$13,685	$9,519	$7,983	$3,418

The trade receivables above are collateral for short-term bank loans in the amount of $1,454,244 and $3,931,991 as of September 30, 2009 and December 31, 2008.

The trade receivables – 10% hold back are held back by customer that is due one year from the date of delivery. As of September 30, 2009, there are no delinquent receivables.

ZST DIGITAL NETWORKS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Amounts and disclosures for the nine months ended September 30, 2009 and 2008 are unaudited)

NOTE 4 – INVENTORIES

Inventory consists of the following:
	September 30,		December 31,
	2009	2008	2008	2007	2006
Products for sale	$1,494,599	$391,094	$775,185	$5,488,794	$2,622,909

The Company sold its production lines in 2006 and has operated as a distributor since that time. There was no reserve for obsolete inventory for all the periods as the Company has purchased inventory based on customers’ orders.

Since 2008, the Company focuses on sales of IPTV devices and ordered products according to sales contracts. Thus, the ending balance of inventory decreased.

NOTE 5 – EMPLOYEE ADVANCES AND SHORT TERM LOANS RECEIVABLE

Employee advances consist of the following:
	September 30,		December 31,
	2009	2008	2008	2007	2006
Employee advances	$5,280	$7,944	$6,307	$-	$-

Employee advances for business operating expenses and were deducted from their monthly wages.

Short-term interest-free loans receivable consist of the following:
	September 30,		December 31,
	2009	2008	2008	2007	2006
Short-term loans receivable	$-	$-	$-	$769,855	$731,645

Short-term interest-free loans were borrowed by the Company’s customers who were short of working capitals with terms less than six months in order to maintain customer relations, and were payable on demand. Since the customers usually have a long-time business relationship with the Company, the Company did not charge for any interests. The Company has not experienced any problems of collections.

NOTE 6 – CONTRACTS RECEIVABLE

Contracts receivable consist of the following:
	September 30,		December 31,
	2009	2008	2008	2007	2006
Contracts receivable	$-	$108,315	$-	$101,499	$94,946

The Company started to provide construction services for Henan Siqi Technology Company in 2005 under separated contracts. The contracts receivables were from several completed projects. The Company still finished all projects with Henan Siqi Technology Company and contracts receivables were collected in 2008. There was no ongoing project at the end of 2008.

ZST DIGITAL NETWORKS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Amounts and disclosures for the nine months ended September 30, 2009 and 2008 are unaudited)

NOTE 7 –PROPERTY AND EQUIPMENT, NET

Property and equipment consist of the following:
	September 30,		December 31,
	2009	2008	2008	2007	2006
Machinery and equipment	$89,460	$89,229	$89,463	$83,616	$83,024
Electronic equipment	324,926	-	-	-	-
Office equipment	39,617	32,362	32,447	48,775	41,846
Automobiles	101,823	101,559	101,827	95,173	97,034
Accumulated depreciation	(217,241)	(202,220)	(189,589)	(165,043)	(140,856)
Property and equipment, net	$338,585	$20,930	$34,148	$62,521	$81,048

The depreciation expenses were $20,884, $43,546, and $42,047 for the years ended December 31, 2008, 2007 and 2006, respectively, and $27,641 and $33,637 for the nine months ended September 30, 2009 and 2008, respectively.

NOTE 8 – INTANGIBLE ASSETS, NET

Intangible assets consist of the following:
	September 30,		December 31,
	2009	2008	2008	2007	2006
Software	$645,392	$-	$-	$-	$-
Accumulated amortization	(32,270)	-	-	-	-
Total	$613,122	$-	$-	$-	$-

The amortization expenses were $0, $0, and $0 for the years ended December 31, 2008, 2007 and 2006, respectively, and $32,270 and $0 for the nine months ended September 30, 2009 and 2008, respectively. The software has not yet been placed in service, and therefore the Company has not started amortizing the asset.

NOTE 9 – SHORT-TERM DEMAND LOANS PAYABLE

Since 2005, the Company had several outstanding short-term demand corporation loans which were used primarily for general working capital purposes. These short-term unsecured loans were borrowed from long-term relationship customers bearing no interest. The imputed interests are assessed as an expense to the business operation and addition to the paid-in capital. The calculation is performed monthly by annual rate in the rage from 5.58 to7.30% with the reference to the one-year loan rate from The People’s Bank of China. All the loans have been paid off as of June 30, 2008.

The imputed interest on the loans above were $26,487, $0, and $0 for the years ended December 31, 2008, 2007, and 2006, respectively, and $0 and $26,487 for the nine months ended September 30, 2009 and 2008, respectively.

The Company secured one-year bank loans from Bank of Communication and Austria Central Cooperation Bank. These loans carried at an annual interest rate of 6.7275% for loans from Bank of Communication and 6.6975% for loans from Austria Central Cooperation Bank Beijing Branch. Both loans are secured by accounts receivable of the Company.

The outstanding loans are as follows:
	September 30,		December 31,
Bank Loan:	2009	2008	2008	2007	2006
Bank of Communication	$-	$-	$-	$-	$384,750
Austria Central Cooperation Bank	1,454,244	3,916,793	3,931,991	6,343,233	-
	$1,454,244	$3,916,793	$3,931,991	$6,343,233	$384,750

ZST DIGITAL NETWORKS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Amounts and disclosures for the nine months ended September 30, 2009 and 2008 are unaudited)

NOTE 9 – SHORT-TERM DEMAND LOANS PAYABLE (continued)

Interest expense incurred for the above short-term bank loans were $338,742, $196,323, and $11,616 for the years ended December 31, 2008, 2007, and 2006, respectively, and $140,693 and $261,154 for the nine months ended September 30, 2009 and 2008, respectively.

	September 30,		December 31,
Corporation Loan:	2009	2008	2008	2007	2006
Henan Siqi Technology Company	$-	$-	$-	$41,129	$179,545
ZZ Huashitong Company	-	-	-	1,209,923	-
Yancity Television Department	-	-	-	11,792	11,030
Shanghai Post-communication Equipment	-	-	-	123,387	115,422
Xinhao Electronic Company	-	-	-	144,473	-
Tonghua Tianma Company	-	-	-	54,012	-
ZZ Boqing Technology Company	-	-	-		89,772
Others	-	-	-	5,487	34,102
	$-	$-	$-	$1,590,203	$429,871

The imputed interests were $36,573, $70,079, and $19,905for the years ended December 31, 2008, 2007, and 2006, respectively, and $0 and $26,487 for the nine months ended September 30, 2009 and 2008, respectively.

NOTE 10 – COSTS AND BILLINGS ON UNCOMPLETED CONTRACTS

	September 30,		December 31,
	2009	2008	2008	2007	2006
Billings on uncompleted contracts	$-	$207,811	$-	$105,565	$34,626
Costs incurred on uncompleted contracts	-	(176,261)	-	(86,930)	(32,683)
Billings in excess of costs on uncompleted contracts	$-	$31,550	$-	$18,635	$1,943

The Company finished two construction projects with Henan Siqi Technology Company in 2008.

NOTE 11 – STATUTORY RESERVES

As stipulated by the relevant laws and regulations for enterprises operating in PRC, the subsidiaries of the Company are required to make annual appropriations to a statutory surplus reserve fund. Specifically, the subsidiaries of the Company are required to allocate 10% their profits after taxes, as determined in accordance with the PRC accounting standards applicable to the subsidiaries of the Company, to a statutory surplus reserve until such reserve reaches 50% of the registered capital of the subsidiaries of the Company.

ZST DIGITAL NETWORKS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Amounts and disclosures for the nine months ended September 30, 2009 and 2008 are unaudited)

NOTE 12 – RELATED PARTIES TRANSACTIONS

Due to related parties

For the year then ended December 31, 2008, the Company had an outstanding payable to Mr. Zhong, Ms. Sen, Mr. Huang, Ms. Wu, and Ms. Li totaling $2,102,178, $13,759, $21,152, $211,814 and $10,825, respectively. These amounts are non-secured, non-interest bearing, and are considered to be short-term within 5 months starting from October 6, 2008 to March 5, 2009. The notes were converted into approximately 2,929,097 shares of common stock during the quarter ended March 31, 2009 in accordance with the Purchase Rights at $0.6907 per share. The shares are reflected as issued and outstanding on the statement of stockholders’ equity since inception.

Due to related parties consist of the following:
	September 30,		December 31,
	2009	2008	2008	2007	2006
Sen, Hui (shareholder)	$-	$-	$13,759	$-	$7,054
Zhong, Bo (CEO)	-	-	2,102,178	-	12,183
Huang, Jenkang (Vice President)	-	-	21,152	-	-
Wu, Dexio (Warehousing, Ceo's Spouse)	-	-	211,814	-	-
Li, Yuting (Executive Secretary to CEO)	-	-	10,825	-	-
Total	$-	$-	$2,359,728	$-	$19,237

The imputed interests were $34,496, $0, and $0 for the years ended December 31, 2008, 2007, and 2006, respectively, and $31,417 and $22,518 for the nine months ended September 30, 2009 and 2008, respectively.

Due to affiliated companies

For the year then ended December 31, 2007, the Company had an outstanding payable of $23,405 to Henan Jingbuo Electronics Co., Ltd (“Jingbuo”), Mr. Zhong; Bo holds 98.84% of the ownership. The demand loans were used primarily for general working capital purposes with non-interest bearing and no fixed repayment date.

Due to affiliated companies consist of the following:
	September 30,		December 31,
	2009	2008	2008	2007	2006
Henan Jingbuo Electronics Co., Ltd. (Mr. Zhong, Bo owns 98.84%)	$-	$19,885	$-	$23,405	$-

Due from related parties

For the year then ended December 31, 2007 and 2006, the Company had an outstanding receivable from Shenyang Real Estate (ZZ) Co., Ltd; Mr. Zhong Bo holds 60% of the ownership. Due to its shortage of working capital, Shenyang Real Estate borrowed loans from the Company with non-interest bearing and no fixed repayment date.

For the year then ended December 31, 2006, the Company had an outstanding receivable from Shenyang Cables (ZZ) Co., Ltd, Mr. Zhong Lin holds 91.4% of the ownership. The demand loans were used primarily for general working capital purposes with non-interest bearing and no fixed repayment date.

For the year then ended December 31, 2007, the Company had an outstanding receivable from Henan Jingbuo Electronics Co., Ltd, Mr. Zhong Bo holds 98.84% of the ownership. The demand loans were used primarily for general working capital purposes with non-interest bearing and no fixed repayment date.

ZST DIGITAL NETWORKS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Amounts and disclosures for the nine months ended September 30, 2009 and 2008 are unaudited)

NOTE 12 – RELATED PARTIES TRANSACTIONS (continued)

Due from affiliated companies consists of the following:
	September 30,		December 31,
	2009	2008	2008	2007	2006
Shenyang Real Estate (ZZ) Co., Ltd.	$-	$-	$-	$68,548	$384,750
Henan Jingbuo Electronics Co., Ltd.	-	7,315	-	-	473,929
Shenyang Cables (ZZ) Co., Ltd.	-	-	-	-	265,478
Total	$-	$7,315	$-	$68,548	$1,124,157

Exchange of related parties’ debt for common stock

Pursuant to relevant laws and regulations of China and the ownership transfer agreement with the original owners of ZST PRC, the Company, through its Everfair subsidiary, agreed to pay approximately $1.7 million (RMB 12,000,000) to acquire the assets of ZST PRC. As part of the Purchase Rights Agreement the original owners agreed to use these proceeds to complete the exercise of the Purchase Rights to purchase the Company’s shares and obtain control of the Company. The payables were converted into approximately 2,161,218 shares of common stock during the quarter ended March 31, 2009 in accordance with the Purchase Rights at $0.6907 per share. The shares are reflected as issued and outstanding on the statement of stockholders’ equity since inception.

NOTE 13 – ADVANCES

In accordance with the purchase contracts, the Company is required to make an advance to its suppliers to purchase the IPTV materials and add on process work. The advance is applied to the total invoice balance upon satisfaction of the delivered goods.

NOTE 14 – INCOME TAXES

The Company is registered in PRC and has no tax advantages granted by local government for corporate income taxes and sales taxes because it is a domestic corporation.

Beginning January 1, 2008, the new Enterprise Income Tax (“EIT”) law has replaced the old laws for Domestic Enterprises (“DES”) and Foreign Invested Enterprises (“FIEs”). The new standard EIT rate of 25% replaces the 33% rate applicable to both DES and FIEs, except for High Tech companies that pay a reduced rate of 15%, subject to government verification for Hi-Tech company status in every three years. For companies established before March 16, 2007 continue to enjoy tax holiday treatment approved by local government for a grace period of either for the next 5 years or until the tax holiday term is completed, whichever is sooner.

The provision for taxes on earnings consisted of:
	September 30,		December 31,
	2009	2008	2008	2007	2006
PRC Corporate Income Tax	$2,593,724	$1,565,994	$2,132,565	$1,515,478	$314,577

A reconciliation between the income tax computed at the PRC statutory rate and the Company’s provision for income taxes is as follows:
	September 30,		December 31,
	2009	2008	2008	2007	2006
PRC corporate income tax rate	25%	25%	25%	33%	33%

The PRC tax authority conducts periodic and ad hoc tax filing reviews on business enterprises operating in the PRC after those enterprises have completed their relevant tax filings, hence the Company’s tax filings may not be finalized.  It is therefore uncertain as to whether the PRC tax authority may take different views about the Company’s tax filings which may lead to additional tax liabilities.

ZST DIGITAL NETWORKS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Amounts and disclosures for the nine months ended September 30, 2009 and 2008 are unaudited)

NOTE 15 – COMMITMENTS AND CONTINGENCIES

Office lease commitments

The Company has entered into two office lease agreements.  The Company’s commitments for minimum lease payments under these leases for the next five years and thereafter are as follows as follows:

Year Ending December 31,
2010	$8,251
2011	-
Thereafter	-
$8,251

Rent expense for the nine months ended September 30, 2009 and 2008 were $5,497and $5,548, respectively, and for the years ended December 31, 2008, 2007 and 2006 were $7,380, $1,646, and $20,847, respectively.

The Company has entered into new office lease agreement in 2009. The term of the new lease agreement term is from May 2009 to April 2011. The Company’s commitment for the lease will be approximately $58,000 a year. The lessor delayed the first year lease payment and the Company will start to pay from May 2010.

Lack of insurance

The Company could be exposed to liabilities or other claims for which the Company would have no insurance protection. The Company does not currently maintain any business interruption insurance, products liability insurance, or any other comprehensive insurance policy except for property insurance policies with limited coverage. For example, because the Company does not carry products liability insurance, a failure of any of the products marketed by the Company may subject it to the risk of product liability claims and litigation arising from injuries allegedly caused by the improper functioning or design of its products. The Company cannot assure that it will have enough funds to defend or pay for liabilities arising out of a products liability claim. To the extent the Company incurs any product liability or other litigation losses, its expenses could materially increase substantially. There can be no assurance that the Company will have sufficient funds to pay for such expenses, which could end its operations.  There can be no guarantee that the Company will be able to obtain additional insurance coverage in the future, and even if it can obtain additional coverage, the Company may not carry sufficient insurance coverage to satisfy potential claims. All investors of the Company could lose their entire investment should uninsured losses occur.

ZST DIGITAL NETWORKS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Amounts and disclosures for the nine months ended September 30, 2009 and 2008 are unaudited)

NOTE 16 – SEGMENT INFORMATION

The US GAAP Standard for Disclosures about Segments of an Enterprise and Related Information requires certain financial and supplementary information to be disclosed on an annual and interim basis for each reportable segment of an enterprise. The Company believes that it operates in one business segment (research, development, production, marketing and sales of electronic products) and in one geographical segment (China), as all of the Company’s current operations are carried out in China.

The Company’s revenues, costs and gross profits were broken into the following categories:

	September 30,		December 31,
Product Sales:	2009	2008	2008	2007	2006
Sales revenues	$70,067,184	$40,377,727	$54,200,946	$28,717,251	$5,547,875
Cost of sales	58,773,620	33,529,601	45,169,613	23,221,360	4,462,387
Gross Profit	$11,293,564	$6,848,126	$9,031,333	$5,495,891	$1,085,488
Gross Margin	16.12%	16.96%	16.66%	19.14%	19.57%

	September 30,		December 31,
Technical Support Revenues:	2009	2008	2008	2007	2006
Sales revenues	$-	$609,602	$612,918	$-	$5,503
Service cost	-	33,528	33,710	-
Gross Profit	$-	$576,074	$579,208	$-	$5,503
Gross Margin	-	94.50%	94.50%	-	100.00%

	September 30,		December 31,
Construction Revenues:	2009	2008	2008	2007	2006
Construction revenues	$-	$-	$616,955	$-	$96,868
Construction costs	-	-	390,920	-	15,284
Gross Profit	$-	$-	$226,035	$-	$81,584
Gross Margin	-	-	36.64%	-	84.22%

	September 30,		December 31,
	2009	2008	2008	2007	2006
Total revenues	$70,067,184	$40,987,329	$55,430,819	$28,717,251	$5,650,246
Total cost of sales	58,773,620	33,563,129	45,594,243	23,221,360	4,477,671
Gross Profit	$11,293,564	$7,424,200	$9,836,576	$5,495,891	$1,172,575
Gross Margin	16.12%	18.11%	17.75%	19.14%	20.75%

ZST DIGITAL NETWORKS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Amounts and disclosures for the nine months ended September 30, 2009 and 2008 are unaudited)

NOTE 17 – OPERATING RISK

Concentration of credit risk

The Company maintains cash balances at various financial institutions in the PRC that do not provide insurance for amounts on deposit. The Company operates principally in the PRC and grants credit to its customers. Although the PRC is economically stable, it is always possible that unanticipated events both domestically and in foreign countries could disrupt the operations of the Company or its customers.

Country risk

The Company has significant investments in the PRC. The operating results of the Company may be adversely affected by changes in the political and social conditions in the PRC and by changes in Chinese government policies with respect to laws and regulations, anti-inflationary measures, currency conversion, international remittances and rates and methods of taxation, among other things. The Company can give no assurance that those changes in political and other conditions will not result in have a material adverse effect upon the Company’s business and financial condition.

NOTE 18 – COMMON STOCK

On January 9, 2009, ZST Digital closed a share exchange transaction (the “Share Exchange”) pursuant to which ZST Digital (i) issued 806,408 shares of its common stock to acquire 100% equity ownership of World Orient Universal Limited (“World Orient”), which is the 100% parent of Global Asia Universal Limited (“Global Asia”), which is the 100% parent of Everfair Technologies Limited (“Everfair”), which is a 100% parent of Zhengzhou Shenyang Technology Company Limited (“ZST PRC”), (ii) assumed the operations of World Orient and its subsidiaries, and (iii) changed ZST Digital’s name from SRKP 18, Inc. to ZST Digital Networks, Inc.

Immediately after the closing of the Share Exchange but prior to the Private Placement, ZST Digital had outstanding 2,000,788 shares of common stock, no shares of preferred stock, no options, and warrants to purchase 176,629 shares of common stock at an exercise price of $0.00024621 per share.

On January 14, 2009, Zhong Bo, our Chief Executive Officer and Chairman of the Board, Wu Dexiu, Huang Jiankang, Sun Hui and Li Yuting (the “ZST Management”), each entered into a Common Stock Purchase Agreement pursuant to which the Company issued and the ZST Management purchased an aggregate of 5,090,315 shares of our common stock at a per share purchase price of $0.6907 (the “Purchase Right”). The purchase price for the shares was paid in full on May 25, 2009.

Prior to the closing of the Share Exchange, each of the shareholders and warrantholders of the Company canceled 0.3317 shares of common stock and warrants to purchase 0.5328 shares of common stock held by each of them for each one (1) share of common stock purchased by the ZST Management pursuant to the Purchase Right (the “Share and Warrant Cancellation”). Pursuant to the Share and Warrant Cancellation, an aggregate of 1,688,533 shares of common stock and warrants to purchase 2,712,283 shares of common stock held by certain of our stockholders and warrantholders prior to the Share Exchange were cancelled.

On October 6, 2009, the Company effected a 1-for-2.461538462 reverse stock split of the Company’s issued and outstanding shares of common stock (the “Reverse Stock Split”). The par value and number of authorized shares of the common stock remained unchanged. All references to number of shares and per share amounts included in these consolidated financial statements and the accompanying notes have been adjusted to reflect the Reverse Stock Split retroactively.

ZST DIGITAL NETWORKS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Amounts and disclosures for the nine months ended September 30, 2009 and 2008 are unaudited)

NOTE 19 – SERIES A CONVERTIBLE PREFERRED STOCK

The Company is authorized to issue 10,000,000 shares of preferred stock.

On January 5, 2009, the Company filed a Certificate of Designations, Preferences and Rights (the “Certificate”) whereby it designated 3,750,000 shares of its preferred stock, $0.0001 par value per share, as Series A Convertible Preferred Stock, (the “Preferred Stock”).  Each share of Preferred Stock has a stated value of $3.94.  Each share of Preferred Stock is convertible, at the option of the holder at any time and from time to time after the original issue date of the Preferred Stock, into one share of Common Stock, at a conversion price equal to the per share purchase price, subject to adjustment as more fully described in the Certificate.  Each share of Preferred Stock has the right to one vote per share of Common Stock issuable upon conversion of the shares of Preferred Stock.

In 2009, the Company conducted five closings of a private placement transaction (the “Private Placement”). As of June 30, 2009, pursuant to subscription agreements entered into with the investors, the Company sold an aggregate of 1,263,723 shares of Series A Convertible Preferred Stock at $3.94 per share for gross proceeds of $4,976,953. Each share of Preferred Stock shall be convertible at the option of the holder thereof, at any time and from time to time from and after the Original Issue Date into that number of shares of Common Stock determined by dividing the Stated Value of $3.94 of such share of Preferred Stock by the Conversion Price of $3.94.

On January 9, 2009, the Company conducted an initial closing of the Private Placement. Pursuant to subscription agreements entered into with investors, the Company sold an aggregate of 445,874 shares of Series A Convertible Preferred Stock at $3.94 per share. As a result, the Company received gross proceeds in the amount of $1,750,902. In connection with the initial closing of the Private Placement, the Company issued a promissory note in the principal amount of $170,000, bearing no interest, to WestPark Capital Financial Services, LLC, the parent company of WestPark, the placement agent for the Private Placement (the “Note”).

On January 23, 2009, the Company conducted a second closing of the Private Placement. Pursuant to subscription agreements entered into with investors, the Company sold an aggregate of 132,264 shares of Series A Convertible Preferred Stock at $3.94 per share. As a result, the Company received gross proceeds in the amount of $525,000, of which $170,000 was used to repay the Note in full.

On February 13, 2009, the Company conducted a third closing of the Private Placement. Pursuant to subscription agreements entered into with investors, the Company sold an aggregate of 332,917 shares of Series A Convertible Preferred Stock at $3.94 per share. As a result, the Company received gross proceeds in the amount of $1,310,000.

On April 15, 2009, the Company conducted a fourth closing of the Private Placement. Pursuant to subscription agreements entered into with investors, the Company sold an aggregate of 203,924 shares of Series A Convertible Preferred Stock at $3.94 per share. As a result, the Company received gross proceeds in the amount of $804,000.

On May 5, 2009, the Company conducted a fifth closing of the Private Placement. Pursuant to subscription agreements entered into with investors, the Company sold an aggregate of 148,744 shares of Series A Convertible Preferred Stock at $3.94 per share. As a result, the Company received gross proceeds in the amount of $587,051.

In accordance with the standard of “Beneficial Conversion Feature” codified within ASC 470, the Series A Convertible Preferred Stock does not have an embedded beneficial conversion feature (BCF) because the effective conversion price of such shares equals the fair value of the Company’s common stock. The Company determined that the fair value of the common stock at $3.94 per share based on the fact that (1) the common stock is not readily tradable in an open market at the time of issuance, and (2) the Company has recently sold the convertible preferred stock that is convertible into common stock at 1:1 ratio for $3.94 per share in a private placement, therefore the market price of the common stock is $3.94 per share. However, if in the future the Company has a dilutive issuance of securities, as defined in the Preferred Stock Certificate of Designation, the Company must recognize a beneficial conversion if and when a reset of the conversion price occurs.

ZST DIGITAL NETWORKS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Amounts and disclosures for the nine months ended September 30, 2009 and 2008 are unaudited)

NOTE 19 – SERIES A CONVERTIBLE PREFERRED STOCK (continued)

Value Allocated to Preferred Stocks:
Proceeds from issuance	$4,976,953
Less value allocated to warrants	-
Value allocated to preferred stocks	$4,976,953

Market Value of Shares Issuable Upon Conversion:
Shares issuable upon conversion of the preferred stocks	1,263,723
Market value of stock on preferred stock issuance date	$3.94
Market value of shares issuable upon conversion	$4,976,953

Beneficial Conversion Feature:
Market value of shares issuable upon conversion	$4,976,953
Less value allocated to preferred stocks	4,976,953
Value of beneficial conversion feature	$-

The Company evaluated whether or not the Series A Convertible Preferred Stock contained any embedded conversion features that meet the definition of derivatives under the “Embedded Derivative” standard codified within ASC 815, and related interpretations.  The standard states that an embedded derivative instrument shall be separated from the host contract and accounted for as a derivative instrument pursuant to the statement if and only if all the following criteria are met:

a.
The economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristic and the risks to the host contact. (Additional guidance on applying this criterion to various contracts containing embedded derivative instrument s is included in Appendix A of this statement.)

b.
The contract that embodies both the embedded derivative instrument and the host contract are not measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur.

c.
A separate instrument with the same terms as the embedded derivative instrument would, pursuant to subtopic 10 of the standard codified within ASC 815, be a derivative instrument subject to the requirements of this statement. However, this criterion is not met if the separate instrument with the same terms as the embedded derivative instrument would be classified as a liability (or an asset in some circumstance) under the provisions of the standard codified within ASC 480 but would be classified in stockholders’ equity absent the provisions in the standard codified within ASC 480.

The Series A Convertible Preferred Stock has a fixed conversion provision of 1 preferred share for 1 common share and is convertible at the option of the holder and automatically based upon certain events happening. Based upon the above requirement of subtopic 15 of ASC 815, it is clear that any potential embedded derivatives in the Series A Convertible Preferred Stock are clearly and closely related and do not require bifurcation from the host.

The Company evaluated whether or not the convertible preferred stock should be classified as a liability or equity under the standard codified within ASC 480, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity” and EITF Topic D-98 “Classification and Measurement of Redeemable Securities”. The Company concluded that under EITF Topic D-98, preferred securities that are redeemable for cash or other assets are to be classified outside of permanent equity if they are redeemable (i) at a fixed or determinable price on a fixed or determinable date, (ii) at the option of the holder, or (iii) upon the occurrence of an event that is not solely within the control of the issuer. Accordingly, the Company classified the Series A Preferred Stock as permanent equity since there was no deemed liquidation events that require one or more class or type of equity security to be redeemed.

ZST DIGITAL NETWORKS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Amounts and disclosures for the nine months ended September 30, 2009 and 2008 are unaudited)

NOTE 20 – EARNINGS PER SHARE

Basic net income per share is computed by dividing net income by the weighted-average number of shares outstanding during the period.

Diluted net income per share is computed by using the weighted-average number of shares of common stock outstanding and, when dilutive, potential shares from options and warrants to purchase common stock, using the treasury stock method.

The following table illustrates the computation of basic and dilutive net income per share and provides a reconciliation of the number of weighted-average basic and diluted shares outstanding:

	September 30,		December 31,
	2009	2008	2008	2007	2006
Net income	$7,100,116	$4,806,871	$6,108,471	$2,867,429	$638,688
Denominator:
Basic weighted-average shares outstanding	7,056,103	5,896,723	5,896,723	5,896,723	5,896,723
Effect of convertible preferred stock	1,046,796	-	-	-	-
Effect of dilutive warrants	162,504	-	-	-	-
Basic weighted-average shares outstanding	$8,265,403	$5,896,723	$5,896,723	$5,896,723	$5,896,723
Net income per share:
Basic	$1.01	$0.82	$1.04	$0.49	$0.11
Diluted	$0.86	$0.82	$1.04	$0.49	$0.11

NOTE 21 – COMMON STOCK WARRANTS

In January 2007, the Company sold to its original shareholders warrants to purchase 2,882,912 shares of common stock at an exercise price of $0.0001. On January 14, 2009, these shareholders canceled an aggregate of 2,712,283 warrants such that the shareholders held an aggregate of 170,629 warrants immediately after the Share Exchange. The warrant has a 5 year term and is not exercisable until at least one year from the date of Share Exchange.

The summary of the status of the Company’s outstanding warrant activity for the nine months ended September 30, 2009 is as follows:

Warrants	Average Exercise Price
170,629	$0.0002462

NOTE 22 – SUBSEQUENT EVENTS

On October 6, 2009, the Company effected a 1-for-2.461538462 reverse stock split of the Company’s issued and outstanding shares of common stock (the “Reverse Stock Split”). The par value and number of authorized shares of the common stock remained unchanged. All references to number of shares and per share amounts included in these consolidated financial statements and the accompanying notes have been adjusted to reflect the Reverse Stock Split retroactively.

ZST DIGITAL NETWORKS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Amounts and disclosures for the nine months ended September 30, 2009 and 2008 are unaudited)

NOTE 22 – SUBSEQUENT EVENTS (continued)

On October 8, 2009, the Company entered into an employment agreement with John Chen, M.D., regarding his employment by the Company as its new Chief Financial Officer (the “Employment Agreement”).  Dr. Chen’s appointment as Chief Financial Officer was effective on October 20, 2009 (the “Effective Date”). Pursuant to the Employment Agreement, Dr. Chen will be entitled to a base salary at an annual rate of $150,000, as well as reimbursement for the cost of standard corporate-style healthcare insurance coverage and for home-office and business travel expenses.  Dr. Chen was also granted a signing bonus which is calculated as follows: $410.96 per day multiplied by the number of days between September 25, 2009 and the Effective Date. Dr. Chen was granted options to purchase 25,000 shares of the common stock of the Company at an exercise price of $8.00 per share and exercisable until October 20, 2014.  The options will be immediately exercisable but, to the extent they are exercised, will be subject to a repurchase right of the Company which will lapse as follows: 50% of the options and shares will vest six (6) months after the Effective Date and the remaining 50% will vest twelve (12) months after the Effective Date.

On October 20, 2009, the Company completed a public offering and sold 3,125,000 shares of its common stock at $8.00 per share. The Company granted the representative of the underwriters a 45-day option to purchase up to an additional 468,750 shares of common stock at $8.00 per share. The shares of the Company’s common stock were sold to the public for gross proceeds of approximately $25 million. The Company also issued warrants to the underwriters to purchase 312,500 shares of the Company’s common stock at an exercise price of $10 per share.

On October 25, 2009, the Company entered into a GPS Device Supply and Terminal Service Agreement (the “GPS Agreement”) with Xing Yang Security Service Co., Ltd. (“Xing Yang”), a provider of personal, logistics, and technology safety services. Pursuant to the GPS Agreement, the Company will provide GPS hardware installation and monthly call center services to Xing Yang.  Specifically, the Company will supply and install GPS tracking units in Xing Yang’s armored trucks and Xing Yang’s trucks will have access to the Company’s call center, which provides direction, information and emergency support for subscribers.  Pursuant to the GPS Agreement, Xing Yang will pay the Company RMB 4,000,000 (approximately $590,000) upon entering into the GPS Agreement and an additional annual service fee up to approximately RMB 500,000 (approximately $74,000) each year.

NOTE 23 - CONDENSED PARENT COMPANY FINANCIAL INFORMATION

Basis of Presentation

The condensed parent company financial statements have been prepared in accordance with Rule 12-04, Schedule I of Regulation S-X, as the restricted net assets of the subsidiaries of ZST Digital Networks, Inc. exceed 25% of the consolidated net assets of ZST Digital Networks, Inc. The ability of our Chinese operating subsidiaries to pay dividends may be restricted due to the foreign exchange control policies and availability of cash balances of the Chinese operating subsidiaries. Because substantially all of our operations are conducted in China and a substantial majority of our revenues are generated in China, a majority of our revenue being earned and currency received are denominated in Renminbi (RMB). RMB is subject to the exchange control regulation in China, and, as a result, we may be unable to distribute any dividends outside of China due to PRC exchange control regulations that restrict our ability to convert RMB into US Dollars.

The condensed parent company financial statements have been prepared using the same accounting principles and policies described in the notes to the consolidated financial statements, with the only exception being that the parent company accounts for its subsidiaries using the equity method. Refer to the consolidated financial statements and notes presented above for additional information and disclosures with respect to these financial statements.

ZST DIGITAL NETWORKS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Amounts and disclosures for the nine months ended September 30, 2009 and 2008 are unaudited)

NOTE 23 - CONDENSED PARENT COMPANY FINANCIAL INFORMATION (continued)

ZST Digital Networks, Inc.
(Formerly SRKP 18, Inc.)

Condensed Parent Company Balance Sheets
(Dollars In Thousands)

	September 30,	September 30,	December 31,	December 31,
	2009	2008	2008	2007
	(Unaudited)	(Unaudited)

ASSETS

Investment in subsidiaries, at equity in net assets	$22,367	$7,643	$8,983	$2,636
Total Assets	22,367	7,643	8,983	2,636

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES

Accrued liabilities and other payable	52	-	-	-
Total Current Liabilities	52	-	-	-

COMMITMENTS AND CONTINGENCIES	-	-	-	-

STOCKHOLDERS’ EQUITY
Preferred stock, $0.0001 par value, 10,000,000 shares authorized, 6,250,000 shares undesignated, 0 and 0 shares issued and outstanding at September 30, 2009 and, 2008, and December 31, 2008 and 2007, respectively.	-	-	-	-
Preferred stock Series A Convertible, $0.0001 par value, 3,750,000 shares authorized, 1,263,723 and 0 shares issued and outstanding at September 30, 2009 and June 38, 2008, and 0 shares issued and outstanding at December 31, 2008, and 2007, respectively. Liquidation preference and redemption value of $4,976,953 September 30, 2009.	1	-	-	-
Common stock, $0.0001 par value, 100,000,000 shares authorized, 7,091,103 and 5,896,723 shares issued and outstanding at September 30, 2009 and 2008, and 5,896,723 shares issued and outstanding at December 31, 2008, and 2007, respectively.	1	1	1	1
Additional paid-in capital	8,270	1,467	1,488	1,417
Accumulated other comprehensive income	(40)	574	591	424
Statutory surplus reserve fund	1,492	575	1,492	575
Retained earnings (unrestricted)	12,511	5,026	5,411	219
Total Stockholders' Equity	22,315	7,643	8,983	2,636
Total Liabilities and Stockholders' Equity	$22,367	$7,643	$8,983	$2,636

ZST DIGITAL NETWORKS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Amounts and disclosures for the nine months ended September 30, 2009 and 2008 are unaudited)

NOTE 23 - CONDENSED PARENT COMPANY FINANCIAL INFORMATION (continued)

ZST Digital Networks, Inc.
(Formerly SRKP 18, Inc.)

Condensed Parent Company Statements of Operations
(Dollars In Thousands)

				For the period from
				January 3, 2007
	For The Nine months ended		For the Year Ended	(Inception) to
	September 30,		December 31,	December 31,
	2009	2008	2008	2007
	(Unaudited)	(Unaudited)

Revenue	$-	$-	$-	$-

Merger cost	555	-	-	-
Other general and administrative	106	-	-	-
Total Expenses	661	-	-	-

Equity in undistributed income of subsidiaries	7,761	4,807	6,108	2,867
Income before income taxes	7,100	4,807	6,108	2,867

Provision for income tax	-	-	-	-

Net income	$7,100	$4,807	$6,108	$2,867

ZST DIGITAL NETWORKS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Amounts and disclosures for the nine months ended September 30, 2009 and 2008 are unaudited)

NOTE 23 - CONDENSED PARENT COMPANY FINANCIAL INFORMATION (continued)

ZST Digital Networks, Inc.
(Formerly SRKP 18, Inc.)

Condensed Parent Company Statements of Cash Flows
(Dollars In Thousands)

				For the period from
	For The Nine months		For the	January 3, 2007
	ended		Year Ended	(Inception) to
	September 30,		December 31,	December 31,
	2009	2008	2008	2007
	(Unaudited)	(Unaudited)

Cash Flows from Operating Activities
Net income	$7,100	$4,807	$6,108	$2,867
Adjustments to reconcile net income to net cash provided (used) by operating activities: Increase in accrued liabilities and other payable	51	-	-	-
Equity in undistributed income of subsidiaries	(7,761)	(4,807)	(6,108)	(2,867)
Net Cash Provided (Used) by Operating Activities	(610)	-	-	-

Cash Flows from Investing Activities
Capital contribution to subsidiaries	(2,924)	-	-
Net Cash Provided (Used) by Investing Activities	(2,924)	-	-	-

Cash Flows from Financing Activities
Sale of preferred stocks	3,534	-	-	-
Net Cash Provided (Used) by Investing Activities	3,534	-	-	-

Net Increase in Cash and Cash Equivalents	-	-	-	-
Cash and Cash Equivalents, beginning of period	-	-	-	-
Cash and Cash Equivalents, end of period	$-	$-	$-	$-

Supplemental disclosure information:

Non-cash Investing and Financing activities:
Shares issued for related parties' debt	$2,360	$-	$-	$-

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, if any, payable by the Registrant relating to the sale of common stock being registered.

Securities and Exchange Commission registration fee (1)	$602.64
Transfer Agent Fees (1)	500.00
Accounting fees and expenses (1)	10,000.00
Legal fees and expenses (1)	20,000.00
Miscellaneous (1)	897.36
Total	$32,0000.00

(1)	All amounts are estimates other than the Commission’s registration fee.

Item 14. Indemnification of Directors and Officers

Under Section 145 of the General Corporation Law of the State of Delaware, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. Our certificate of incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Our bylaws provide for the indemnification of our directors to the fullest extent permitted by the Delaware General Corporation Law. Our bylaws further provide that our board of directors has discretion to indemnify our officers and other employees. We are required to advance, prior to the final disposition of any proceeding, promptly on request, all expenses incurred by any director or executive officer in connection with that proceeding on receipt of an undertaking by or on behalf of that director or executive officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under the bylaws or otherwise. We are not, however, required to advance any expenses in connection with any proceeding if a determination is reasonably and promptly made by our board of directors by a majority vote of a quorum of disinterested board members that (i) the party seeking an advance acted in bad faith or deliberately breached his or her duty to us or our stockholders and (ii) as a result of such actions by the party seeking an advance, it is more likely than not that it will ultimately be determined that such party is not entitled to indemnification pursuant to the applicable sections of our bylaws.

We have been advised that in the opinion of the Securities and Exchange Commission, insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We may enter into indemnification agreements with each of our directors and officers that are, in some cases, broader than the specific indemnification provisions permitted by Delaware law, and that may provide additional procedural protection. As of the date of this prospectus, we have not entered into any indemnification agreements with our directors or officers, but may choose to do so in the future. Such indemnification agreements may require us, among other things, to:

•	indemnify officers and directors against certain liabilities that may arise because of their status as officers or directors;

•	advance expenses, as incurred, to officers and directors in connection with a legal proceeding, subject to limited exceptions; or

•	obtain directors’ and officers’ insurance.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

Item 15. Recent Sales of Unregistered Securities

On October 20, 2009, we granted our Chief Financial Officer, John Chen, options to purchase 25,000 shares of the Company’s common stock at an exercise price of $8.00 per share in connection with his entering into an employment agreement with the Company.  We sold these options under the exemption from registration provided by Section 4(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder.

On May 5, 2009, we completed the final closing in a series of five closings beginning January 9, 2009 of a private placement transaction in which we received gross proceeds of approximately $4.98 million (the “Private Placement”). Pursuant to subscription agreements entered into with the investors, we sold an aggregate of 1,263,723 shares of Series A Convertible Preferred Stock at a price of $3.94 per share. In connection with the initial closing of the Private Placement, the Company issued a promissory note in the principal amount of $170,000, bearing no interest (the “Note”), to WestPark Capital Financial Services, LLC, the parent company of WestPark. The principal was due and payable by the Company on or before the earlier of (a) thirty (30) days from the date of issuance of this Note or (b) upon the receipt by the Company of at least $4 million in the Private Placement. The Company repaid the Note in full using the proceeds from the second closing of the Private Placement. The securities were offered and sold to investors in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act and Rule 506 promulgated thereunder. Each of the persons and/or entities receiving our securities qualified as an accredited investor (as defined by Rule 501 under the Securities Act).

The placement agent, WestPark, earned a placement fee equal to 12% of the funds placed in the Private Placement plus a 4% non-accountable expense allowance. No other consideration was paid to WestPark or SRKP 18 in connection with the Share Exchange or Private Placement.

On January 14, 2009, Zhong Bo, our Chief Executive Officer and Chairman of the Board, Wu Dexiu, Huang Jiankang, Sun Hui and Li Yuting (the “ZST Management”) each entered into a Common Stock Purchase Agreement pursuant to which the Company issued and the ZST Management agreed to purchase an aggregate of 5,090,315 shares of our common stock at a per share purchase price of $0.6907 (the “Purchase Right”). The purchase price for the shares was paid in full on May 25, 2009. Each of the stockholders and warrantholders of the Company prior to the Share Exchange agreed to cancel 0.3317 shares of common stock and warrants to purchase 0.5328 shares of common stock held by each of them for each one (1) share of common stock purchased by the ZST Management pursuant to the Purchase Right (the “Share and Warrant Cancellation”). Pursuant to the Share and Warrant Cancellation, an aggregate of 1,688,532 shares of common stock and warrants to purchase 2,712,283 shares of common stock held by certain of our stockholders and warrantholders prior to the Share Exchange were cancelled. The shares of common stock were offered and issued in reliance upon an exemption from registration pursuant to Regulation S of the Securities Act. We complied with the conditions of Rule 903 as promulgated under the Securities Act including, but not limited to, the following: (i) each recipient of the shares is a non-U.S. resident and has not offered or sold their shares in accordance with the provisions of Regulation S; (ii) an appropriate legend was affixed to the securities issued in accordance with Regulation S; (iii) each recipient of the shares has represented that it was not acquiring the securities for the account or benefit of a U.S. person; and (iv) each recipient of the shares agreed to resell the securities only in accordance with the provisions of Regulation S, pursuant to a registration statement under the Securities Act, or pursuant to an available exemption from registration. We will refuse to register any transfer of the shares not made in accordance with Regulation S, after registration, or under an exemption.

On January 9, 2009, pursuant to the terms of the Share Exchange, we issued 806,408 shares of common stock to the stockholders of World Orient in exchange for all of the issued and outstanding shares of World Orient. The securities were offered and issued in reliance upon an exemption from registration pursuant to Regulation S of the Securities Act. We complied with the conditions of Rule 903 as promulgated under the Securities Act including, but not limited to, the following: (i) each recipient of the shares is a non-U.S. resident and has not offered or sold their shares in accordance with the provisions of Regulation S; (ii) an appropriate legend was affixed to the securities issued in accordance with Regulation S; (iii) each recipient of the shares has represented that it was not acquiring the securities for the account or benefit of a U.S. person; and (iv) each recipient of the shares agreed to resell the securities only in accordance with the provisions of Regulation S, pursuant to a registration statement under the Securities Act, or pursuant to an available exemption from registration. We will refuse to register any transfer of the shares not made in accordance with Regulation S, after registration, or under an exemption.

On January 3, 2007, we issued 2,882,912 shares of common stock for an aggregate cash consideration of $5,000 and warrants to purchase 2,882,912 shares of common stock at an exercise price of $0.0001 per share for an aggregate cash consideration of $2,500. We sold these shares of common stock and warrants under the exemption from registration provided by Section 4(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder. Upon the full exercise of the Purchase Right, the stockholders of the Company prior to the Share Exchange agreed to the cancellation of an aggregate of 1,688,532 shares of common stock and warrants to purchase 2,712,283 shares of common stock held by them.

Item 16. Exhibits

Exhibit Index

Exhibit No.	Exhibit Description
2.1
Equity Purchase Agreement dated October 10, 2008 by and among Zhong Bo, Wu Dexiu, Huang Jiankang, Sun Hui, Li Yuting and Everfair Technologies, Ltd. (translated to English) (incorporated by reference from Exhibit 2.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 15, 2009).

2.2
Share Exchange Agreement dated December 11, 2008 by and among the Registrant, World Orient Universal Limited and all of the stockholders of World Orient Universal Limited (incorporated by reference from Exhibit 2.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 15, 2009).

2.3
Amendment No. 1 to Share Exchange Agreement dated January 9, 2009 by and among the Registrant, World Orient Universal Limited and all of the stockholders of World Orient Universal Limited (incorporated by reference from Exhibit 2.3 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 15, 2009).

3.1	Certificate of Incorporation (incorporated by reference from Exhibit 3.1 to the Registration Statement on Form 10-SB filed with the Securities and Exchange Commission on November 26, 2007).
3.2	Bylaws (incorporated by reference from Exhibit 3.2 to the Registration Statement on Form 10-SB filed with the Securities and Exchange Commission on November 26, 2007).
3.3
Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock as filed with the Office of Secretary of State of Delaware on January 5, 2009 (incorporated by reference from Exhibit 3.3 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 15, 2009).

3.4
Certificate of Ownership and Merger effecting name change as filed with the Secretary of State of Delaware on January 9, 2009 (incorporated by reference from Exhibit 3.4 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 15, 2009).

3.5
Certificate of Amendment to the Company's Certification of Incorporation effecting reverse stock split as filed with the Secretary of State of Delaware, on October 6, 2009 (incorporated by reference from Exhibit 3.1 to the Current Report on Form 8-K file with the Securities and Exchange Commission on October 7, 2009).

4.1
Form of Warrant dated January 3, 2007 (incorporated by reference from Exhibit 4.1 to the Registration Statement on Form 10-SB (File No. 000-52934) filed with the Securities and Exchange Commission on November 26, 2007).

5.1	Opinion of K&L Gates LLP.
10.1	Form of Subscription Agreement (incorporated by reference from Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 15, 2009).
10.2
Registration Rights Agreement dated January 9, 2009 by and between the Registrant and the Stockholders (incorporated by reference from Exhibit 10.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 15, 2009).

10.3
Share and Warrant Cancellation Agreement dated January 9, 2009 by and between the Registrant and the Stockholders (incorporated by reference from Exhibit 10.3 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 15, 2009).

10.4
Promissory Note dated January 9, 2009 by and between SRKP 18, Inc. and WestPark Capital, Inc (incorporated by reference from Exhibit 10.4 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 15, 2009).

10.5
Form of 2008 Employment Agreement entered into with executive officers indicated in Schedule A attached to the Form of Agreement (translated to English) (incorporated by reference from Exhibit 10.5 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 15, 2009).

10.6
Patent License Agreement dated January 9, 2009 by and between Zhengzhou Shenyang Technology Company Limited and Zhong Bo (translated to English) (incorporated by reference from Exhibit 10.6 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 15, 2009).

10.7
House Lease Agreement dated August 29, 2007 by and between Zhengzhou Green City Advertisement Co., Ltd. and Zhengzhou Shenyang Technology Company Limited (translated to English) (incorporated by reference from Exhibit 10.7 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 15, 2009).

10.8
Accounts Receivable Financing Agreement dated January 4, 2008, as amended, by and between Zhengzhou Shenyang Technology Company Limited and Raiffeisen Zentralbank Oesterreich AG Beijing Branch (translated to English) (incorporated by reference from Exhibit 10.8 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 15, 2009).

10.9
Receivable Pledge Agreement dated January 4, 2008 by and between Zhengzhou Shenyang Technology Company Limited and Austria Central Cooperation Bank Beijing Branch (translated to English) (incorporated by reference from Exhibit 10.9 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 15, 2009).

10.10
Form of Common Stock Purchase Agreement dated January 14, 2009 (incorporated by reference from Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 21, 2009).

10.11
House Lease Agreement dated April 24, 2009 by and between Zhengzhou Zhong Xing Real Estate Co., Ltd. and Zhengzhou Shenyang Technology Company Limited (translated to English) (incorporated by reference from Exhibit 10.1 to the Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on June 12, 2009).

10.12	Value Added Service Cooperation Agreement dated March 19, 2009 by and between China Unicom Henan Branch and Zhengzhou Shenyang Technology Company Limited (translated to English).
10.13
Employment Agreement dated October 8, 2009 by and between the Registrant and John Chen, M.D. (incorporated by reference from Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on October 9, 2009).

10.14
Stock Option Agreement by and between the Registrant and John Chen, M.D. (incorporated by reference from Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on October 21, 2009).

10.15
Form of Stock Purchase Agreement by and between the Registrant and John Chen, M.D. (incorporated by reference from Exhibit 10.15 to the Registration Statement on Form S-1/A (File No. 333-160343) filed with the Securities and Exchange Commission on October 16, 2009).

10.16
GPS Device Supply and Terminal Service Agreement dated October 25, 2009 (incorporated by reference from Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 10, 2009).

21.1	List of Subsidiaries (incorporated by reference from Exhibit 21.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 15, 2009).
23.1	Consent of Kempisty & Company, Certified Public Accountants, P.C.
23.2	Consent of K&L Gates LLP (contained in Exhibit 5.1).
23.3	Consent of Han Kun Law Offices.
24.1	Power of Attorney (included on signature page).

Item 17. Undertakings

The undersigned registrant hereby undertakes with respect to the securities being offered and sold in this offering:

The undersigned Registrant hereby undertakes that to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in registration statement.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to the purchaser:

i. in any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii. any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii. the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv. any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred and paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

For the purpose of determining liability under the Securities Act to any purchaser, the undersigned registrant undertakes that each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Amendment No. 1 to the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Zhengzhou, People’s Republic of China, on the 14th day of January, 2010.

ZST DIGITAL NETWORKS, INC.
By:	/s/ Zhong Bo
	Name:	Zhong Bo
	Title:	Chief Executive Officer and
Chairman of the Board

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Zhong Bo, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign (1) any and all amendments to this Form S-1 (including post-effective amendments) and (2) any registration statement or post-effective amendment thereto to be filed with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Zhong Bo	Chief Executive Officer and Chairman of the Board	January 14, 2010
Zhong Bo	(Principal Executive Officer)

/s/ John Chen	Chief Financial Officer	January 14, 2010
John Chen	(Principal Financial and Accounting Officer)

/s/ Zhong Lin	Chief Operating Officer and Director	January 14, 2010
Zhong Lin

/s/ Yang Ai Mei	Director	January 14, 2010
Yang Ai Mei

/s/ Tian Li Zhi	Director	January 14, 2010
Tian Li Zhi

/s/ Sheng Yong	Director	January 14, 2010
Sheng Yong

/s/ Liu Hui Fang	Director	January 14, 2010
Liu Hui Fang

EXHIBIT INDEX

Exhibit No.	Exhibit Description
2.1
Equity Purchase Agreement dated October 10, 2008 by and among Zhong Bo, Wu Dexiu, Huang Jiankang, Sun Hui, Li Yuting and Everfair Technologies, Ltd. (translated to English) (incorporated by reference from Exhibit 2.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 15, 2009).

2.2
Share Exchange Agreement dated December 11, 2008 by and among the Registrant, World Orient Universal Limited and all of the stockholders of World Orient Universal Limited (incorporated by reference from Exhibit 2.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 15, 2009).

2.3
Amendment No. 1 to Share Exchange Agreement dated January 9, 2009 by and among the Registrant, World Orient Universal Limited and all of the stockholders of World Orient Universal Limited (incorporated by reference from Exhibit 2.3 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 15, 2009).

3.1	Certificate of Incorporation (incorporated by reference from Exhibit 3.1 to the Registration Statement on Form 10-SB filed with the Securities and Exchange Commission on November 26, 2007).
3.2	Bylaws (incorporated by reference from Exhibit 3.2 to the Registration Statement on Form 10-SB filed with the Securities and Exchange Commission on November 26, 2007).
3.3
Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock as filed with the Office of Secretary of State of Delaware on January 5, 2009 (incorporated by reference from Exhibit 3.3 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 15, 2009).

3.4
Certificate of Ownership and Merger effecting name change as filed with the Secretary of State of Delaware on January 9, 2009 (incorporated by reference from Exhibit 3.4 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 15, 2009).

3.5
Certificate of Amendment to the Company's Certification of Incorporation effecting reverse stock split as filed with the Secretary of State of Delaware, on October 6, 2009 (incorporated by reference from Exhibit 3.1 to the Current Report on Form 8-K file with the Securities and Exchange Commission on October 7, 2009).

4.1
Form of Warrant dated January 3, 2007 (incorporated by reference from Exhibit 4.1 to the Registration Statement on Form 10-SB (File No. 000-52934) filed with the Securities and Exchange Commission on November 26, 2007).

5.1	Opinion of K&L Gates LLP.
10.1	Form of Subscription Agreement (incorporated by reference from Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 15, 2009).
10.2
Registration Rights Agreement dated January 9, 2009 by and between the Registrant and the Stockholders (incorporated by reference from Exhibit 10.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 15, 2009).

10.3
Share and Warrant Cancellation Agreement dated January 9, 2009 by and between the Registrant and the Stockholders (incorporated by reference from Exhibit 10.3 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 15, 2009).

10.4
Promissory Note dated January 9, 2009 by and between SRKP 18, Inc. and WestPark Capital, Inc (incorporated by reference from Exhibit 10.4 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 15, 2009).

10.5
Form of 2008 Employment Agreement entered into with executive officers indicated in Schedule A attached to the Form of Agreement (translated to English) (incorporated by reference from Exhibit 10.5 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 15, 2009).

10.6
Patent License Agreement dated January 9, 2009 by and between Zhengzhou Shenyang Technology Company Limited and Zhong Bo (translated to English) (incorporated by reference from Exhibit 10.6 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 15, 2009).

10.7
House Lease Agreement dated August 29, 2007 by and between Zhengzhou Green City Advertisement Co., Ltd. and Zhengzhou Shenyang Technology Company Limited (translated to English) (incorporated by reference from Exhibit 10.7 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 15, 2009).

10.8
Accounts Receivable Financing Agreement dated January 4, 2008, as amended, by and between Zhengzhou Shenyang Technology Company Limited and Raiffeisen Zentralbank Oesterreich AG Beijing Branch (translated to English) (incorporated by reference from Exhibit 10.8 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 15, 2009).

10.9
Receivable Pledge Agreement dated January 4, 2008 by and between Zhengzhou Shenyang Technology Company Limited and Austria Central Cooperation Bank Beijing Branch (translated to English) (incorporated by reference from Exhibit 10.9 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 15, 2009).

10.10
Form of Common Stock Purchase Agreement dated January 14, 2009 (incorporated by reference from Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 21, 2009).

10.11
House Lease Agreement dated April 24, 2009 by and between Zhengzhou Zhong Xing Real Estate Co., Ltd. and Zhengzhou Shenyang Technology Company Limited (translated to English) (incorporated by reference from Exhibit 10.1 to the Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on June 12, 2009).

10.12	Value Added Service Cooperation Agreement dated March 19, 2009 by and between China Unicom Henan Branch and Zhengzhou Shenyang Technology Company Limited (translated to English).
10.13
Employment Agreement dated October 8, 2009 by and between the Registrant and John Chen, M.D. (incorporated by reference from Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on October 9, 2009).

10.14
Stock Option Agreement by and between the Registrant and John Chen, M.D. (incorporated by reference from Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on October 21, 2009).

10.15
Form of Stock Purchase Agreement by and between the Registrant and John Chen, M.D. (incorporated by reference from Exhibit 10.15 to the Registration Statement on Form S-1/A (File No. 333-160343) filed with the Securities and Exchange Commission on October 16, 2009).

10.16
GPS Device Supply and Terminal Service Agreement dated October 25, 2009 (incorporated by reference from Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 10, 2009).

21.1	List of Subsidiaries (incorporated by reference from Exhibit 21.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 15, 2009).
23.1	Consent of Kempisty & Company, Certified Public Accountants, P.C.
23.2	Consent of K&L Gates LLP (contained in Exhibit 5.1).
23.3	Consent of Han Kun Law Offices.
24.1	Power of Attorney (included on signature page).